CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
4.625% Senior Notes due 2029	$900,000,000	99.50%	$895,500,000	$109,080(1)
Guarantees(2)
Total	$900,000,000	99.50%	$895,500,000	$109,080(1)

(1)

The filing fee of $109,080 is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrants’ Registration Statement on Form S-3 (File Nos. 333-229103, 333-229103-01 and 333-229103-02).

(2)	In accordance with Rule 457(n), no separate fee is payable with respect to the Guarantees.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-229103

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 31, 2018)

$900,000,000

MPT OPERATING PARTNERSHIP, L.P.

MPT FINANCE CORPORATION

4.625% Senior Notes due 2029

Unconditionally Guaranteed by

Medical Properties Trust, Inc.

MPT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and MPT Finance Corporation, a Delaware corporation (“Finco” and, together with the Operating Partnership, the “Issuers”), are offering, as co-issuers, $900,000,000 aggregate principal amount of 4.625% senior notes due 2029 (the “Notes”). The Notes will mature on August 1, 2029. The Issuers will pay interest on the Notes semi-annually in arrears on February 1 and August 1 of each year. Interest will accrue on the Notes offered hereby from July 26, 2019 and the first interest payment date will be February 1, 2020.

This offering of Notes is being made to finance in part the previously announced pending investments in certain assets of Prospect Medical Holdings, Inc. and Watsonville Community Hospital as described in this prospectus supplement under “Prospectus Supplement Summary—Recent Developments—Pending Transactions” (the “Pending Investments”). This offering is not conditioned upon the completion of the Pending Investments, however, if (i) we do not complete the Prospect Medical Real Estate Acquisition (as defined in “Prospectus Supplement Summary—Recent Developments—Pending Transactions—Acquisition of Prospect Hospital Portfolio”) on or prior to 180 days after the closing date of this offering of Notes (the “Notes Closing Date”) or (ii) prior to 180 days after the Notes Closing Date, we determine not to consummate the Prospect Medical Real Estate Acquisition (each, a “Special Mandatory Redemption Trigger”), then the Issuers would be required to redeem all of the outstanding Notes (the “Special Mandatory Redemption”) at a redemption price equal to the aggregate initial offering price hereunder plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, up to, but excluding, the date of the special mandatory redemption (such date, the “Special Mandatory Redemption Date”). See “Description of Notes—Special Mandatory Redemption.”

The Issuers may redeem some or all of the Notes at any time on or after August 1, 2024 at the redemption prices set forth herein. In addition, at any time and from time to time prior to August 1, 2022, the Issuers may redeem up to 40% of the aggregate principal amount of the Notes using the net cash proceeds of certain equity offerings at a redemption price equal to 104.625%, plus accrued and unpaid interest up to, but excluding, the applicable redemption date. The Issuers may also redeem some or all of the Notes prior to August 1, 2024 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest up to, but excluding, the applicable redemption date plus a make-whole premium. The Issuers must offer to purchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest up to, but excluding, the purchase date, if we experience a change of control under certain circumstances.

The Notes will be the Issuers’ senior unsecured obligations and will be fully and unconditionally guaranteed (the “Guarantee”) by the Issuers’ parent company, Medical Properties Trust, Inc., a Maryland corporation (“Medical Properties” and, as guarantor of the Notes, the “Guarantor”). The Notes and the Guarantee will rank equally in right of payment with all of the Issuers’ and the Guarantor’s existing and future senior indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the Notes and the Guarantee. The Notes and the Guarantee will be effectively subordinated to all of the Issuers’ and the Guarantor’s secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes and the Guarantee will be structurally subordinated to all indebtedness and other liabilities of any of the Issuers’ subsidiaries and the Guarantor’s subsidiaries (other than the Issuers).

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

Investing in the Notes involves risks. See the risk factors set forth under the heading “Risk Factors” beginning on page S-18 of this prospectus supplement and beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein.

	Public offering price (1)	Underwriting discount (2)	Proceeds, before expenses, to the Issuers (1)
Per Note	99.50%	1%	98.50%
Total	$895,500,000	$9,000,000	$886,500,000

(1)	Plus accrued interest, if any, from July 26, 2019, if settlement occurs after that date.
(2)	See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the Notes to purchasers will be made on or about July 26, 2019, only in book-entry form through The Depository Trust Company for the account of its participants, including Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear System.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	J.P. Morgan
BBVA	Credit Agricole CIB	Goldman Sachs & Co. LLC
KeyBanc Capital Markets	MUFG	RBC Capital Markets
Stifel	SunTrust Robinson Humphrey	Wells Fargo Securities

Co-Managers

Credit Suisse	Scotiabank

Prospectus Supplement dated July 17, 2019.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire document, including this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference and any free writing prospectus that we authorize to be delivered to you. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell securities in one or more offerings.

This prospectus supplement and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. Please see “Cautionary Language Regarding Forward-Looking Statements” in this prospectus supplement and “Cautionary Language Regarding Forward-Looking Statements” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.” If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any authorized “free writing prospectus” are not an offer to sell or the solicitation of an offer to buy any securities other than the Notes, nor is this prospectus supplement, the accompanying prospectus or any authorized “free writing prospectus” an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any authorized “free writing prospectus” or information we previously filed with the SEC is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement:

•

the terms “we”, “us”, “our” and “Company” refer to MPT Operating Partnership, L.P., a Delaware limited partnership, its consolidated subsidiaries, together with Medical Properties Trust, LLC, a Delaware limited liability company and MPT Operating Partnership, L.P.’s sole general partner, and Medical Properties Trust, Inc., a Maryland corporation and the sole member of Medical Properties Trust, LLC, unless otherwise expressly stated or the context otherwise requires;

•	the term “MPT” or “Medical Properties” refers solely to Medical Properties Trust, Inc., unless otherwise expressly stated or the context otherwise requires;

•

the term “Operating Partnership” refers to MPT Operating Partnership, L.P., a Delaware limited partnership, of which Medical Properties Trust, LLC, a Delaware limited liability company and wholly-owned subsidiary of Medical Properties Trust, Inc., is the sole general partner;

•	the term “Finco” refers to MPT Finance Corporation, a Delaware corporation and a wholly owned subsidiary of the Operating Partnership; and

•	the term “Issuers” refers to the Operating Partnership and Finco, the co-Issuers of the Notes.

As of March 31, 2019, Medical Properties had a 99.9% equity ownership interest in the Operating Partnership.

S-ii

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, the accompanying prospectus, any documents we incorporate by reference herein and therein and in any free writing prospectus we authorize to be delivered to you constitute forward-looking statements within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to close the Pending Investments (see “Prospectus Supplement Summary—Recent Developments”) on the time schedule or terms described herein or at all;

•	our ability to acquire, develop and/or manage additional facilities in the United States, Europe, Australia or other foreign locations;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases and loans;

•	our ability to raise additional funds through offerings of debt and equity securities, joint venture arrangements and/or property disposals;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to service our debt and comply with all of our debt covenants;

•	our intended use of proceeds from this offering;

•	our ability to compete in the marketplace;

•	lease rates and interest rates;

•	market trends;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.

Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to the Notes offered hereby, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•

factors referenced in this prospectus supplement, including those set forth under the section captioned “Risk Factors” and factors referenced in the documents incorporated by reference into this prospectus supplement, including those set forth under the sections captioned “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in the combined Annual Report of Medical Properties and the Operating Partnership on Form 10-K for the year ended December 31, 2018 (“2018 Annual Report”) and the combined Quarterly Report of Medical Properties and the Operating Partnership on Form 10-Q for the three months ended March 31, 2019 (“First Quarter 10-Q”);

S-iii

•

the risk that a condition to closing under the agreements governing any or all of the transactions described in “Prospectus Supplement Summary—Recent Developments” (including the Pending Investments) that have not closed as of the date hereof may not be satisfied;

•	the possibility that the anticipated benefits from any or all of the transactions we enter into will take longer to realize than expected or will not be realized at all;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks;

•	acquisition and development risks;

•	potential environmental contingencies and other liabilities;

•	adverse developments affecting the financial health of one or more of our tenants, including insolvency;

•	other factors affecting the real estate industry generally or the healthcare real estate industry in particular;

•	our ability to maintain MPT’s status as a real estate investment trust (“REIT”) for federal and state income tax purposes;

•	our ability to attract and retain qualified personnel;

•	changes in foreign currency exchange rates;

•	changes in federal, state or local tax laws in the United States, Europe, Australia or other jurisdictions in which we may own healthcare facilities;

•	healthcare and other regulatory requirements of the United States, Europe, Australia and other foreign countries; and

•

the political, economic, business, real estate and other market conditions of the United States, Europe, Australia, and other foreign jurisdictions in which we may own healthcare facilities, which may have a negative effect on the following, among other things:

•	the financial condition of our tenants, our lenders, or institutions that hold our cash balances, which may expose us to increased risks of default by these parties;

•

our ability to obtain equity or debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities, refinance existing debt and our future interest expense; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis.

When we use the words “believe”, “expect”, “may”, “potential”, “anticipate”, “estimate”, “plan”, “will”, “could”, “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements. Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus supplement, the accompanying prospectus, any documents we incorporate by reference herein and therein or any free writing prospectus we authorize to be delivered to you to reflect future events or developments.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in the prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein. This summary does not contain all of the information that may be important to you or that you should consider before making an investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the information under the heading “Risk Factors”, the financial data and other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus we authorize to be delivered to you before making an investment decision.

Our Company

MPT is a self-advised REIT listed on the New York Stock Exchange focused on investing in and owning net-leased healthcare facilities across the United States and selectively in foreign jurisdictions. We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases, which require the tenant to bear most of the costs associated with the property. We also make mortgage loans to healthcare operators collateralized by their real estate assets. In addition, we selectively make loans to certain of our operators (most of which are made through our taxable REIT subsidiaries) for acquisition and working capital purposes. Finally, from time to time, we acquire a profits or other equity interest in our tenants that gives us a right to share in these tenants’ profits and losses.

As of March 31, 2019, our portfolio (including assets held in joint ventures) consisted of 276 properties leased or loaned to 29 operators, of which three were under development and 10 were in the form of mortgage loans. As of March 31, 2019, no single property accounted for more than 4% of our total assets. At March 31, 2019, all of our properties were located in the United States and Europe, and consisted of the following:

•	160 general acute care hospitals;

•	102 inpatient rehabilitation hospitals; and

•	14 long-term acute care hospitals.

We conduct substantially all of our business through the Operating Partnership. MPT has operated as a REIT since April 2004, and elected REIT status upon the filing of our federal income tax return for our taxable year that ended on December 31, 2004.

Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with the SEC that is incorporated by reference herein or therein. For additional information, see “Where You Can Find More Information” in the accompanying prospectus and “Incorporation by Reference” in this prospectus supplement and in the accompanying prospectus.

Recent Developments

Overview

In 2019 year-to-date, we have invested $1.4 billion in healthcare real estate and have definitive agreements in place to invest an additional $1.6 billion, bringing total invested or committed capital to $3.0 billion. The completed and committed acquisitions in year-to-date 2019 have a blended initial GAAP yield of approximately

8.2% per annum. We collectively refer to all of the investing transactions described below in this “Recent Developments” section, including our remaining commitments to fund approximately $0.1 billion in ongoing development, capital expenditures and other projects (of which approximately $76.6 million has been funded since March 31, 2019), as the “Recent Investments”.

We believe that these investments, the most recent among them described in further detail below, reinforce our business model and will enhance the size, diversity and quality of our healthcare portfolio by:

•

Executing Our Investment Strategies. We have previously described to MPT’s shareholders and investment analysts our plans to grow during 2019 and beyond. Upon successful completion of the Recent Investments, we will achieve the following:

•	Invested approximately $3.0 billion in hospital and real estate assets, increasing our total pro forma gross assets as of March 31, 2019 to approximately $12.6 billion;

•	Assumed existing or entered into new long-term net leases with a weighted-average GAAP rate between 7.5% and 8.5%;

•	Incrementally increased pro forma total revenues by $63.8 million for the first quarter of 2019; and

•	Positioned us to continue to identify additional hospital acquisition opportunities in the United States, Europe and Australia.

•

Reducing Concentration. Upon completion of the Recent Investments, no single property in our portfolio will be more than 3% of our total pro forma gross assets. In addition, our exposure to Steward Health Care System LLC (“Steward”), our largest tenant, will be reduced to 30.3% of total pro forma gross assets from 37.9% as of March 31, 2019, and the combined concentration of our two largest tenants will be reduced to 42.6% of total pro forma gross assets from 49.1% as of March 31, 2019.

•

Establishing New Operator Relationships. The Recent Investments have added and will add new tenants to our portfolio of operators, each having characteristics that we believe strengthen our overall portfolio and potentially lead to future growth. In addition to Healthscope, Infracore and BMI Healthcare, we are adding the following operators to our portfolio:

•

Prospect Medical Holdings, Inc. and certain of its affiliates (collectively, “Prospect”) operate hospitals in communities where populations depend on higher levels of state-based reimbursement than others in our portfolio. We believe Prospect has created an effective strategy to successfully and profitably operate in these markets. Hospitals that are able to provide effective care to populations with these characteristics are critical to the overall healthcare infrastructure in their broader market areas. As described in further detail below, we are investing in 14 acute care hospitals and two behavioral health facilities operated by Prospect.

•

Halsen Healthcare is a newly-established operator, with an experienced executive team comprised of former executives from Tenet Healthcare Corporation, Community Health Systems, Inc., and HCA Healthcare, Inc. We are investing in Watsonville Community Hospital, a 106-bed hospital in Watsonville, California, south of San Jose, operated by Halsen Healthcare. Our investment will help preserve a critical community asset, and we anticipate that Halsen Healthcare will grow its hospital portfolio over time, creating additional investment opportunities for us.

•

Saint Luke’s Health System (“SLHS”) is a 136-year old faith-based, not-for-profit healthcare operator based in Kansas City, Missouri with 18 hospitals and 16 other facilities in the Kansas City region. SLHS employs over 8,600 people across the Kansas City metropolitan area and is investment grade-rated by Moody’s (A1) and S&P (A+). As described below, we have invested in seven high quality, new construction community hospitals completed in the last two years, with each facility having eight inpatient beds. Similar to our existing CommonSpirit Health (formerly Dignity Healthcare), UCHealth and Ochsner Health System relationships, the SLHS transaction demonstrates the rapidly growing trend for leading operators of not-for-profit healthcare systems to use long-term lease capital for their real estate needs.

•

Improving Diversification. Upon completion, the Recent Investments will improve our geographical diversification to 30 U.S. states from 29 U.S. states at March 31, 2019. In addition, general acute care facilities will increase to 86.8% as a percentage of our U.S. portfolio and to 79.0% as a percentage of our total portfolio on a total pro forma gross assets basis as of March 31, 2019.

The following charts show our gross asset composition, pro forma as of March 31, 2019, after giving effect to the Recent Investments discussed in this “Recent Developments” section.

•

Achieving Greater Scale. As of March 31, 2019, pro forma for the Recent Investments, our total gross assets were approximately $12.6 billion. The Recent Investments add 50 hospital facilities and approximately 5,600 beds to our healthcare portfolio, which increases the total number of facilities to 326 and more than 37,500 beds.

•

Extending our Lease and Mortgage Loan Maturity Schedule. The Recent Investments extend our overall weighted average lease and mortgage loan expiration to 13 years, pro forma as of March 31, 2019. Pro forma for the Recent Investments, as of March 31, 2019, approximately 75.7% of the total annualized rent/interest of our portfolio has lease and mortgage loan expirations beyond 2029, with average annual lease and mortgage loan maturities of approximately 2.2% per annum through 2029.

Pending Investments

Acquisition of Prospect Hospital Portfolio

On July 10, 2019, we entered into definitive agreements pursuant to which we will invest in a portfolio of 14 acute care hospitals and two behavioral health facilities currently owned and operated by Prospect for a combined purchase price of approximately $1.55 billion.

Under the terms of the agreements, subsidiaries of the Operating Partnership will acquire from Prospect all of its interests in the real estate of 11 acute care hospitals and two behavioral health facilities for an aggregate purchase price of approximately $1.4 billion (the “Prospect Medical Real Estate Acquisition”). Such hospitals and facilities will then be leased back to Prospect under two separate master leases. In addition, (i) a subsidiary of the Operating Partnership will make a mortgage loan in the amount of approximately $51.3 million, secured by a first mortgage on an acute care hospital, and (ii) a subsidiary of our taxable REIT subsidiary will make a term loan of approximately $112.9 million, which will mature upon the earlier of three years or the satisfaction of certain conditions. After the maturity of the term loan and upon the satisfaction of certain conditions, other subsidiaries of the Operating Partnership will acquire from Prospect all of its interests in the real estate of two additional acute care hospitals, which real estate will be added to one of the master leases. The master leases, mortgage loan and term loan will be cross-defaulted and cross-collateralized. The master leases and mortgage loan have substantially similar terms, with a 15-year fixed term subject to three extension options, plus annual increases at the greater of CPI or 2%, with a cap of 4%.

The table below sets forth pertinent details with respect to the hospitals and behavioral health facilities in the Prospect portfolio:

Hospital	City	State	Form of Investment	Hospital Type	Licensed Beds
Southern CA Hospital at Hollywood	Los Angeles	California	Fee Simple	Acute	100
Southern CA Hospital at Van Nuys	Van Nuys	California	Fee Simple	Behavioral	57
Southern CA Hospital at Culver City	Culver City	California	Fee Simple	Acute	420
Los Angeles Community Hospital at Norwalk	Norwalk	California	Fee Simple	Acute	50
Los Angeles Community Hospital	Los Angeles	California	Fee Simple	Acute	129
Los Angeles Community Hospital at Bellflower	Bellflower	California	Fee Simple	Behavioral	144
Foothill Regional Medical Center	Tustin	California	Mortgage Loan	Acute	177
Manchester Memorial Hospital	Manchester	Connecticut	Fee Simple	Acute	249
Rockville General Hospital	Vernon	Connecticut	Fee Simple	Acute	102
Waterbury Hospital	Waterbury	Connecticut	Fee Simple	Acute	357
Crozer-Chester Medical Center	Upland	Pennsylvania	Fee Simple	Acute	300
Springfield Hospital	Springfield	Pennsylvania	Fee Simple	Acute	25
Taylor Hospital	Ridley Park	Pennsylvania	Fee Simple	Acute	105
Delaware County Memorial Hospital	Drexel Hill	Pennsylvania	Fee Simple	Acute	168

Total Licensed Beds*					2,383

*	Excludes two properties subject to a delayed closing depending upon satisfaction of certain conditions.

The agreements provide for the potential for a future purchase price adjustment of up to an additional $250.0 million, based on achievement of certain performance thresholds over a three-year period; any such adjustment will be added to the lease base upon which we will earn a return in accordance with the master leases.

Subject to customary closing conditions, we expect to consummate the Prospect investment in the second half of 2019 with respect to all of the real estate other than two properties subject to a delayed closing. However, we cannot assure you that we will successfully complete the Prospect investment on the terms described herein or at all.

Acquisition of Watsonville Community Hospital

On May 31, 2019, we entered into definitive agreements to acquire the real estate of Watsonville Community Hospital in Watsonville, California for $40.0 million. The 106-bed Watsonville Community Hospital serves California’s central coastal area and will be operated by Halsen Healthcare pursuant to a 15-year lease and three five-year extension options, with annual increases at the greater of CPI or 2% and a cap of 5%. In addition, we are providing a $15.0 million working capital loan to Halsen Healthcare with an interest rate similar to the lease rate. Subject to customary closing conditions, we expect to close and fund this acquisition in the third quarter of 2019.

We intend to finance the closing of the Prospect and Watsonville investments (the “Pending Investments”) with a portion of the net proceeds from this offering and the 2019 Common Stock Offering (as defined in “—Recent Financing Transactions”). See “—Recent Financing Transactions”. This offering is not conditioned upon the completion of the Pending Investments, in whole or in part.

Completed Transactions

Acquisition of Saint Luke’s Community Hospitals Portfolio

On June 10, 2019, we acquired seven community hospitals in Kansas, known as the Saint Luke’s Community Hospitals, for approximately $145.4 million. The properties are leased to an affiliate of SLHS pursuant to seven individual in-place leases with an average remaining lease term of approximately 14 years. The leases provide for fixed escalations every five years, and two five-year extension options. All seven hospitals were constructed in either 2018 or 2019, and the leases are guaranteed by SLHS. We funded the SLHS acquisition using cash on hand.

The table below sets forth pertinent details with respect to the hospitals in the SLHS portfolio:

Hospital	City	State	Hospital Type	Licensed Beds
Saint Luke’s Community Hospital—Parallel Parkway	Kansas City	Kansas	Acute	8
Saint Luke’s Community Hospital—Roeland Park	Roeland Park	Kansas	Acute	8
Saint Luke’s Community Hospital—Shawnee	Shawnee	Kansas	Acute	8
Saint Luke’s Community Hospital—Overland Park North	Overland Park	Kansas	Acute	8
Saint Luke’s Community Hospital—Olathe	Olathe	Kansas	Acute	8
Saint Luke’s Community Hospital—Leawood	Leawood	Kansas	Acute	8
Saint Luke’s Community Hospital—Overland Park South	Overland Park	Kansas	Acute	8

Total Licensed Beds				56

Acquisition of Healthscope Hospital Portfolio

On June 6, 2019, we acquired 11 hospitals in Australia for a purchase price of approximately AUD$1.2 billion (approximately $858 million) plus stamp duties and registration fees of $47.6 million. The properties are leased to Healthscope, Ltd. (“Healthscope”) pursuant to master lease agreements that have an average initial term of 20 years with annual fixed escalations of 2.5% and multiple extension options. Healthscope was acquired in a simultaneous transaction by Brookfield Business Partners L.P. and certain of its institutional partners.

The table below sets forth pertinent details with respect to the hospitals that were acquired in the Healthscope portfolio:

Hospital	City	State	Hospital Type	Licensed Beds
Knox Private Hospital	Wantirna	Victoria	Acute	359
Mount Hospital	Perth	Western Australia	Acute	224
Nepean Private Hospital	Kingswood	New South Wales	Acute	109
Northpark Private Hospital	Bundoora	Victoria	Acute	144
Sydney Southwest Private Hospital	Liverpool	New South Wales	Acute	87
Campbelltown Private Hospital	Campbelltown	New South Wales	Acute	82
Sunnybank Private Hospital	Sunnybank	Queensland	Acute	122
Ringwood Private Hospital	Ringwood	Victoria	Acute	75
Pine Rivers Private Hospital	Strathpine	Queensland	Psychiatric	81
The Geelong Clinic	St Albans Park	Victoria	Psychiatric	52
The Victorian Rehabilitation Centre	Glen Waverley	Victoria	Rehabilitation	143

Total Licensed Beds				1,478

We financed the full price of the Healthscope acquisition using an unsecured five-year term, AUD-denominated loan with a syndicate of banks, as described in further detail below under “—Recent Financing Transactions”, and cash on hand.

Acquisition of Interest in Infracore Portfolio

On May 27, 2019, we invested in a portfolio of 13 acute care campuses and two additional properties in Switzerland for an aggregate purchase price of approximately $236.5 million. The investment was effected through our purchase of a 46% stake in a Swiss healthcare real estate company, Infracore SA, from the previous majority shareholder, Aevis Victoria SA (“Aevis”). The facilities are leased to Swiss Medical Network, a wholly- owned Aevis subsidiary and the second largest private hospital chain in Switzerland, pursuant to leases with an average 23-year remaining term subject to annual escalation provisions. We are accounting for our 46% interest in this joint venture under the equity method. Additionally, we purchased a 4.9% stake in Aevis for approximately $46 million on June 28, 2019. We funded these investments with cash on hand.

Other Activities

On April 12, 2019, we acquired a 150-bed acute care hospital in Big Spring, Texas for a purchase price of $26.0 million. The property is leased to Steward under our existing master lease with Steward. We funded this investment with cash on hand.

On April 3, 2019, we acquired a 38-bed acute care hospital in Poole, England for a purchase price of approximately £34.5 million ($45 million). The property, known as BMI Harbour Hospital, is leased to BMI Healthcare pursuant to an in-place lease with approximately 14 years remaining on its term and fixed 2.5% annual escalators. We funded this investment with cash on hand.

During the second quarter of 2019, we sold two ancillary properties for $3.5 million, which approximated their net book value.

As noted previously, we have remaining commitments to fund approximately $0.1 billion in ongoing development, capital expenditures and other projects, including the following:

In April 2017, we completed the acquisition of the long leasehold interest of a development site in Birmingham, England from the Circle Health Group (“Circle”) (the tenant of our existing site in Bath, England) for a purchase price of £2.7 million. Simultaneously with the acquisition, we entered into contracts with the property landlord and Circle committing us to construct an acute care hospital on the site and have subsequently added a rehabilitation facility to the development. Our total development costs for both facilities are anticipated to be approximately £50 million (approximately $66 million). Approximately $23 million was left to fund as of March 31, 2019, of which approximately $4.6 million was funded since March 31, 2019. Circle is contracted to enter into a lease of the hospital following completion of construction for an initial 15-year term with rent to be calculated based on our total development costs. We expect rent on the facilities to commence during the third quarter of 2019.

On December 19, 2017, we entered into an agreement to finance the development of and lease an acute care hospital in Idaho Falls, Idaho, for $113.5 million. At March 31, 2019, approximately $64 million was left to fund, of which $14.5 million has been funded since March 31, 2019. Upon completion, which is expected during the first quarter of 2020, this facility will be leased to Surgery Partners, Inc. pursuant to a long-term lease.

Recent Financing Transactions

2019 Common Stock Offering

On July 15, 2019, MPT priced an underwritten public offering of 45 million shares of common stock and on July 16, 2019, the underwriters in the offering exercised their option to purchase up to an additional 6.75 million shares of common stock in full (the “2019 Common Stock Offering”). The 2019 Common Stock Offering is expected to close on July 18, 2019, subject to customary closing conditions. MPT estimates that the net proceeds from the offering, after the exercise in full of the underwriters’ option to purchase additional shares and after underwriting discounts and commissions and estimated offering expenses, will be approximately $858.1 million. MPT intends to contribute the net proceeds from the 2019 Common Stock Offering to the Operating Partnership in exchange for common units of partnership interest in the Operating Partnership. The Operating Partnership intends to use a portion of the net proceeds from the 2019 Common Stock Offering to fund, in part, the cash purchase price payable by us in connection with the Pending Investments. The 2019 Common Stock Offering is not conditioned upon the successful closing of the Pending Investments, in whole or in part.

Bridge Loan Facility

On July 10, 2019, we received a commitment to provide a senior unsecured bridge loan facility in an original principal amount of $1.55 billion to fund our investment in the Prospect portfolio, if necessary, pursuant to a commitment letter from Barclays Bank PLC. The aggregate commitments under the commitment letter for the bridge facility will be permanently reduced dollar-for-dollar by the net proceeds from the 2019 Common Stock Offering and this offering. We anticipate that upon closing of the 2019 Common Stock Offering and this offering, there will be no commitments under the Bridge Loan Facility and it will terminate in accordance with its terms. We will pay certain customary fees in connection with the bridge facility. The bridge facility, if funded, will mature 364 days after the funding thereunder and the closing date of the Prospect portfolio investment. The funding of the bridge facility is contingent on the satisfaction of customary conditions, including, but not limited to the execution and delivery of definitive documentation and the consummation of the Prospect portfolio investment as described above. We cannot assure you that we will be able to successfully borrow under the bridge facility on the terms described herein or at all.

Australian Term Loan Facility

On May 23, 2019, we entered into an AUD$1.2 billion term loan facility agreement with Bank of America, N.A., as administrative agent, and several lenders from time to time are parties thereto (the “Australian Credit Agreement”). We used the proceeds under the new facility to finance our acquisition of the Healthscope portfolio as described above. The interest rate under the term loan is adjustable based on a pricing grid from 0.85% to 1.65%, dependent on our current senior unsecured credit rating. In June 2019, we entered into an interest rate swap transaction to fix the Bank Bill Swap Reference Bid Rate to approximately 1.20% for the duration of the loan. The current applicable margin for the pricing grid (which can vary based on the Company’s credit rating) is 1.25% for an all-in fixed rate of 2.45%. We paid approximately $8.0 million in one-time structuring and underwriting fees associated with this term loan facility.

Sales under At-the-Market Program

Since March 31, 2019, we have sold 2.5 million units associated with a similar amount of shares of common stock sold by MPT under its “at-the-market” offering program, generating approximately $45 million of net proceeds.

We collectively refer to the Recent Investments and the recent financing transactions described in this section as the “Transactions”.

The Offering

The offering terms are summarized below solely for your convenience. This summary is not a complete description of the Notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the Notes, see “Description of Notes” in this prospectus supplement. For purposes of this section entitled “—The Offering” and the “Description of Notes,” references to “we,” “us” and “our” refer only to MPT Operating Partnership, L.P. and MPT Finance Corporation, the Issuers of the Notes, and not to their subsidiaries or any other entity, including the Guarantor.

Issuers	MPT Operating Partnership, L.P. and MPT Finance Corporation, as co-issuers.

Guarantor	Medical Properties Trust, Inc.

Securities Offered	$900,000,000 aggregate principal amount of 4.625% senior notes due 2029.

Offering Price	99.50% plus accrued interest, if any, from July 26, 2019.

Maturity Date	The Notes will mature on August 1, 2029.

Interest	The Notes will accrue interest at a rate of 4.625% per year, from July 26, 2019, until maturity or earlier redemption or repurchase.

Interest Payment Dates	February 1 and August 1 of each year, commencing on February 1, 2020.

Special Mandatory Redemption	This offering of Notes is being made to finance in part the previously announced Pending Investments as described in this prospectus supplement under “Prospectus Supplement Summary—Recent Developments—Pending Transactions.” This offering is not conditioned upon the completion of the Pending Investments (on the terms described herein or at all), however, if (i) we do not complete the Prospect Medical Real Estate Acquisition (as such transaction may be modified or amended) on or prior to 180 days after the Notes Closing Date or (ii) prior to 180 days after the Notes Closing Date, we determine not to consummate the Prospect Medical Real Estate Acquisition (as such transaction may be modified or amended) (each, a “Special Mandatory Redemption Trigger”), then we would be required to redeem all of the outstanding Notes at a redemption price equal to the aggregate initial offering price hereunder plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, up to, but excluding, the Special Mandatory Redemption Date. There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of the holders of the Notes. The form and terms of the Prospect Medical Real Estate Acquisition may be modified or amended without the consent of the holders of the Notes offered hereby and any such modification or amendment would not constitute a Special Mandatory Redemption Trigger. See “Description of Notes—Special Mandatory Redemption.”

Optional Redemption	We may redeem some or all of the Notes at any time on or after August 1, 2024 at the redemption prices set forth in “Description of Notes—Optional Redemption.” We may also redeem up to 40% of the aggregate principal amount of the Notes using the net cash proceeds from certain equity offerings completed before August 1, 2022 at a redemption price equal to 104.625% of the principal amount thereof plus accrued and unpaid interest up to, but excluding, the applicable redemption date. In addition, we may redeem some or all the Notes prior to August 1, 2024 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest up to, but excluding, the applicable redemption date and a make-whole premium. See “Description of Notes—Optional Redemption.”.

Change of Control Triggering Event; Certain Asset Sales	If a Change of Control Triggering Event (as defined in “Description of Notes—Certain Definitions”) occurs, the Issuers will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to, but excluding, the purchase date under certain circumstances. See “Description of Notes—Certain Covenants—Repurchase of Notes upon a Change of Control and Ratings Decline.” If the Operating Partnership or any of its restricted subsidiaries sell assets, under certain circumstances the Issuers will be required to make an offer to purchase the Notes at a price equal to 100% of the principal amount, plus accrued interest and unpaid interest, if any, up to, but excluding, the purchase date. See “Description of Notes—Certain Covenants—Limitation on Asset Sales.”

Guarantee	The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Medical Properties and any of our U.S. domestic restricted subsidiaries that borrows under or guarantees borrowings under our U.S. Credit Agreement (as defined in “Description of Notes—Certain Definitions”) in the future. The Notes offered hereby will not be guaranteed by any of our subsidiaries on the date of issuance.

Ranking

The Notes and Medical Properties’ guarantee of the Notes will be the Issuers’ and Medical Properties’ general senior unsecured obligations, will rank equal in right of payment with such entities’ existing and future senior indebtedness, including borrowings under our U.S. Credit Agreement and our Australian Credit Agreement (together, our “Senior Credit Facilities”) and our existing debt securities and will rank senior in right of payment to all of such entities’ future subordinated indebtedness; however, the Notes and the Guarantee will be effectively subordinated to all of the Issuers’ and Medical Properties’ secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes and the Guarantee will also be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including MPT Australia Realty Trust’s borrowings under the Australian Credit Agreement, with respect to the assets of such subsidiaries.

As of March 31, 2019, after giving effect to the Transactions that have not closed and/or funded as of such date, the issuance of the Notes offered hereby and the use of proceeds therefrom as described in “Use of Proceeds,” the Issuers and Medical Properties would have had $5.8 billion of indebtedness (none of which would have been secured indebtedness) and the Issuers’ subsidiaries, none of which will guarantee the Notes on the date of issuance, would have had no indebtedness, other than MPT Australia Realty Trust’s borrowings under the Australian Credit Agreement, all of which indebtedness is included in the Issuers’ and MPT’s indebtedness.

In addition, as of March 31, 2019, after giving effect to the Transactions that have not closed and/or funded as of such date, this offering of Notes and the use of proceeds therefrom as described in “Use of Proceeds,” we would have had $41 million of borrowings outstanding under our U.S. Credit Agreement and $1.26 billion of availability under the revolving credit facility portion of our U.S. Credit Agreement.

Certain Covenants	The indenture governing the Notes will restrict the Issuers’ ability and the ability of their restricted subsidiaries to, among other things:

•	incur debt;

•	pay dividends and make distributions;

•	create liens;

•	enter into transactions with affiliates; and

•	merge, consolidate or transfer all or substantially all of their assets.

The indenture governing the Notes will also require the Issuers and their restricted subsidiaries to maintain total unencumbered assets of at least 150% of our collective unsecured debt.

These covenants are subject to important exceptions and qualifications. See “Description of Notes—Certain Covenants.” In addition, the indenture governing the Notes will provide that if the Notes have both (1) a rating of “Baa3” or higher from Moody’s Investors Service, Inc. (“Moody’s”), and (2) a rating of “BBB-” or higher from Standard & Poor’s Ratings Services (“S&P”), several material covenants included in the indenture will be suspended or become more lenient, as the case may be, if the Issuers provide notice of such ratings to the trustee, until such time as the Notes are no longer rated investment grade by both such rating agencies. See “Description of Notes—Certain Covenants—Suspension of Covenants.”

No Public Market	The Notes will be new securities for which there is currently no established trading market. The underwriters have advised us that they intend to make a market in the Notes. The underwriters are not obligated, however, to make a market in the Notes, and any such market-making may be discontinued by the underwriters in their discretion at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. See “Underwriting.”

Book-Entry Form	The Notes will be issued in book-entry only form and will be represented by one or more permanent global notes deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in the global certificates representing the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated Notes, except in limited circumstances.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $885.0 million, after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use a portion of the net proceeds from this offering and the 2019 Common Stock Offering to finance the closing of the Pending Investments and the remaining net proceeds for general corporate purposes.

As described above, if a Special Mandatory Redemption Trigger occurs, we would be required to redeem all of the outstanding Notes at a redemption price equal to the aggregate initial offering price hereunder plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, up to, but excluding, the Special Mandatory Redemption Date.

Pending such use of the net proceeds from the Offerings, the Operating Partnership intends to invest the net proceeds in short-term interest-bearing securities. See “Use of Proceeds”.

See “Use of Proceeds.”

Trustee	Wilmington Trust, National Association.

Governing Law	New York.

Risk Factors	Investment in the Notes involves risk. You should carefully consider the information under the section entitled “Risk Factors” and all other information included and incorporated by reference in this prospectus supplement before investing in the Notes.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The summary historical consolidated financial data presented below as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 has been derived from the Operating Partnership’s audited consolidated financial statements and accompanying notes appearing in our 2018 Annual Report, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary historical consolidated financial data as of March 31, 2019 and for the three months ended March 31, 2019 and 2018 has been derived from the Operating Partnership’s unaudited consolidated historical financial statements and accompanying notes appearing in our 2019 First Quarter 10-Q, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. These unaudited consolidated financial statements have been prepared on a basis consistent with the Operating Partnership’s audited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Historical results are not necessarily indicative of the results to be expected in the future.

As of March 31, 2019, Medical Properties had a 99.9% equity ownership interest in the Operating Partnership. Medical Properties has no significant operations other than as the sole member of its wholly owned subsidiary, Medical Properties Trust, LLC, which is the sole general partner of the Operating Partnership, and no material assets, other than its direct and indirect investment in the Operating Partnership. There is no significant difference between the Operating Partnership’s net income and Medical Properties’ net income.

The summary unaudited pro forma consolidated financial data is based on the Operating Partnership’s unaudited historical consolidated financial statements included in our 2019 First Quarter 10-Q, which is incorporated by reference herein, after giving effect to the Transactions, the issuance of the Notes offered hereby and the intended application of the proceeds from this offering as described under “Use of Proceeds”. The summary unaudited pro forma condensed consolidated information presented below gives effect to the Transactions, the issuance of the Notes offered hereby and the application of the intended use of proceeds as if they occurred on March 31, 2019 for the pro forma balance sheet data and on January 1, 2019 for all other pro forma data.

The unaudited pro forma consolidated financial data adjusts the historical financial information to give effect to pro forma events that are directly attributable to the Transactions, the issuance of the Notes offered hereby and the intended application of the proceeds from this offering as described under “Use of Proceeds,” are factually supportable and, in the case of the pro forma statements of operations, have a recurring impact. The pro forma adjustments are preliminary, and the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transactions taken place on the dates noted, or the future financial position or operating results of our company. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.

You should read the following summary historical and pro forma consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Operating Partnership’s audited and unaudited consolidated financial statements and accompanying notes included in our 2018 Annual Report and our 2019 First Quarter 10-Q, each of which is incorporated by reference herein. See “Where You Can Find More Information” in the accompanying prospectus and “Incorporation by Reference” in this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,		Pro Forma Three Months Ended March 31, 2019
In thousands	2018	2017	2016	2019	2018
Operating Data
Total revenues	$784,522	$704,745	$541,137	$180,454	$205,046	$244,253
Interest expense	(223,274)	(176,954)	(159,597)	(50,551)	(57,023)	(67,643)
Real estate depreciation and amortization expense	(133,083)	(125,106)	(94,374)	(33,352)	(35,802)	(40,536)
Property-related and general and administrative expenses	(89,323)	(64,410)	(51,623)	(26,517)	(20,002)	(25,955)
Acquisition expenses	(917)	(29,645)	(46,273)	—	—	—
Gain on sale of real estate, net	719,392	7,431	61,224	—	1,467	—
Impairment charges	(48,007)	—	(7,229)	—	—	—
Other income (expense)	10,094	10,432	(1,619)	3,924	(1,468)	5,183
Debt refinancing costs	—	(32,574)	(22,539)	—	—	—
Income tax (expense) benefit	(927)	(2,681)	6,830	2,333	(1,175)	881

Net income	1,018,477	291,238	225,937	76,291	91,043	116,183
Net income attributable to non-controlling interests	(1,792)	(1,445)	(889)	(469)	(442)	(469)

Net income attributable to MPT Operating Partnership L.P. partners	$1,016,685	$289,793	$225,048	$75,822	$90,601	$115,714

	As of December 31,		As of March 31, 2019	Pro Forma as of March 31, 2019
In thousands	2018	2017
Balance Sheet Data
Real estate assets—at cost	$5,952,512	$6,642,947	$6,078,639	$8,726,002
Real estate accumulated depreciation / amortization	(464,984)	(455,712)	(498,915)	(498,141)
Mortgage loans	1,213,322	1,778,316	1,214,780	1,267,354
Cash and cash equivalents	820,868	171,472	995,548	505,000
Equity investments	520,058	288,398	506,123	793,937
Other loans	373,198	150,209	365,402	523,339
Other assets	428,669	444,658	569,876	532,190

Total assets	$8,843,643	$9,020,288	$9,231,453	$11,849,681

Debt, net	$4,037,389	$4,898,667	$4,023,568	$5,755,447
Other liabilities	244,926	286,026	317,019	303,739
Total capital	4,561,328	3,835,595	4,890,866	5,790,495

Total liabilities and capital	$8,843,643	$9,020,288	$9,231,453	$11,849,681

Pro Forma Total Gross Assets

(Unaudited)

In thousands	March 31, 2019
Total Assets	$9,231,453
Add:
Completed investments since March 31, 2019 and committed acquisitions and developments discussed in “Prospectus Supplement Summary-Recent Developments”	3,108,777
Accumulated depreciation and amortization	498,915
Incremental gross assets of our joint ventures (1)	540,542
Less:
Cash and cash equivalents	(745,548)

Pro Forma Total Gross Assets (2)	$12,634,139

	Year Ended December 31,			Three Months Ended March 31,	Pro Forma Three Months Ended March 31,
In thousands	2018	2017	2016	2019	2019
Other Data
EBITDA (3)	$1,391,234	$634,149	$499,737	$163,082	$230,186
Adjusted EBITDA (3)	755,876	671,652	508,375	174,252	241,356
Last Quarter Annualized (“LQA”) Adjusted EBITDA (3)					$965,424

Cash paid for acquisitions and other related investments	$666,548	$2,246,788	$1,489,147	$6,492	$—

(1)	Adjustment needed to reflect our share of our joint ventures’ gross assets including our recent investment in Infracore.
(2)

Pro forma total gross assets is total assets as of March 31, 2019 before accumulated depreciation/amortization, includes acquisitions completed since March 31, 2019 and assumes committed acquisitions and developments discussed in “Prospectus Supplement Summary—Recent Developments” are fully funded, and assumes cash on hand is used in these transactions. We believe pro forma total gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our binding commitments close and our other commitments are fully funded.

(3)

We believe that the Operating Partnership’s earnings before interest expense (including unutilized financing fees/debt refinancing costs), income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, pro forma EBITDA, pro forma Adjusted EBITDA and pro forma LQA Adjusted EBITDA are useful supplemental measures of our operating performance. Adjusted EBITDA is EBITDA adjusted to eliminate the impact of gains and losses on asset sales, write-offs of straight line rent, impairment charges, acquisition costs and non-cash stock compensation expense. Pro forma EBITDA is EBITDA after giving pro forma effect to the Transactions, the issuance of the Notes offered hereby and the intended application of the proceeds from this offering as described under “Use of Proceeds” as if they occurred on January 1, 2019. Pro forma Adjusted EBITDA is Adjusted EBITDA after giving pro forma effect to the Transactions, the issuance of the Notes offered hereby and the intended application of the proceeds from this offering as described under “Use of Proceeds” as if they occurred on January 1, 2019. Pro forma LQA Adjusted EBITDA is the Operating Partnership’s pro forma Adjusted EBITDA for the three months ended March 31, 2019, annualized. We believe EBITDA, Adjusted EBITDA, pro forma EBITDA, pro forma Adjusted

EBITDA and pro forma LQA Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of the operating performance of REITs and REITs’ ability to service debt. Because EBITDA, Adjusted EBITDA, pro forma EBITDA, pro forma Adjusted EBITDA and pro forma LQA Adjusted EBITDA are calculated before recurring cash charges including interest expense and income taxes, exclude capitalized costs, such as leasing commissions, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utility as measures of the Operating Partnership’s performance is limited. In evaluating EBITDA, Adjusted EBITDA, pro forma EBITDA, pro forma Adjusted EBITDA and pro forma LQA Adjusted EBITDA, you should be aware that in the future we may incur charges, costs and expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of EBITDA, Adjusted EBITDA, pro forma EBITDA, pro forma Adjusted EBITDA and pro forma LQA Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Accordingly, EBITDA, Adjusted EBITDA, pro forma EBITDA, pro forma Adjusted EBITDA and pro forma LQA Adjusted EBITDA should be considered only as supplements to net income (computed in accordance with U.S. GAAP) as a measure of the Operating Partnership’s financial performance. Other REITs may calculate EBITDA, Adjusted EBITDA and related measures and statistics differently than the Operating Partnership does; accordingly, the Operating Partnership’s EBITDA, Adjusted EBITDA, pro forma EBITDA, pro forma Adjusted EBITDA and pro forma LQA Adjusted EBITDA may not be comparable to the corresponding metrics used by other REITs. EBITDA, Adjusted EBITDA, pro forma EBITDA, pro forma Adjusted EBITDA and pro forma LQA Adjusted EBITDA as described above are not calculated on the same basis as “Consolidated EBITDA” will be calculated under the indenture governing the Notes. For a description of how “Consolidated EBITDA” will be calculated under the indenture governing the Notes, see “Description of Notes—Certain Definitions.”

The following table shows the reconciliation of EBITDA and Adjusted EBITDA to net income attributable to MPT Operating Partnership L.P. partners and the reconciliation of pro forma EBITDA, pro forma Adjusted EBITDA and pro forma LQA Adjusted EBITDA to pro forma net income attributable to MPT Operating Partnership L.P. partners:

	Year Ended December 31,			Three Months Ended March 31,	Pro Forma Three Months Ended March 31,
In thousands	2018	2017	2016	2019	2019
Net income attributable to MPT Operating Partnership L.P. partners	$1,016,685	$289,793	$225,048	$75,822	$115,714
Interest expense (including unutilized financing fees/debt refinancing costs)	223,077	209,528	182,136	50,302	67,395
Income taxes	1,684	2,681	(6,830)	(1,887)	(435)
Depreciation and amortization	149,788	132,147	99,383	38,845	47,512

EBITDA	$1,391,234	$634,149	$499,737	$163,082	$230,186
Loss (gain) on sale of real estate and other dispositions, net	(719,392)	(7,431)	(61,224)	—	—
Write-off of straight-line rent and other	17,450	5,340	3,063	4,455	4,455
Impairment charge	48,007	—	7,229	—	—
Acquisition costs	2,072	29,645	51,628	—	—
Non-cash stock compensation expense	16,505	9,949	7,942	6,715	6,715

Adjusted EBITDA	$755,876	$671,652	$508,375	$174,252	$241,356

LQA Adjusted EBITDA					$965,424

*	Certain line items above (such as depreciation and amortization) include our share of such income and expense from unconsolidated joint ventures.

RISK FACTORS

An investment in the Notes involves various risks, including those set forth below as well as the risk factors included in our 2018 Annual Report, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider these risk factors, together with the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in the Notes. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations. These risks could materially adversely affect, among other things, our business, financial condition or results of operations, and could cause the trading price of the Notes to decline, resulting in the loss of all or part of your investment.

Risks Related to Our Business and the Pending Investments

If a Special Mandatory Redemption Trigger occurs, we would be required to redeem all of the outstanding Notes. If this occurs, you may realize a lower return on your investment than if all of the Notes had been held through maturity.

This offering is not conditioned upon the completion of the Pending Investments (on the terms described herein or at all), however, if (i) we do not complete the Prospect Medical Real Estate Acquisition (as such transaction may be modified or amended) on or prior to 180 days after the Notes Closing Date, or (ii) prior to 180 days after the Notes Closing Date, we determine not to consummate the Pending Investments (as such transaction may be modified or amended), then we would be required to redeem all of the outstanding Notes at a redemption price equal to the aggregate initial offering price hereunder plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, up to, but excluding, the Special Mandatory Redemption Date. The form and terms of the Prospect Medical Real Estate Acquisition may be modified or amended without the consent of the holders of the Notes and any such modification or amendment would not constitute a Special Mandatory Redemption Trigger. See “Description of Notes—Special Mandatory Redemption.” Upon such redemption, you may not be able to reinvest the proceeds from the redemption in an investment that yields comparable returns.

Your decision to invest in the Notes is made at the time of the offering of the Notes. You will have no rights under the special mandatory redemption provision as long as we complete the Prospect Medical Real Estate Acquisition (as such transaction may be modified or amended) on or prior to 180 days after the Notes Closing Date, nor will you have any right to require us to redeem your Notes if, between the Notes Closing Date and the completion of the Prospect Medical Real Estate Acquisition (as such transaction may be modified or amended), we experience any changes in our business or financial condition or if the terms of the Prospect Medical Real Estate Acquisition change.

We are not obligated to place the net proceeds of the offering of the Notes in escrow prior to the closing of the Prospect Medical Real Estate Acquisition and, as a result, we may not be able to repurchase all of the outstanding Notes upon a Special Mandatory Redemption.

We are not obligated to place the proceeds of this offering of Notes in escrow prior to the closing of the Prospect Medical Real Estate Acquisition or to provide a security interest in those proceeds, and the indenture governing the Notes imposes no other restrictions on our use of the proceeds during that time. Accordingly, the source of funds for any redemption of the outstanding Notes upon a Special Mandatory Redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligation to redeem the Notes upon a Special Mandatory Redemption because we may not have sufficient financial resources to pay the aggregate redemption price on the Notes. Our failure to redeem or repurchase the Notes as required by the indenture governing the Notes would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the Notes. In addition, our ability to redeem or repurchase the Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

We may be subject to additional risks if we consummate the Pending Investments.

In addition to the risks described in our 2018 Annual Report relating to healthcare facilities that we may purchase from time to time, we would also be subject to additional risks if the Pending Investments are consummated, including without limitation the following:

•	exposure to any undisclosed or unknown potential liabilities relating to the Pending Investments;

•

underperformance of the Pending Investments due to various factors, including unfavorable terms and conditions of any existing financing arrangements, the master lease or mortgage loans relating to the facilities, or changes in economic conditions; and

•	diversion of our management’s attention away from other business concerns.

Risks Related to the Notes and the Offering

Our indebtedness could adversely affect our financial condition and may otherwise adversely impact our business operations. We and our subsidiaries may incur additional indebtedness, including secured indebtedness.

As of March 31, 2019, after giving effect to the Transactions that have not closed as of such date, the issuance of the Notes offered hereby and application of the proceeds from this offering as described in “Use of Proceeds,” Medical Properties and the Issuers would have had $5.8 billion of indebtedness outstanding (none of which would have been secured indebtedness). In addition, as of March 31, 2019, after giving effect to the Transactions that have not closed as of such date, this offering of Notes and the use of proceeds therefrom as described in “Use of Proceeds,” Medical Properties and the Issuers would have had $41 million of borrowings outstanding under our U.S. Credit Agreement and $1.26 billion of availability under the revolving credit facility portion of our U.S. Credit Agreement. We intend to finance the closing of the Pending Investments with a portion of the net proceeds from this offering and the 2019 Common Stock Offering. Our indebtedness could have significant effects on our business and the holders of the Notes. For example, it could:

•

require us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund working capital, development projects and other general corporate purposes and reduce cash for distributions;

•	require payments of principal and interest that may be greater than our cash flow from operations;

•	force us to dispose of one or more of our properties, possibly on disadvantageous terms, to make payments on our debt;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or exploiting other business opportunities;

•	make it more difficult for us to satisfy our obligations; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, as of March 31, 2019, after giving effect to the Transactions that have not closed and/or funded as of such date, this offering of Notes and the use of proceeds therefrom as described in “Use of Proceeds,” we would have had $241 million of borrowings outstanding under our senior Credit Facilities, that bore interest at variable rates. If interest rates increase significantly, our ability to borrow additional funds may be reduced and the risk related to our indebtedness would intensify.

In addition, most of our current debt is, and we anticipate that much of our future debt will be, non-amortizing and payable in balloon payments. Therefore, we will likely need to refinance at least a portion of that debt as it matures. There is a risk that we may not be able to refinance debt maturing in future years or that the terms of any refinancing will not be as favorable as the terms of the then-existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of facilities, our cash flow may not be sufficient to repay all maturing debt in years when significant balloon payments come due. Additionally, we may incur significant penalties if we choose to prepay the debt.

In addition to our debt service obligations, our operations may require substantial investments on a continuing basis. Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets and properties (to the extent not paid by our tenants), as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors.

Subject to the restrictions that are contained in many of our debt instruments, including our Senior Credit Facilities and the indentures governing our 4.000% senior notes due 2022, our 6.375% senior notes due 2024, our 5.500% senior notes due 2024, our 3.325% senior notes due 2025, our 5.250% senior notes due 2026, and our 5.000% senior notes due 2027 (collectively, the “Existing Notes”), and that will be contained in the indenture governing the Notes, we may incur significant additional indebtedness, including secured debt. Although the terms of these agreements contain or will contain restrictions on the incurrence of additional debt, these restrictions are or will be subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be significant. In addition, certain restrictions in the indentures governing the Existing Notes and the Notes on our ability to incur indebtedness, including secured indebtedness, would be relaxed to the extent such securities are upgraded one notch to a rating of “Baa3” or higher from Moody’s at a time when such securities are rated “BBB-” or higher from S&P. See “Description of Notes—Certain Covenants—Suspension of Covenants.” If we incur additional debt in the future, the risks described above could increase.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things:

•

our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•

our future ability to borrow under our revolving credit facility, the availability of which depends on, among other things, our complying with the covenants in the indenture that will govern the Notes.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to draw under our revolving credit facility or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. These alternative measures may not be successful and may not be effected on sufficiently favorable terms to permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations, sell equity, and/or negotiate with our lenders to restructure the applicable debt, in order to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Our Senior Credit Facilities, the indentures governing the Existing Notes and the indenture that will govern the Notes, may restrict, or market or business conditions may limit, our ability to avail ourselves to some or all of these options. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The Senior Credit Facilities and the indentures governing our Existing Notes contain and the indenture that will govern the Notes will contain and any instruments governing future indebtedness of ours may contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur additional debt;

•	pay dividends on or make distributions in respect of Medical Properties’ capital stock or make other restricted payments;

•	make certain payments on debt that is subordinated to the Notes;

•	make certain investments;

•	sell or transfer assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

Any of these restrictions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities. Any failure to comply with these covenants could result in a default under our Senior Credit Facilities, the indentures governing the Existing Notes and the indenture that will govern the Notes. Upon a default, unless waived, the lenders under our Senior Credit Facilities could elect to terminate their commitments, cease making further loans and force us into bankruptcy or liquidation. Holders of the Notes or our Existing Notes would also have the ability to ultimately force us into bankruptcy or liquidation. In addition, a default (or an event of default) under our Senior Credit Facilities, the indenture governing the Notes or any of the indentures governing our Existing Notes may trigger a cross-default under our other agreements and could trigger a cross-default or cross-acceleration under the agreements governing our future indebtedness. Our operating results may not be sufficient to service our indebtedness or to fund our other expenditures and we may not be able to obtain financing to meet these requirements. See “Description of Notes.”

Many of the restrictive covenants contained in the indenture governing the Notes will cease to apply if the Notes achieve an investment grade rating.

In November 2014, S&P upgraded the rating on our Existing Notes that were outstanding at such time from BB to BBB-. As a result and pursuant to the terms of the credit agreement that governed our then existing revolving credit facility and term loan facility, our subsidiaries were released from their guarantee obligations thereunder and pursuant to the terms of the indentures governing the Existing Notes that were outstanding at such time, our subsidiaries were released from their guarantee obligations under the indentures governing the Existing Notes that were outstanding at such time as well. The Senior Credit Facilities are not guaranteed by any of our subsidiaries and none of our Existing Notes that were issued after such date are guaranteed by any of our subsidiaries. Accordingly, the Notes offered hereby will not be guaranteed by any of our subsidiaries on the date of issuance. In addition, if Moody’s were to similarly upgrade the credit rating on our Existing Notes to an investment grade rating (assuming the Existing Notes continue to be rated BBB- or higher by S&P), the indentures governing the Existing Notes provide that significant restricted covenants will be suspended and cease to be applicable during any period that such notes are rated investment grade by both S&P and Moody’s and until such time that such notes are no longer rated investment grade by both such rating agencies. These covenants include limitations on restricted payments, including restricted investments, limitations on dividend and other payments, limitations on transactions with affiliates, limitations on asset sales and certain covenants applicable to consolidations, mergers and sales of assets. In addition, the covenant restricting our ability to incur more indebtedness would become materially more lenient. See “Description of Notes—Certain Covenants—Suspension of Covenants.” If these restrictive covenants cease to apply or become more lenient, as the case may be, we may take actions, such as incurring additional debt and increasing dividends paid, that would otherwise be prohibited under the indentures governing the Existing Notes without the prior consent of holders of the Existing Notes. If the Notes are rated investment grade by S&P and Moody’s, the analogous covenants contained in the indenture that will govern the Notes would also be suspended and cease to be applicable until such time that such Notes are no longer rated investment grade by both such rating agencies.

The Notes, on the date of issuance, will not be guaranteed by any of our subsidiaries and we will depend on dividends and distributions from our direct and indirect subsidiaries to fulfill our obligations under the Notes. The creditors of these subsidiaries are entitled to amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or distributions to us.

Substantially all of our assets are held through our subsidiaries. We depend on these subsidiaries for substantially all of our cash flow. The creditors of each of our direct and indirect subsidiaries are entitled to payment of that subsidiary’s obligations to them, when due and payable, before distributions may be made by that subsidiary to us. Thus, our ability to service our debt obligations, including our ability to pay the interest on and principal of the Notes when due, depends on our subsidiaries’ ability first to satisfy their obligations to their creditors and then to make distributions to us. Our subsidiaries are not guarantors of the Notes and are separate and distinct legal entities and have no obligations to make any funds available to us.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Credit Facilities and the indentures governing the Notes and the Existing Notes, that is not waived by the required holders of such indebtedness, could leave us unable to pay principal, premium, if any, or interest on the Notes and could substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on such indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including our Senior Credit Facilities, the indenture governing the Notes or any of the indentures governing the Existing Notes, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with any accrued and unpaid interest, the lenders under our Senior Credit Facilities could elect to terminate their commitments, cease making further loans and we could be forced into bankruptcy or liquidation, as applicable. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our Senior Credit Facilities to avoid being in default. If we breach our covenants under our Senior Credit Facilities and seek waivers, we may not be able to obtain waivers from the required lenders thereunder.

Your right to receive payments on the Notes is effectively subordinated to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under our Senior Credit Facilities and the Existing Notes are, and the Notes will be, unsecured, but certain of our future debt obligations may be secured. If we are declared bankrupt or insolvent, or if we default under any of our future secured financing arrangements, the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Notes, even if an event of default exists under the indenture governing the Notes at such time. In any such event, because the Notes are not secured by any of such assets, it is possible that there would not be sufficient assets from which your claims could be satisfied. After giving effect to the Transactions, none of Medical Properties’ or the Issuers’ indebtedness is secured indebtedness, but the indenture governing the Notes will permit such entities to incur secured indebtedness.

Claims of holders of the Notes will be structurally subordinated to claims of creditors of our subsidiaries.

We conduct all of our operations through our subsidiaries, which are not guarantors under the Notes. The indenture governing the Notes will permit us to form or acquire subsidiaries and to contribute assets to such subsidiaries and permit such subsidiaries to acquire assets and incur indebtedness, and, as a result, holders of the Notes would not have any claim as a creditor against any such subsidiaries. The claims of the creditors of our subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of our subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us, and thus be available to satisfy our obligations under the Notes and guarantee of the Notes.

As of March 31, 2019, after giving effect to the Transactions that have not closed as of such date, our subsidiaries, none of which will guarantee the Notes on the date of issuance, would have had no indebtedness other than MPT Australia Realty Trust’s borrowings under the Australian Credit Agreement, all of which indebtedness is included in the Issuers’ and MPT’s indebtedness.

We may not be able to satisfy our obligations to holders of the Notes upon a Change of Control and Rating Decline.

Upon the occurrence of a “Change of Control Triggering Event,” as defined in the indenture that will govern the Notes, with certain exceptions, each holder of the Notes will have the right to require us to purchase the Notes at a price equal to 101% of the principal amount thereof. Our failure to purchase, or to give notice of purchase of, the Notes would be a default under the indenture governing the Notes and any such default could result in a default under certain of our other indebtedness, including our Senior Credit Facilities and the indentures governing our Existing Notes. Under the indentures governing the Existing Notes, each holder of the Existing Notes has the right to require us to purchase their Existing Notes upon a change of control (with no ratings decline). As a result, upon a Change of Control and without a Rating Decline, although we will not be required to purchase the Notes, we may be required to purchase the Existing Notes. In addition, a change of control may constitute an event of default under our Senior Credit Facilities.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of Notes to return payments received from a guarantor.

Medical Properties will guarantee the obligations under the Notes. The issuance of the guarantee may be subject to review under federal and state laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of the guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer, insolvency, fictitious indebtedness and similar laws, a court may void or otherwise decline to enforce a guarantor’s guarantee or may subordinate the Notes or such guarantee to the guarantor’s existing and future indebtedness, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration in exchange for its issuance of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction, or was about to engage in a business or transaction, for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

Under the fictitious indebtedness laws of some states, the presence of the above-listed factors is not required for a guarantee to be invalidated. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration in exchange for such guarantee if such guarantor did not substantially benefit directly or indirectly from the issuance of such guarantee. The measures of insolvency for purposes of these fraudulent transfer, insolvency and similar laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor, as applicable, would be considered insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent and unliquidated liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

A court might also void the guarantee, without regard to the above factors, if the court found that the guarantor entered into its guarantee with the actual or deemed intent to hinder, delay or defraud its creditors.

To the extent a court voids the guarantee as a fraudulent transfer or holds the guarantee unenforceable or voidable for any other reason, holders of the Notes would no longer have a claim against such guarantor or the benefit of the assets of such guarantor constituting collateral that purportedly secured such guarantee. In addition, the court might direct holders of the Notes to repay any amounts already received from a guarantor. If the court were to void Medical Properties’ guarantee, we cannot assure you that funds would be available to pay the Notes from any of our subsidiaries or from any other source.

Finco has no material assets or operations and provides no credit support for the Notes.

Finco is a wholly owned subsidiary of the Operating Partnership and was formed for the sole purpose of being a co-issuer of some of the Operating Partnership’s indebtedness. It has no assets or operations. You should not rely upon Finco to make payments on the Notes.

There is no established trading market for the Notes. If an actual trading market does not develop for the Notes, you may not be able to resell them quickly, for the price that you paid or at all.

The Notes are new securities for which there is currently no existing market and the Notes will not be listed for trading on any exchange. We cannot assure you as to the liquidity of any market that may develop for the Notes, the ability of holders of the Notes to sell them or the price at which the holders of the Notes may be able to sell them. The liquidity of any market for the Notes will depend on the number of holders, prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our own financial condition, performance and prospects, as well as recommendations by securities analysts. Historically, the market for debt securities, such as the Notes, has been subject to disruptions that have caused substantial price volatility. We cannot assure you that if a market for the Notes were to develop, such a market would not be subject to similar disruptions.

The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. Each underwriter may discontinue any market making in the Notes at any time, in its sole discretion, without notice. As a result, we cannot assure you as to the liquidity of any trading market for the Notes.

We also cannot assure you that you will be able to sell your Notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable. If no active trading market develops, you may not be able to resell your Notes at their fair market value, or at all.

The credit ratings assigned to the Notes may not reflect all risks of an investment in the Notes.

The credit ratings assigned to the Notes reflect the rating agencies’ assessment of our ability to make payments on the Notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the Notes. These credit ratings, however, may not reflect the potential impact of risks relating to structure, market or other factors related to the value of the Notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $885.0 million, after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use a portion of the net proceeds from this offering and the 2019 Common Stock Offering to finance the closing of the Pending Investments and the remaining net proceeds for general corporate purposes.

This offering is not conditioned upon the completion of the Pending Investments (on the terms described herein or at all), however, if (i) we do not complete the Prospect Medical Real Estate Acquisition (as such transaction may be modified or amended) on or prior to 180 days after the Notes Closing Date or (ii) prior to 180 days after the Notes Closing Date, we determine not to consummate the Prospect Medical Real Estate Acquisition (as such transaction may be modified or amended) (each, a “Special Mandatory Redemption Trigger”), then we would be required to redeem all of the outstanding Notes at a redemption price equal to the aggregate initial offering price hereunder plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, up to, but excluding, the Special Mandatory Redemption Date. There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of the holders of the Notes. The form and terms of the Prospect Medical Real Estate Acquisition may be modified or amended without the consent of the holders of the Notes offered hereby and any such modification or amendment would not constitute a Special Mandatory Redemption Trigger. See “Description of Notes—Special Mandatory Redemption.”

Pending such use of the net proceeds from this offering, the Operating Partnership intends to invest the net proceeds in short-term interest-bearing securities.

The aggregate commitments under the commitment letter for the bridge facility will be permanently reduced dollar-for-dollar by the net proceeds from the 2019 Common Stock Offering and this offering. We anticipate that upon closing of the 2019 Common Stock Offering and this offering, there will be no commitments under the Bridge Loan Facility and it will terminate in accordance with its terms. See “Prospectus Supplement Summary—Recent Developments—Recent Financing Transactions—Bridge Loan Facility.” In addition, affiliates of certain of the underwriters are lenders under Prospect’s credit facilities. To the extent that Prospect uses a portion of the proceeds from the acquisition to repay borrowings outstanding under its credit facilities, such affiliates will receive their proportionate share of the amounts repaid.

CAPITALIZATION

The following table sets forth the Operating Partnership’s cash and cash equivalents and capitalization as of March 31, 2019:

•	on an actual basis;

•	on an as adjusted basis, giving effect to the following transactions subsequent to March 31, 2019 (see “Prospectus Supplement Summary—Recent Developments”):

(1) the sale of 2.5 million units associated with a similar amount of shares of common stock sold by MPT under its at-the-market offering program since March 31, 2019, generating net proceeds of $45 million;

(2) the closing and funding of the acquisition of seven community hospitals in Kansas in the SLHS portfolio on June 10, 2019, including related fees and expenses for approximately $145 million of cash on hand;

(3) the closing and funding of (i) the investment in 13 acute care campuses and two additional properties in Switzerland through the purchase of a 46% stake in Infracore on May 27, 2019 and (ii) a 4.9% stake in Aevis on June 28, 2019, including related fees and expenses for a combined amount of approximately $288 million of cash on hand;

(4) the closing and funding of the acquisition of 11 Australian hospitals in the Healthscope hospital portfolio, using approximately $844 million in net proceeds from our Australian term loan facility, $26 million of cash on hand and an approximately $35 million deposit funded on February 4, 2019;

(5) the closing and funding of the acquisition of an acute care facility in Big Spring, Texas, and an acute care hospital in Poole, England, including related fees and expenses, for approximately $71 million of cash on hand;

(6) the sale of two ancillary properties for net proceeds of $3.5 million;

(7) the funding of approximately $144.7 million for development, capital expenditures and other projects using approximately $3 million of borrowings under our revolving credit facility and $142 million of cash on hand;

•	on an as further adjusted basis, giving effect to:

(1) the sale of $900,000,000 aggregate principal amount of the Notes in this offering;

(2) the closing and funding of the Pending Investments including:

(a) the investment in 16 hospital facilities in the Prospect portfolio for $1.55 billion (assuming no purchase price adjustment) plus related fees and expenses;

(b) the acquisition of one acute care hospital in Watsonville, California, and the making of a working capital loan to Halsen Healthcare for approximately $55 million;

(3) the 2019 Common Stock Offering; and

(4) the use of a portion of the net proceeds from this offering and the 2019 Common Stock Offering to finance the closing of the Pending Investments.

You should read the below table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2019 First Quarter 10-Q, which is incorporated by reference herein, and the audited and unaudited financial statements that are included and incorporated by reference herein.

	As of March 31, 2019
	Actual	As adjusted	As further adjusted (1)
	(amounts in thousands)
Cash and cash equivalents	$995,548	$371,807	$505,000

Indebtedness:
Revolving credit facility (2)	$37,802	$40,602	$40,602
Term loan	200,000	200,000	200,000
4.000% senior unsecured notes due 2022 (3)	560,900	560,900	560,900
6.375% senior unsecured notes due 2024	500,000	500,000	500,000
5.500% senior unsecured notes due 2024	300,000	300,000	300,000
3.325% senior unsecured notes due 2025 (3)	560,900	560,900	560,900
5.250% senior unsecured notes due 2026	500,000	500,000	500,000
5.000% senior unsecured notes due 2027	1,400,000	1,400,000	1,400,000
4.625% senior unsecured notes offered hereby:
Principal	—	—	900,000
Discount	—	—	(4,500)
Australian term loan facility (4)	—	851,640	851,640
Debt issue costs, net	(36,034)	(43,595)	(54,095)

Total debt	$4,023,568	$4,870,447	$5,755,447
Total Operating Partnership capital (5)	$4,877,212	$4,922,648	$5,776,840

Total capitalization	$8,900,780	$9,793,095	$11,532,287

(1)	The as further adjusted information set forth above is illustrative only.
(2)	Includes £29 million borrowings at an exchange rate of $1.3035 per £1.00, which was the rate on March 31, 2019 as reported by Bloomberg.
(3)	These senior unsecured notes are denominated in euros. Reflects an exchange rate of $1.1218 per €1.00, which was the rate on March 31, 2019 as reported by Bloomberg.
(4)	This term loan is denominated in Australian dollars. Reflects an exchange rate of $0.7097 per AUD$1.00, which was the rate on March 31, 2019 as reported by Bloomberg.
(5)

On July 15, 2019, MPT priced an underwritten public offering of 45 million shares of common stock, and on July 16, 2019, the underwriters exercised their option to purchase an additional 6.75 million shares of common stock in full-both part of the 2019 Common Stock Offering. The 2019 Common Stock Offering is expected to close on July 18, 2019, subject to customary closing conditions. MPT estimates that the net proceeds from the 2019 Common Stock Offering, and after underwriting discounts and commissions and estimated offering expenses, will be approximately $858.1 million. MPT intends to contribute the net proceeds from the 2019 Common Stock Offering to the Operating Partnership in exchange for common units of partnership interest in the Operating Partnership. The Operating Partnership intends to use a portion of the net proceeds from the 2019 Common Stock Offering to fund, in part, the cash purchase price payable by us in connection with the Pending Investments.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

These unaudited pro forma condensed consolidated financial statements were based on and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed consolidated financial statements; and

•

the Operating Partnership’s consolidated financial statements for the three months ended March 31, 2019 and the notes relating thereto included in our 2019 First Quarter 10-Q, which is incorporated herein by reference.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the Pending Investments and the other Transactions described in “Prospectus Supplement Summary—Recent Developments,” which we refer to collectively as the Transactions, the issuance of the Notes offered hereby and the intended use of proceeds as if they each occurred on January 1, 2019 (2) factually supportable and (3) with respect to the unaudited pro forma condensed consolidated statement of income (which we refer to as the pro forma statement of income), expected to have a continuing impact on our results. The pro forma statement of income for the three months ended March 31, 2019, give effect to the Transactions, the issuance of the Notes offered hereby and the intended use of proceeds as if they each occurred on January 1, 2019. The unaudited pro forma condensed consolidated balance sheet (which we refer to as the pro forma balance sheet) as of March 31, 2019, gives effect to the Transactions, the issuance of the Notes offered hereby and the intended use of proceeds as if they each occurred on March 31, 2019.

As described in the accompanying notes, the unaudited pro forma condensed consolidated financial statements have been prepared using the asset acquisition method of accounting for the real estate acquired and assumes certain accounting for the Transactions, in each case, in accordance with GAAP and the regulations of the SEC. We have been treated as the acquirer of real estate in each of the acquisition Transactions for accounting purposes. The acquisition accounting is dependent upon the classification of the underlying leases and certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma financial statements are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial statements. Differences between these preliminary estimates and the final accounting will occur and these differences could have a material impact on the pro forma financial statements and our future results of operations and financial position.

The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what our results of operations and financial position would have been had the Transactions been completed on the dates indicated. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of our company. Because we have not included a pro forma condensed consolidated statement of income for the year ended December 31, 2018 and related notes, the pro forma financial statements are not presented in accordance with Article 11 of Regulation S-X.

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in thousands)	MPT Operating Partnership, L.P. Historical March 31, 2019	Pending Investments Pro Forma Adjustments (A)			Additional Acquisitions and Other Pro Forma Adjustments (B)			MPT Operating Partnership, L.P. Pro Forma March 31, 2019
Assets
Land, buildings and improvements, intangible lease assets, and other	$5,394,092	$—			$1,220,552			$6,614,644
Mortgage loans	1,214,780	51,267			1,307			1,267,354
Investment in sale/leaseback transactions	—	1,426,811	(C	)	—			1,426,811
Net investment in direct financing leases	684,547	—			—			684,547

Gross investment in real estate assets	7,293,419	1,478,078			1,221,859			9,993,356
Accumulated depreciation and amortization	(498,915)	—			774			(498,141)

Net investment in real estate	6,794,504	1,478,078			1,222,633			9,495,215
Cash and cash equivalents	995,548	133,193			(623,741)			505,000
Interest and rent receivables	24,788	—			—			24,788
Straight-line rent receivables	243,556	—			—			243,556
Equity investments	506,123	—			287,814			793,937
Other loans	365,402	127,937			30,000			523,339
Other assets	301,532	(15)			(37,671)			263,846

Total Assets	$9,231,453	$1,739,193			$879,035			$11,849,681

Liabilities and Capital
Liabilities
Debt, net	$4,023,568	$885,000			$846,879			$5,755,447
Accounts payable and accrued expenses	91,461	—			(10,251)	(D	)	81,210
Deferred revenue	9,979	—			—			9,979
Obligations to tenants and other lease liabilities	118,474	—			(3,029)			115,445
Payable due to Medical Properties Trust, Inc.	97,105	—			—			97,105

Total Liabilities	4,340,587	$885,000			833,599			6,059,186
Total Capital	4,890,866	854,193	(E	)	45,436			5,790,495

Total Liabilities and Capital	$9,231,453	$1,739,193			$879,035			$11,849,681

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Income

(in thousands)	MPT Operating Partnership, L.P. Historical For the Three Months Ended March 31, 2019	Pending Investments Pro Forma Adjustments			Additional Acquisitions and Other Pro Forma Adjustments (F)			MPT Operating Partnership, L.P. Pro Forma For the Three Months Ended March 31, 2019
Revenues
Rent billed	$108,598	$—			$18,389			$126,987
Straight-lined rent	20,651	—			5,259			25,910
Income from direct financing leases	17,280	—			—			17,280
Interest and other income	33,925	39,331	(G	)	820			74,076

Total revenues	180,454	39,331			24,468			244,253
Expenses
Interest	50,551	10,782	(H	)	6,310	(H	)	67,643
Real estate depreciation and amortization	33,352	—			7,184			40,536
Property-related	3,066	—			(562)			2,504
General and administrative	23,451	—			—			23,451

Total expenses	110,420	10,782			12,932			134,134
Other income (expense)
Earnings from equity interests	3,720	—			1,259			4,979
Other	204	—			—			204

Total other income (expense)	3,924	—			1,259			5,183

Income before income tax	73,958	28,549			12,795			115,302
Income tax benefit (expense)	2,333	(78)			(1,374)			881

Net income	$76,291	$28,471			$11,421			$116,183
Net income attributable to non-controlling interests	(469)	—			—			(469)

Net income attributable to MPT Operating Partnership, L.P. partners	$75,822	$28,471			$11,421			$115,714

Earnings per unit—basic and diluted
Net income attributable to MPT Operating Partnership, L.P. partners	$0.20							$0.26

Weighted average units outstanding—basic	380,551	51,750	(I	)	13,920	(J	)	446,221

Weighted average units outstanding—diluted	381,675	51,750	(I	)	13,920	(J	)	447,345

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(A)

The Pending Investments Pro Forma Adjustments column includes the expected effects of the Pending Investments and the issuance of the notes offered hereby, along with proceeds from the 2019 Common Stock Offering, and cash on hand to fund the Pending Investments. The sources and uses from these transactions are as follows (in thousands):

Sources:
Proceeds from this offering of Notes (net of discount)	$895,500
Proceeds from 2019 Common Stock Offering	894,758

Total Sources	$1,790,258

Uses:
Investment in Prospect portfolio	$1,550,000
Investment in Watsonville	55,000
Fees and expenses*	52,065
Increase to cash on hand	133,193

Total Uses	$1,790,258

*	Includes estimated fees and expenses associated with this offering, the 2019 Common Stock Offering, and the Pending Investments.

(B)

The Additional Acquisitions and Other Pro Forma Adjustments column includes the expected effects of the real estate acquired in the SLHS and Healthscope portfolios, investments in Infracore and Aevis, real estate acquired in Big Spring, Texas and Poole, England, the sale of two ancillary properties, and the funding of development, capital expenditures and other projects along with the financing of such transactions as described in Recent Financing Transactions, in each case, to the extent such transactions or funding closed or occurred after March 31, 2019. The sources and uses from these transactions or funding that closed or occurred after March 31, 2019 are as follows (in thousands):

Sources:
Proceeds from Australian term loan facility	$851,640
Proceeds from cash on hand	623,741
Proceeds from sales of Common Stock under Medical Properties’ “at-the-market” offering program	45,406
Proceeds from Healthscope hospital portfolio deposit	35,485
Proceeds from sale of two facilities	3,531
Proceeds from draw on revolving credit facility	2,800

Total Sources	$1,562,603

Uses:
Real estate acquired in the SLHS portfolio	$145,371
Investments in Infracore and Aevis	283,714
Real estate acquired in the Healthscope hospital portfolio	858,207
Real estate acquired in Big Spring, Texas and Poole, England	71,150
Funding of development, capital expenditures and other projects	144,377
Payment of fees associated with the Healthscope hospital portfolio acquisition**	55,171
Other fees and expenses***	4,613

Total Uses	$1,562,603

**	Includes $47.6 million of stamp duties and registration fees, along with fees associated with the Australian term loan facility.
***	Includes brokerage fees, real estate transfer taxes, and other fees incurred on these investments and acquisitions.

(C)

Assumes the properties acquired in the Pending Investments do not meet the requirements for sale and leaseback treatment for lessor accounting pursuant to Financial Accounting Standards Board Accounting Standards Codification 842—Leases.

(D)	Assumes the payment of costs for development, capital expenditures and other projects accrued as of March 31, 2019.

(E)

Reflects net proceeds from the 2019 Common Stock Offering, less customary fees associated with the $1.55 billion bridge loan facility. We have assumed that the bridge loan facility will not be exercised for pro forma purposes.

(F)

Represents incremental net revenue and expenses along with adjustments for non-recurring items assuming the Additional Acquisitions and Other transactions occurred as of January 1, 2019 for the three months ending March 31, 2019.

(G)	Represents revenue on the Pending Investments.

(H)	Incremental interest expense estimated as follows (in thousands):

Three months ending March 31, 2019	Borrowing/ (Payment)	Incremental Interest Expense
Notes offered hereby	$900,000	$10,406
Incremental debt discount and issue cost amortization—Notes offered hereby		376

		$10,782

Australian term loan facility	$851,640	$5,216
Incremental debt issue cost amortization—Australian term loan facility		378
Other		716

		$6,310

Total three months incremental interest expense		$17,092

(I)

For the three months ended March 31, 2019, we have included 51.75 million additional units from the 2019 Common Stock Offering, including the exercise of the underwriters’ 30 day option to purchase an additional 6.75 million units in full.

(J)

We have included 13.9 million of additional units for the three months ended March 31, 2019, to reflect a full period impact from the sales of Medical Properties’ common stock under its “at-the-market” offering program since January 1, 2019.

DESCRIPTION OF NOTES

We will issue the Notes under a base indenture, dated as of October 10, 2013, by and among MPT Operating Partnership, L.P. (“Opco”), MPT Finance Corporation (“Finco”), Medical Properties Trust, Inc. (the “Parent”), the subsidiaries party thereto and Wilmington Trust, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture, by and among Opco, Finco, Parent and the trustee (as amended and supplemented, the “indenture”). The following is a summary of the material provisions of the indenture. It does not restate that agreement, and we urge you to read the indenture in its entirety, which is available upon request to Opco at the address indicated under “Where You Can Find More Information” in the accompanying prospectus, because it, and not this description, defines your rights as a holder of the Notes.

You can find the definitions of certain capitalized terms used in this description under the subheading “—Certain Definitions.” The terms “Issuers,” “we,” “us” and “our” as used in this section refer only to Opco and Finco and not to any of their subsidiaries and the term “Parent” as used in this section refers only to Medical Properties Trust, Inc. and not to any of its subsidiaries.

General

The initial Notes will be issued in an aggregate principal amount of $900,000,000. The Notes will be unsecured senior obligations of the Issuers and will mature on August 1, 2029. The Notes will initially bear interest at a rate of 4.625% per annum, payable semi-annually in arrears to holders of record at the close of business on the January 15 and July 15 immediately preceding the interest payment date on February 1 and August 1 of each year, commencing February 1, 2020.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, in accordance with the terms of the indenture.

Interest on the Notes will accrue from the date of original issuance. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 of principal amount and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers are entitled to require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer. Subject to the covenants described below under “—Certain Covenants” and applicable law, the Issuers are entitled to issue additional notes under the indenture. The Notes and any additional notes of the same series as the Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase. Additional notes will not necessarily be fungible with the Notes for U.S. federal income tax purposes.

The indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

Special Mandatory Redemption

This offering will be consummated on the Issue Date, which will be prior to the consummation of the Pending Investments. This offering is not conditioned upon the consummation of the Pending Investments (as defined in “Prospectus Supplement Summary—Recent Developments—Pending Transactions”) (on the terms describe herein or at all), however, if (i) we do not complete the Prospect Medical Real Estate Acquisition (on the terms described herein or as such transaction may be modified or amended) on or prior to 180 days after the Notes Closing Date or (ii) prior to 180 days after the Notes Closing Date, we determine not to consummate the

Prospect Medical Real Estate Acquisition (as such transaction may be modified or amended) (each, a “Special Mandatory Redemption Trigger”), then we would be required to redeem all of the outstanding Notes (the “Special Mandatory Redemption”) on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 100% of the aggregate initial offering price of the Notes as set forth on the cover page of this prospectus supplement plus accrued and unpaid interest, if any, thereon from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, up to, but excluding, the Special Mandatory Redemption Date. The Issuers shall cause a notice of Special Mandatory Redemption to be delivered to the trustee and the holders of the Notes no later than the next Business Day following the Special Mandatory Redemption Trigger and shall provide for the redemption of all of the outstanding Notes on the third Business Day following the Special Mandatory Redemption Trigger date (as may be extended to comply with applicable DTC procedures) (the “Special Mandatory Redemption Date”).

If funds sufficient to pay the special mandatory redemption price of such amount of Notes being redeemed on the Special Mandatory Redemption Date are deposited with a paying agent or the trustee on or before such Special Mandatory Redemption Date, then on and after such Special Mandatory Redemption Date, such Notes will cease to bear interest and, other than the right to receive the special mandatory redemption price, all rights under such Notes subject to the Special Mandatory Redemption will terminate.

The aggregate net proceeds from the sale of the Notes will not be held in escrow, and holders of the Notes will not have any special access or rights to or a security interest or encumbrance of any kind on the net proceeds from the offering of the Notes.

The form and terms of the Prospect Medical Real Estate Acquisition may be modified or amended without the consent of the holders of the Notes offered hereby and any such modification or amendment would not constitute a Special Mandatory Redemption Trigger.

Upon the occurrence of the closing of the Prospect Medical Real Estate Acquisition, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the Notes, and, subject to certain exceptions, the Issuers or any of their Subsidiaries may act as paying agent or registrar.

Methods of Receiving Payments on the Notes

The Issuers shall pay principal, premium, if any, and interest on the Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuers maintained for such purpose except that, at the option of the Issuers, the payment of interest may be made by check mailed to the holders at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by the Issuers, the Issuers’ office or agency will be the office of the trustee maintained for such purpose.

Optional Redemption

Prior to August 1, 2024, the Issuers will be entitled at their option to redeem all or any portion of the Notes at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and any accrued and unpaid interest to, but excluding, the redemption date (subject to the right of each holder on the relevant record date to receive interest due on the relevant interest payment date).

On or after to August 1, 2024, the Issuers may redeem the Notes, in whole or from time to time in part, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below, plus accrued and unpaid interest thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12- month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2024	102.313%
2025	101.156%
2026 and thereafter	100.000%

In addition, at any time prior to August 1, 2022, the Issuers may redeem, on any one or more occasions, with all or a portion of the Net Cash Proceeds of one or more Equity Offerings (within 180 days of the consummation of any such Equity Offering), up to 40% of the aggregate principal amount of the Notes (including any additional Notes) at a redemption price (expressed as a percentage of the aggregate principal amount of the Notes so redeemed) equal to 104.625%, plus accrued and unpaid interest to but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Notes must remain outstanding immediately after each such redemption.

At any time, in connection with any tender offer for the Notes, including a Change of Control Offer, if holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuers will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 15 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price paid to each other holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

After notice of optional redemption has been given as provided in the indenture, if funds for the redemption of any Notes called for redemption have been made available on the redemption date, and subject to any applicable conditions precedent set forth therein, such Notes called for redemption will cease to bear interest on the date fixed for the redemption specified in the redemption notice and the only right of the holders of such Notes will be to receive payment of the redemption price.

Notice of any optional redemption of any Notes will be given to holders (with a copy to the trustee) at their addresses, as shown in the Notes register, not more than 60 (except as provided below) nor less than 15 days prior to the date fixed for redemption; provided that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture as to the Notes. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by the holder to be redeemed and the conditions precedent, if any, to the redemption.

If less than all the Notes are to be redeemed, the trustee shall select, pro rata or by lot or by any such other method in accordance with the procedures of DTC, in each case, as the trustee in its sole discretion shall deem to be fair and appropriate, the Notes to be redeemed. Notes may be redeemed in part in the minimum authorized denomination for the Notes or in any integral multiple thereof.

The Issuers or their Affiliates are entitled to acquire Notes by means other than a redemption from time to time, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture, upon such terms and at such prices as the Issuers or their Affiliates may determine, which may be more or less than the consideration for which the Notes offered hereby are being sold and may be less than any redemption price then in effect and could be for cash or other consideration.

Any redemption notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, financing or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. The Issuers will provide prompt written notice of the rescission of any redemption notice in the same manner in which the notice of redemption was given, and such redemption notice will thereafter be of no force or effect.

Sinking Fund

There will be no sinking fund payments for the Notes.

Ranking the Notes

The Notes will be:

•	general unsecured obligations of the Issuers;

•

equal in right of payment with all other existing and future senior Indebtedness of the Issuers, including Indebtedness under the U.S. Credit Agreement, Australian Credit Agreement and the Existing Notes;

•	senior in right of payment to any future Subordinated Indebtedness of the Issuers;

•	effectively subordinated to any existing and future Secured Indebtedness of the Issuers to the extent of the value of the collateral securing such Indebtedness;

•	structurally subordinated to the liabilities and preferred stock of the Issuers’ subsidiaries; and

•	guaranteed by Parent.

As of March 31, 2019, after giving effect to the Transactions (as defined in “Prospectus Supplement Summary—Recent Developments”) that have not closed as of such date, the issuance of the Notes and application of the proceeds from this offering as described in “Use of Proceeds,” the Issuers and Parent would have had $5.8 billion of indebtedness (none of which would have been secured indebtedness) and the Issuers’ Subsidiaries, none of which will guarantee the Notes on the date of issuance, would have had no indebtedness. In addition, as of March 31, 2019, after giving effect to the Transactions that have not closed as of such date, the issuance of the Notes and application of the proceeds from this offering as described in “Use of Proceeds,” we would have had $41 million of borrowings outstanding under our U.S. Credit Agreement and $1.26 billion of availability under the revolving Credit Facility portion of our U.S. Credit Agreement.

The Guarantees

The Notes will be fully and unconditionally guaranteed by Parent and each of the Issuers’ U.S. Domestic Restricted Subsidiaries that borrows under or guarantees the U.S. Credit Agreement until certain conditions are met. On the date of issuance of the Notes, none of the Issuers’ Restricted Subsidiaries will be a borrower under or guarantor of the U.S. Credit Agreement and therefore the Notes will initially be guaranteed only by Parent.

Each Guarantee of the Notes will be:

•	a general unsecured obligation of the Guarantor;

•	equal in right of payment with all other existing and future senior Indebtedness of the Guarantor;

•	senior in right of payment to any future Subordinated Indebtedness of the Guarantor;

•	effectively subordinated to any existing and future Secured Indebtedness of the Guarantor to the extent of the value of the collateral securing such Indebtedness; and

•	structurally subordinated to the liabilities and preferred stock of the Issuers’ subsidiaries.

See “Risk Factors—Risks Related to the Notes and the Offering—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of Notes to return payments received from a guarantor.”

Certain Calculations and Tests

Notwithstanding anything to the contrary herein, to the extent that the terms in the indenture require (i) compliance with any financial ratio or test (including, without limitation, the Interest Coverage Ratio or Consolidated Net Leverage Ratio test or Total Unencumbered Assets test) and/or any cap expressed as a percentage of Adjusted Total Assets or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default), as a condition to the consummation of a Limited Condition Acquisition, the date of determination of such ratio, test, cap expressed as a percentage of Adjusted Total Assets, Default and/or Event of Default (or any type of Default or Event of Default) shall, at the election of the Issuers, be the date of the execution of the definitive agreement with respect to such Limited Condition Acquisition, after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) and such ratios or tests or caps or Defaults or Events of Default shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition (including the pro forma adjustments described in the definition of “Interest Coverage Ratio”) as if they had occurred at the beginning of the applicable period, and for the avoidance of doubt, (x) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or consolidated EBITDA of the target company) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, however, that (a) if any ratio or cap expressed as a percentage of Adjusted Total Assets improves as a result of such fluctuations, any such improved ratio or cap may be utilized and (b) if the Issuers elect to have such determination occur at the time of entry into the definitive agreement, any such transactions (including any Incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements for the applicable Limited Condition Acquisition are entered into and outstanding thereafter for purposes of calculating any baskets or ratios under the indenture after the date of such definitive agreements and before the consummation of such Limited Condition Acquisition unless and until such Limited Condition Acquisition has been abandoned, as determined by the Issuers, prior to the consummation thereof.

Certain Covenants

Suspension of Covenants

The indenture governing the Notes will provide that if the Notes have both (1) a rating of “Baa3” or higher from Moody’s, and (2) a rating of “BBB-” or higher from S&P, several material covenants included in the indenture will be suspended or become more lenient, as the case may be, if we provide notice of such ratings to the trustee, until such time as the Notes are no longer rated investment grade by both such rating agencies.

During a Suspension Period, the Parent, Issuers and the Restricted Subsidiaries will not be subject to the following covenants contained in the indenture (each a “Suspended Covenant”):

•	Limitation on Restricted Payments;

•	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;

•	Future Guarantees by U.S. Domestic Restricted Subsidiaries;

•	Limitation on Transactions with Affiliates;

•	Limitation on Asset Sales; and

•	Clause (3) of Consolidation, Merger and Sale of Assets.

All other provisions of the indenture will apply at all times during any Suspension Period so long as any Notes remain outstanding thereunder; provided that the Interest Coverage Ratio that will be applicable under clause (3) of Limitation on Indebtedness will be 1.5 to 1.0 during any Suspension Period.

“Suspension Period” means any period:

(1) beginning on the date that:

(A) the Notes have Investment Grade Status;

(B) no Default or Event of Default has occurred and is continuing; and

(C) the Issuers have delivered an officer’s certificate to the trustee certifying that the conditions set forth in clauses (A) and (B) above are satisfied; and

(2) ending on the date (the “Reversion Date”) that the Notes cease to have Investment Grade Status. On each Reversion Date, all Indebtedness, liens thereon and dividend blockages incurred during the Suspension Period prior to such Reversion Date will be deemed to have been outstanding on the Issue Date.

For purposes of calculating the amount available to be made as Restricted Payments under clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant, calculations under that clause will be made with reference to the Transaction Date, as set forth in that clause. Accordingly, (x) Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (1) through (11) under the second paragraph under the “Limitation on Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (C) of the first paragraph of such covenant; provided, however, that the amount available to be made as a Restricted Payment on the Transaction Date shall not be reduced to below zero solely as a result of such Restricted Payments, but may be reduced to below zero as a result of negative cumulative Funds From Operations during the Suspension Period for the purpose of clause (C)(i) of the first paragraph of such covenant, and (y) the items specified in clauses (C)(i)-(vi) of the first paragraph of such covenant that occur during the Suspension Period will increase the amount available to be made as a Restricted Payment under clause (C) of the first paragraph of such covenant. Any Restricted Payment made during the Suspension Period that are of the type described in the second paragraph of the “Limitation on Restricted Payments” covenant (other than the Restricted Payment referred to in clauses (1) or (2) of such second paragraph or any exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (4) or (5) of such second paragraph), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (4) and (5) of the second paragraph of the “Limitation on Restricted Payments” covenant (adjusted to avoid double counting) shall not be included in calculating the amounts permitted to be incurred under such clause (C) on each Reversion Date. For purposes of the “Limitation on Asset Sales” covenant, on each Reversion Date, the unutilized Excess Proceeds will be reset to zero. No Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by the Parent or any Restricted Subsidiaries thereof, or events occurring, during the Suspension Period. For purposes of the

“Maintenance of Total Unencumbered Assets” covenant, if the Parent and its Restricted Subsidiaries are not in compliance with such covenant as of a Reversion Date, no Default or Event of Default will be deemed to have occurred for up to 120 days following the Reversion Date; provided that neither the Parent nor any of its Restricted Subsidiaries shall incur any Secured Indebtedness until such time that the requirements of such covenant have been met.

Limitation on Indebtedness

(1) The Issuers will not and will not permit any of the Restricted Subsidiaries to Incur any Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis would be greater than 60% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries.

(2) The Issuers will not, and will not permit any of the Restricted Subsidiaries to, Incur any Secured Indebtedness (including Acquired Indebtedness that is Secured Indebtedness) if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis would be greater than 40% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries.

(3) The Issuers will not, and will not permit any of the Restricted Subsidiaries to Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuers or any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Issuers and the Restricted Subsidiaries on a consolidated basis would be at least 2.0 to 1.0.

(4) Notwithstanding paragraph (1), (2) or (3) above, the Issuers or any of the Restricted Subsidiaries (except as specified below) may Incur each and all of the following:

(A) Indebtedness of the Issuers or any of the Restricted Subsidiaries outstanding under any Credit Facility at any time in an aggregate principal amount not to exceed the greater of (x) $3,650.0 million and (y) 30% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries; provided, however, that any Permitted Refinancing Indebtedness incurred under clause (M) below in respect of such Indebtedness shall be deemed to have been incurred under this clause (A) for purposes of determining the amount of Indebtedness that may at any time be incurred under this clause (A);

(B) Indebtedness of the Issuers or any of the Restricted Subsidiaries owed to:

(i) the Issuers evidenced by an unsubordinated promissory note, or

(ii) any Restricted Subsidiary;

provided, however, that any event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuers or any subsequent transfer of such Indebtedness (other than to the Issuers or any other Restricted Subsidiary of the Issuers) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B);

(C) Indebtedness of the Issuers or any of their Restricted Subsidiaries under Currency Agreements and Interest Rate Agreements; provided that such agreements (i) are designed solely to protect the Issuers or any of their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates (whether fluctuations of fixed to floating rate interest or floating to fixed rate interest) and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(D) Indebtedness of the Issuers or any of the Subsidiary Guarantors, to the extent the net proceeds thereof are promptly:

(i) used to purchase Notes tendered in a Change of Control Offer made as a result of a Change in Control,

(ii) used to redeem all the Notes as described above under “—Optional Redemption,”

(iii) deposited to defease the Notes as described below under “—Defeasance,” or

(iv) deposited to discharge the obligations under the Notes and indenture as described below under “—Satisfaction and Discharge;”

(E) (i) Guarantees of Indebtedness of the Issuers by any of the Subsidiary Guarantors; provided the guarantee of such Indebtedness is permitted by and made in accordance with the “Future Guarantees by U.S. Domestic Restricted Subsidiaries” covenant described below, and (ii) Guarantees by a Subsidiary Guarantor of any Indebtedness of any other Subsidiary Guarantor;

(F) Indebtedness outstanding on the Issue Date (other than pursuant to clause (A) or (G));

(G) Indebtedness represented by the Notes issued on the Issue Date and Guarantees of the Notes;

(H) Indebtedness consisting of obligations to pay insurance premiums incurred in the ordinary course of business;

(I) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(J) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees and similar types of obligations in the ordinary course of business;

(K) Indebtedness represented by cash management obligations and other obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(L) Indebtedness supported by a letter of credit procured by the Issuers or their Restricted Subsidiaries in a principal amount not in excess of the stated amount of such letter of credit and where the underlying Indebtedness would otherwise be permitted;

(M) Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the provisions of paragraph (1), (2) or (3) of this covenant or clause (A), (F), (G), (M) or (O) of this paragraph (4);

(N) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuers or any Restricted Subsidiary within 270 days of the related purchase, lease or improvement, to finance the purchase, lease or improvement of property (real or personal) or equipment used in the business of the Issuers or any Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount not to exceed at any one time outstanding the greater of (x) $410.0 million and (y) 2.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any time outstanding;

(O) additional Indebtedness of the Issuers and their Restricted Subsidiaries in aggregate principal amount at any time outstanding not to exceed the greater of (x) $485.0 million and (y) 4.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries; provided, however, that any Permitted Refinancing Indebtedness incurred under clause (M) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (O) for purposes of determining the amount of Indebtedness that may at any time be incurred under this clause (O); or

(5) Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that the Parent, the Issuers or any of the Restricted Subsidiaries may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

(6) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant, (i) Indebtedness Incurred and outstanding under the U.S. Credit Agreement on or prior to the Issue Date shall be treated as Incurred pursuant to clause (A) of paragraph (4) of this “Limitation on Indebtedness” covenant and may not be reclassified, and (ii) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

(7) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (A) through (P) of paragraph (4) above or is entitled to be incurred pursuant to paragraphs (1), (2) and (3) above, the Issuers shall, in their sole discretion, be entitled to classify all or a portion of such item of Indebtedness on the date of its incurrence or issuance and determine the order of such incurrence or issuance (and may later reclassify such item of Indebtedness) and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, and, in such event, such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause or paragraph. At any time that the Issuers or the Restricted Subsidiaries would be entitled to have incurred any then outstanding Indebtedness under clause (1), (2) and (3) of this covenant, such Indebtedness shall be automatically reclassified into Indebtedness incurred pursuant to those paragraphs. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.

(8) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus any committed amounts associated therewith (if the Issuers elected to have such commitment deemed to be Incurred at the time of the commitment in accordance with the last paragraph of the definition of “Incur”), the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Maintenance of Total Unencumbered Assets

The Issuers and their Restricted Subsidiaries will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

Limitation on Restricted Payments

Opco will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to Capital Stock of Opco or any Restricted Subsidiary held by Persons other than Opco or any of its Restricted Subsidiaries, other than (i) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (ii) pro rata dividends or other distributions made by a Restricted Subsidiary of Opco that is not Wholly Owned to minority stockholders (or owners of equivalent interests in the event such Subsidiary is not a corporation);

(2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of Opco or any of its direct or indirect parent entities held by any Person (other than a Restricted Subsidiary);

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, or give any irrevocable notice of redemption of Subordinated Indebtedness of the Issuers or any Subsidiary Guarantor, in each case excluding (i) any intercompany Indebtedness between or among the Parent, the Issuers or any of the Subsidiary Guarantors; (ii) the payment, purchase, redemption, defeasance, acquisition or retirement (collectively, a “purchase”) of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement and (iii) the giving of an irrevocable notice of redemption with respect to a transaction described in clauses (3) or (5) of the second paragraph of this covenant; or

(4) make an Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing,

(B) the Issuers could not Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant, or

(C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors of the Issuers, whose determination shall be conclusive and evidenced by a Board Resolution) made after April 26, 2011 shall exceed the sum of, without duplication:

(i) 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning April 1, 2011 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant, plus

(ii) 100% of the aggregate Net Cash Proceeds received by the Issuers after April 26, 2011 from (x) the issuance and sale of Opco’s Capital Stock (other than Disqualified Stock) or (y) the issuance and sale of Parent’s Capital Stock (to the extent contributed to Opco as Capital Stock (other than Disqualified Stock)) to a Person who is not a Subsidiary of the Parent, including from an issuance or sale permitted by the indenture of Indebtedness of the Issuers or any of its Restricted Subsidiaries for cash subsequent to April 26, 2011 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Opco or Parent, or from the issuance to a Person who is not a Subsidiary of the Parent of any options, warrants or other rights to acquire Capital Stock of Opco or Parent (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder for cash or Indebtedness, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus

(iii) 100% of (x) the aggregate net cash proceeds and (y) the fair market value of other property, in any such case, received by means of the sale or other disposition (other than to the Issuers or a Restricted Subsidiary) of Restricted Investments made by the Issuers or a Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Issuers or a Restricted Subsidiary (other than by the Issuers or a Restricted Subsidiary) and repayments of loans or advances that constitute Restricted Investments made by the Issuers or a Restricted Subsidiary, in each case after April 26, 2011 (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations), plus

(iv) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into one of the Issuers or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to one of the Issuers or a Restricted Subsidiary after April 26, 2011, the fair market value, as determined in good faith by the Issuers or if such fair market value may exceed $240.0 million, in writing by a nationally recognized investment banking, appraisal or accounting firm, of the Investment in such Unrestricted Subsidiary or the assets transferred at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment), plus

(v) the fair market value of non-cash tangible assets or Capital Stock acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock or Capital Stock issued in exchange for Capital Stock of the Issuers or Parent utilized pursuant to clauses (3) or (4) of the succeeding paragraph) of Opco or, to the extent contributed to Opco or one or more Restricted Subsidiaries, the Parent, in each case, subsequent to April 26, 2011 (including upon conversion or exchange of the Common Units for Capital Stock of the Parent, in which case the fair market value shall equal the fair market value received upon issuance of such Common Units), plus

(vi) without duplication, in the event the Issuers or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount not to exceed the amount of Investments previously made by the Issuers and the Restricted Subsidiaries in such Person that was treated as a Restricted Payment.

As of March 31, 2019, after giving effect to the Transactions (as defined in “Prospectus Supplement Summary—Recent Developments”) that have not closed as of such date, the issuance of the Notes and application of the proceeds from this offering as described in “Use of Proceeds,” there was approximately $3.2 billion available for Restricted Payments pursuant to the foregoing clause (C).

Notwithstanding the foregoing, the limitations on Restricted Payments described above shall not apply to the following:

(1) any distribution or other action that the Issuers believe in good faith is necessary to maintain the Parent’s status as a REIT under the Code, if the aggregate principal amount of outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP is less than 60% of Adjusted Total Assets as of the end of the fiscal quarter covered in the Parent’s annual or quarterly report most recently furnished to holders of the Notes or filed with the SEC, as the case may be;

(2) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, as the case may be, if, at said date of declaration or notice, such payment would comply with the foregoing paragraph;

(3) the payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under paragraph (1), (2) or (3) or clause (M) of paragraph (4) of the “Limitation on Indebtedness” covenant;

(4)(a) the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Opco or the Parent (other than any Disqualified Stock or any Capital Stock sold to an Issuer or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Parent or any of its Subsidiaries) or from substantially concurrent contributions to the equity capital of Opco (collectively, including any such contributions, “Refunding Capital Stock”) (with any offering within 90 days deemed as substantially concurrent); and (b) the declaration and payment of accrued dividends on any Capital Stock redeemed, repurchased, retired, defeased or acquired out of the proceeds of the sale of Refunding Capital Stock within 90 days of such sale; provided, that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this clause (4) shall be excluded from the amount described in clause (4)(C)(ii) of this covenant;

(5) the payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, including premium, if any, and accrued and unpaid interest with the proceeds of, or in exchange for, an issuance of, shares of Capital Stock of the Parent or Opco (or options, warrants or other rights to acquire such Capital Stock) that occurs within 90 days of such payment, redemption, repurchase, defeasance or other acquisition or retirement for value; provided, that the amount of any such proceeds or contributions that are utilized for any Restricted Payments pursuant to this clause (5) shall be excluded from the amount described in clause (4)(C)(ii) of this covenant;

(6)(x) the distribution or dividend to Parent, the proceeds of which are used to repurchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of the Parent held by any of the Parent’s or Medical Property Trust LLC’s and (y) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of Opco or any Restricted Subsidiary in each case held by any of the Parent’s or an Issuer’s or any Restricted Subsidiaries’, current or former officers, directors, consultants or employees (or any permitted transferees, assigns, estates or heirs of any of the foregoing); provided, however, the aggregate amount distributed or dividended to Parent and paid by the Issuers and the Restricted Subsidiaries pursuant to this clause (6) shall not exceed the greater of (x) $60.0 million and (y) 0.5% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries, in any calendar year (excluding for purposes of calculating such amount the amount paid for Capital Stock repurchased, redeemed, acquired or retired with the cash proceeds from the repayment of outstanding loans previously made by the Parent, an Issuer or a Restricted Subsidiary thereof for the purpose of financing the acquisition of such Capital Stock), with unused amounts in any calendar year being carried over to the next two succeeding calendar years; provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of Opco or Parent to the extent contributed to Opco or any of its Restricted Subsidiaries by members of management, directors or consultants of the Parent, Opco or any of the Restricted Subsidiaries that occurs after April 26, 2011, to the extent such proceeds (i) have not otherwise been and are not thereafter applied to the payment of any other Restricted Payment or (ii) are not attributable to loans made by the Parent, an Issuer or a Restricted Subsidiary thereof for the purpose of financing the acquisition of such Capital Stock, plus (B) the cash proceeds of key man life insurance policies received by the Issuers and their Restricted Subsidiaries after April 26, 2011, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (6); provided further, however, that cancellation of Indebtedness owing to an Issuer or any of its Restricted Subsidiaries from current or former officers, directors, consultants or employees (or any permitted transferees, assigns, estates or heirs of any of the foregoing) of the Parent, an Issuer or any Restricted

Subsidiary thereof in connection with a repurchase of Capital Stock of the Parent, the Issuers or any Restricted Subsidiary shall not be deemed to constitute a Restricted Payment for purposes of the indenture;

(7)(x) distributions or dividends to Parent, the proceeds of which are used and (y) payments made or expected to be made by the Issuers or any Restricted Subsidiary, in each case, in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director, officer, manager or consultant (or any permitted transferees, assigns, estates or heirs of any of the foregoing) and any repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants or required withholding or similar taxes and cashless repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(8) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Preferred Stock of any Issuer or Restricted Subsidiary pursuant to the provisions similar to those described under “—Repurchase of Notes Upon a Change of Control and Rating Decline” and “—Limitation on Asset Sales”; provided that all Notes validly tendered by holders of Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(9) Permitted Payments to Parent;

(10) any distribution or dividend to Parent, the proceeds of which are used for the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Parent and the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of Opco;

(11) additional Restricted Payments so long as, after giving pro forma effect thereto (including any incurrence and/or repayment of Indebtedness in connection therewith), the Consolidated Net Leverage Ratio is less than or equal to 5.00 to 1.00 as of the last day of the most recent fiscal quarter or year;

(12) additional Restricted Payments in an aggregate amount not to exceed the greater of (x) $850.0 million and (y) 7.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any time outstanding;

provided, however, that in the case of clauses (6), (11) and (12), no Default and no Event of Default will have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.

The net amount of any Restricted Payment permitted pursuant to clauses (1) and (2) of the immediately preceding paragraph (adjusted to avoid double counting) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. The net amount of any Restricted Payment permitted pursuant to clauses (3) through (12) of the immediately preceding paragraph shall be excluded in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuers or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this covenant, in the event that a payment or other action meets the criteria of more than one of the exceptions described in clauses (1) through (12) above, or is permitted to be made pursuant to the first paragraph of this covenant (including by virtue of qualifying as Permitted Investment), the Issuers will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this covenant. Payments or other actions permitted by this covenant need not be permitted solely by reference to one provision permitting such payment or other action but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such payment or other action (including pursuant to any section of the definition of “Permitted Investment”)

For purposes of determining compliance with any Dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the Dollar-equivalent amount of such Restricted Payment shall be calculated based the relevant currency exchange rate in effect on the date such Restricted Payment was made.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuers will not, and will not permit any Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

(A) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by an Issuer or any of its Restricted Subsidiaries;

(B) pay any Indebtedness owed to an Issuer or any other Restricted Subsidiary;

(C) make loans or advances to an Issuer or any other Restricted Subsidiary; or

(D) transfer its property or assets to an Issuer or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing under, by reason of or with respect to, the indenture, the U.S. Credit Agreement, the Australian Credit Agreement and any other agreement in effect on the Issue Date as in effect on the Issue Date, and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are not materially more restrictive, taken as a whole, than those in effect on the Issue Date;

(2) existing under, by reason of or with respect to any other Indebtedness of the Issuers or their Restricted Subsidiaries permitted under the indenture; provided, however, that the Issuers have determined in good faith that the encumbrances and restrictions contained in the agreement or agreements governing the other Indebtedness are not materially more restrictive, taken as a whole, than those contained in customary comparable financings and will not impair in any material respect the Issuers’ and Guarantors’ ability to make payments on the Notes and Guarantees thereof when due;

(3) existing with respect to any Person or the property or assets of such Person acquired by an Issuer or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements thereof; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are entered into in the ordinary course of business or are not materially more restrictive, taken as a whole, than those contained in the instruments or agreements with respect to such Person or its property or assets as in effect on the date of such acquisition;

(4) existing under, by reason of or with respect to provisions in joint venture, operating or similar agreements;

(5) in the case of clause (D) in the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of an Issuer or any Restricted Subsidiary not otherwise prohibited by the indenture,

(c) existing under, by reason of or with respect to (i) purchase money obligations for property acquired in the ordinary course of business or (ii) capital leases or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby, or

(d) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of an Issuer or any Restricted Subsidiary in any manner material to an Issuer and its Restricted Subsidiaries taken as a whole;

(6) any encumbrance or restriction with respect to a Restricted Subsidiary that is a Guarantor which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuers or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(7) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, such Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the closing of such sale or other disposition; or

(8) encumbrances or restrictions existing under or by reason of applicable law, regulation, order, approval, license, permit or similar restriction or agreement with governmental authorities with respect to assets located in their jurisdiction.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent an Issuer or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of an Issuer or any of its Restricted Subsidiaries that secure Indebtedness of the Issuers or any of their Restricted Subsidiaries. For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock, and (2) the subordination of loans or advances made to a Restricted Subsidiary to other Indebtedness incurred by such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Future Guarantees by U.S. Domestic Restricted Subsidiaries

The Issuers will cause each U.S. Domestic Restricted Subsidiary that borrows under or Guarantees the U.S. Credit Agreement to, within 30 days thereof, execute and deliver to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under the indenture.

Any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person that is not a Subsidiary of an Issuer of Capital Stock held by an Issuer and its Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary

(which sale, exchange or transfer is not prohibited by the indenture) such that, immediately after giving effect to such transaction, such Restricted Subsidiary would no longer constitute a Subsidiary of an Issuer;

(2) in connection with the merger or consolidation of a Subsidiary Guarantor with (a) an Issuer or (b) any other Subsidiary Guarantor (provided that the surviving entity remains a Subsidiary Guarantor);

(3) if the Issuers properly designate any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the indenture;

(4) upon the Legal Defeasance (as defined below) or Covenant Defeasance (as defined below) or satisfaction and discharge of the indenture;

(5) upon a liquidation or dissolution of a Subsidiary Guarantor permitted under the indenture; or

(6) the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

In addition, any Subsidiary Guarantee shall be automatically and unconditionally released and discharged if such Subsidiary ceases to Guarantee obligations under the U.S. Credit Agreement or ceases to constitute a co-borrower with respect to the U.S. Credit Agreement.

Limitation on Transactions with Affiliates

The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Parent or with any Affiliate of the Parent, an Issuer or any Restricted Subsidiary, in each case involving consideration in excess of the greater of (x) $35.0 million and (y) 0.3% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries, except upon terms that are not materially less favorable to the Issuers or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not such a holder or an Affiliate, or if in the good faith judgment of the Parent’s Board of Directors, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Issuers or such Restricted Subsidiary from a financial point of view.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested directors of the Board of Directors of the Parent, or where no such disinterested directors exist, by unanimous approval of the directors of the Board of Directors of the Parent or (B) for which the Parent or any Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking, appraisal or accounting firm stating that the transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view;

(2) any transaction solely between an Issuer and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

(3) the payment of reasonable fees and compensation (including through the issuance of Capital Stock) to, and indemnification and similar arrangements on behalf of, current, former or future directors, officers, employees or consultants of Parent or any Restricted Subsidiary of Parent;

(4) the issuance or sale of Capital Stock (other than Disqualified Stock) of an Issuer;

(5) any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant and Investments constituting Permitted Investments;

(6) any contracts, instruments or other agreements or arrangements in each case as in effect on the date of the indenture, and any transactions pursuant thereto or contemplated thereby, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangements as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Issuers and the Restricted Subsidiaries at the time executed than the original agreement or arrangements as in effect on the date of the indenture;

(7) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by an Issuer or any Restricted Subsidiary with current, former or future officers and employees of the Parent or an Issuer or such Restricted Subsidiary and the payment of compensation to officers and employees of the Parent, an Issuer or any Restricted Subsidiary (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(8) loans and advances to officers and employees of the Parent, an Issuer or any Restricted Subsidiary or guarantees in respect thereof (or cancellation of such loans, advances or guarantees), for bona fide business purposes, including for reasonable moving and relocation, entertainment and travel expenses and similar expenses, made in the ordinary course of business;

(9) transactions with a Person that is an Affiliate of the Parent or an Issuer solely because the Parent or an Issuer, directly or indirectly, owns Capital Stock of, or controls such Person;

(10) any transaction with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; or

(11) the entering into or amending of any tax sharing, allocation or similar agreement and any payments thereunder.

SEC Reports and Reports to Holders

Whether or not Opco is then required to file reports with the SEC, Opco shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if it was subject thereto; provided, however, that, if filing such documents by Opco with the SEC is not permitted under the Exchange Act, Opco shall, within 15 days after the time Opco would be required to file such information with the SEC if it were subject to Section 13 or 15(d) under the Exchange Act, provide such documents and reports to the trustee and upon written request supply copies of such documents and reports to any holder and shall post such documents and reports on Opco’s public website. Opco shall supply the trustee and each holder or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. Delivery of such information, documents and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on officer’s certificates). The trustee shall have no duty to monitor whether any such filings on EDGAR have been made.

So long as permitted by the SEC, at any time that either (x) one or more Subsidiaries of Opco is an Unrestricted Subsidiary or (y) Opco holds directly any material assets (including Capital Stock) other than the Capital Stock of the Issuers, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or any other comparable section, of the financial condition and results of operations of the Issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries and other material assets of the Issuers.

Opco shall also, within a reasonably prompt period of time following the disclosure of the annual and quarterly information required above, conduct a conference call with respect to such information and results of operations for the relevant reporting period. No fewer than three Business Days prior to the date of the conference call required to be held in accordance with the preceding sentence, Opco shall issue a press release to the appropriate internationally recognized wire services announcing the date that such information will be available and the time and date of such conference call.

So long as the Parent is a Guarantor of the Notes, the indenture will permit Opco to satisfy its obligations in this covenant with respect to filing, furnishing, providing and posting documents, reports and other information relating to Opco by the Parent’s filing, furnishing, providing and posting, as the case may be, of such documents, reports and other information relating to the Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail and in the same manner described in this prospectus the differences between the information relating to the Parent and its consolidated Subsidiaries on the one hand, and the information relating to the Parent and the Issuers and the Subsidiary Guarantors, if any, on a standalone basis, on the other hand, as of the ending date of the period covered by such report.

For the avoidance of doubt, to the extent any information is not provided within the time periods specified in this “—Reports to Holders” section and such information is subsequently provided, the Issuers will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Limitation on Asset Sales

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1) the consideration received by the Issuers or such Restricted Subsidiary (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) is at least equal to the fair market value of the assets sold or disposed of (such fair market value to be determined as of the date of contractually agreeing to such Asset Sale); and

(2) at least 75% of the consideration received from such Asset Sale, consists of cash, Temporary Cash Investments or Replacement Assets, or a combination of cash, Temporary Cash Investments or Replacement Assets; provided, however, with respect to the sale of one or more properties that up to 75% of the consideration may consist of indebtedness of the purchaser of such properties so long as such Indebtedness is secured by a first priority Lien on the property or properties sold.

For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities of the Issuers or any Restricted Subsidiary (as shown on the most recent consolidated balance sheet of the Issuers and their Restricted Subsidiaries other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuers or any such Restricted Subsidiary from further liability with respect to such liabilities or that are assumed by contract or operation of law;

(b) any securities, notes or other obligations received by an Issuer or any such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days (to the extent of the cash or Temporary Cash Investments received in that conversion); and

(c) any Designated Non-Cash Consideration received by the Issuers or any such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed the greater of

(x) $240.0 million and (y) 2.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Issuers or any such Restricted Subsidiary may apply such Net Cash Proceeds:

(1) to prepay, repay, redeem or purchase Pari Passu Indebtedness of the Issuers or a Subsidiary Guarantor that is Secured Indebtedness (in each case other than Indebtedness owed to the Issuers or an Affiliate of the Issuers);

(2) to make an Investment in (provided such Investment is in the form of Capital Stock), or to acquire all or substantially all of the assets of, a Person engaged in a Permitted Business if such Person is, or will become as a result thereof, a Restricted Subsidiary;

(3) to prepay, repay, redeem or purchase (x) Pari Passu Indebtedness of an Issuer or of any Subsidiary Guarantor; provided, however, that if the Issuers or a Guarantor shall so prepay, repay, redeem or purchase any such Pari Passu Indebtedness, the Issuers will equally and ratably reduce obligations under the Notes pursuant to the redemption provisions of the indenture, through open market purchases (to the extent such purchases are at a purchase price at or above 100% of the principal amount thereof plus accrued and unpaid interest, if any) or by making an offer to all holders to purchase their Notes at 100% of the principal amount thereof, plus accrued and unpaid interest (and such offer shall be deemed for purposes of this covenant to be a use of proceeds from an Asset Sale equal to the aggregate amount of Net Cash Proceeds offered to the Holders, whether or not the offer is accepted by any or all Holders), or (y) any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor;

(4) to fund all or a portion of an optional redemption of the Notes as described under “—Optional Redemption;”

(5) to make a capital expenditure;

(6) to acquire Replacement Assets to be used or that are useful in a Permitted Business; or

(7) any combination of the foregoing;

provided, that the Issuers will be deemed to have complied with the provisions described in clauses (2), (5) and (6) of this paragraph if and to the extent that, within 450 days after the Asset Sale that generated the Net Cash Proceeds, the Issuers or any of the Restricted Subsidiaries has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business, acquire Replacement Assets or make a capital expenditure in compliance with the provisions described in clauses (2), (5) and (6) of this paragraph (each an “Acceptable Commitment”), and that Acceptable Commitment (or a replacement commitment should the Acceptable Commitment be subsequently cancelled or terminated for any reason) is thereafter completed within 180 days after the end of such 450-day period. Pending the final application of any such Net Cash Proceeds, the Issuers may temporarily reduce the revolving Indebtedness under any Credit Facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 450 day period as set forth in the third paragraph above and not so applied by the end of such period shall constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds the greater of $120.0 million and 1.0% of consolidated Adjusted Total Assets (the “Excess Proceeds Cap”), the Issuers shall make an offer to all holders of the Notes and, if required by the terms of any Indebtedness that is Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness on a pro rata basis (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed the Excess Proceeds Cap by delivering the notice required pursuant to the terms of the indenture, with a copy to the trustee. The Issuers may satisfy the foregoing obligations with respect to any Excess Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Excess Proceeds prior to the expiration of the relevant 450 days or with respect to Excess Proceeds equal to the Excess Proceeds Cap or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers and the Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not prohibited by the indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the registrar shall select the Notes and the Issuers shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

Pending the final application of any Net Cash Proceeds pursuant to this covenant, the holder of such Net Cash Proceeds may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by the indenture.

For the avoidance of doubt and notwithstanding anything to the contrary contained above, in the case of Net Cash Proceeds received by any non-Wholly Owned Restricted Subsidiary, only that portion of such proceeds that are allocable (based on economic share and not necessarily percentage ownership) to the Issuers will be subject to the requirement to make an offer in accordance with this covenant and will be applied towards the Excess Proceeds Cap.

Notwithstanding the above, the Issuers shall not be required to make an Asset Sale Offer with respect to any amount:

(1) to the extent that the relevant Net Cash Proceeds of any Asset Sales by a Foreign Restricted Subsidiary (a “Foreign Disposition”) is prohibited, restricted or delayed under any Requirements of Law, from being repatriated to the United States, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the Foreign Restricted Subsidiary so long, but only so long, as the Requirements of Law will not permit repatriation to the United States (the Issuers hereby agreeing to cause the applicable Foreign Restricted Subsidiary to promptly take all commercially reasonable actions (as determined by the Issuers’ reasonable business judgment) required to permit such repatriation); it being understood and agreed that once the repatriation of the relevant affected Net Cash Proceeds is permitted under Requirements of Law, the relevant Foreign Restricted Subsidiary will promptly repatriate the relevant Net Cash Proceeds and the repatriated Net Cash Proceeds will be applied within ten business days (net of additional Taxes payable or reserved against as a result thereof) to make an Asset Sale Offer to the extent required herein; or

(2) to the extent that the relevant Net Cash Proceeds are received in respect of any joint venture for so long as the distribution to the Issuers of such Net Cash Proceeds would be prohibited under the organizational documents governing such joint venture (so long as such distribution restrictions were not implemented for the purpose of avoiding mandatory repurchase requirements); it being understood and agreed that once such distribution is permitted under the organizational documents governing such joint venture, the relevant joint venture will promptly distribute the relevant Net Cash Proceeds and the distributed Net Cash Proceeds will be applied within 10 business days to make an Asset Sale Offer to the extent required herein.

Notwithstanding the above, if the Issuers determine in good faith that the repatriation to the Issuers as a distribution or dividend of any amounts required to make an Asset Sale Offer that are attributable to any Foreign Restricted Subsidiary would result in a material and adverse Tax liability (including any withholding Tax) (such amount, a “Restricted Amount”), the amount with respect to which the Issuers shall be required to make an Asset Sale Offer shall be reduced by the Restricted Amount; provided that to the extent that the repatriation of the relevant Net Cash Proceeds from the relevant Foreign Restricted Subsidiary would no longer have a material and adverse tax consequence, an amount equal to the Restricted Amount (reduced by any relevant Taxes) will be applied within ten business days to make an Asset Sale Offer to the extent required herein.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

The U.S. Credit Agreement and the Australian Credit Agreement limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuers become a party may prohibit or limit, the Issuers from purchasing any Notes pursuant to this Asset Sale covenant. In the event the Issuers are prohibited from purchasing the Notes, the Issuers could seek the consent of their lenders to the purchase of the Notes or could attempt to refinance the indebtedness that contains such prohibition. If the Issuers do not obtain such consent or repay such indebtedness, they will remain prohibited from purchasing the Notes. In such case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the indenture.

The provisions under the indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes then outstanding.

Consolidation, Merger and Sale of Assets

No Issuer will consolidate with or merge with or into, or sell, convey, transfer or otherwise dispose of all or substantially of it and its Restricted Subsidiaries’ (taken as a whole) property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person (other than a Restricted Subsidiary) to merge with or into it unless:

(1) such Issuer shall be the continuing Person, or the Person (if other than such Issuer) formed by such consolidation or into which such Issuer is merged or that acquired such property and assets of such Issuer shall be a corporation, limited liability company, partnership (including a limited partnership) or trust organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of such Issuer with respect to the Notes and under the indenture (provided that in the case of a limited liability company, partnership (including a limited partnership) or trust, there shall also be a corporation organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof which shall expressly jointly with such limited liability company, partnership (including a limited partnership) or trust, assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of such Issuer with respect to the Notes and under the indenture);

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable Four-Quarter Period, on a pro forma basis the Issuers, or any Person becoming the successor obligor of the Notes, as the case may be, (a) could Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant or (b) the Interest Coverage Ratio would improve; provided, however, that this clause (3) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary; and

(4) if such Issuer is not the continuing Person, the Issuers deliver to the trustee an officer’s certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and an opinion of counsel (which may be subject to customary qualifications), in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Issuers, or the Person (if other than an Issuer) formed by such consolidation or into which such Issuer is merged or that acquired all or substantially all of such Issuer’s and its Restricted Subsidiaries’ property and assets;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of the Parent, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of an Issuer; provided, further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

The Issuers will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, all or substantially all of its property and assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture, all the obligations of such Subsidiary Guarantor, if any, under the Notes or its Subsidiary Guarantee, as applicable; provided, however, that the foregoing requirement will not apply in the case of a Subsidiary Guarantor or all or substantially all of its property and assets (x) that has been disposed of in its entirety to another Person (other than to an Issuer or an Affiliate of an Issuer), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, so long as, in both cases, in connection therewith the Issuers provide an Officer’s Certificate to the trustee to the effect that the Issuers will comply with their obligations under the covenant described under “—Limitation on Asset Sales”;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Issuers deliver to the trustee an officer’s certificate and an opinion of counsel (which may be subject to customary qualifications), each stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with the indenture and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Issuers, the Subsidiary Guarantors, the Parent and the surviving Persons.

Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with an Affiliate of an Issuer or an Affiliate or a Restricted Subsidiary or another Subsidiary Guarantor solely for the purpose of changing the state of domicile of the Subsidiary Guarantor, (ii) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuers, or (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor, provided that such surviving Person (if not a Subsidiary Guarantor) shall expressly assume, by a supplemental indenture, all the obligations of such Subsidiary Guarantor, if any, under the Notes and its Subsidiary Guarantee.

Repurchase of Notes upon a Change of Control and Rating Decline

If a Change of Control Triggering Event occurs, each holder of Notes will have the right to require the Issuers to purchase some or all (in minimum principal amounts of $2,000 or an integral multiple of $1,000) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”).

Any Change of Control Offer will include a cash offer price of 101% of the principal amount of any Notes purchased plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”). If a Change of Control Offer is required, within ten Business Days following a Change of Control Triggering Event, the Issuers will mail a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute, or are expected to constitute, the Change of Control Triggering Event, and offering to repurchase Notes on a specified date (the “Change of Control Payment Date”). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed (or in the case of global notes, given pursuant to applicable DTC procedures).

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit the Change of Control Payment with the paying agent in respect of all Notes so accepted; and

(3) deliver to the trustee the Notes accepted and an officer’s certificate stating the aggregate principal amount of all Notes purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Note in principal amount equal to any unpurchased portion of the Notes surrendered.

The Issuers will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of that compliance.

A third party, instead of the Issuers, may make the Change of Control Offer in compliance with the requirements set forth in the indenture and purchase all Notes properly tendered and not withdrawn. In addition, the Issuers will not be obligated to make or consummate a Change of Control Offer with respect to the Notes, if they have irrevocably elected (which election may be subject solely to the occurrence of the Change of Control Triggering Event) to redeem all of the Notes under provisions described under “ —Optional Redemption” and have not defaulted in their redemption obligations. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, subject to one or more conditions precedent, including, but not limited to, the consummation of such Change of Control Triggering Event. The Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as such Change of Control Triggering Event is consummated. The Issuers may rescind or amend the Change of Control Offer in the event that the Issuers shall determine that the Change of Control Triggering Event will not occur by the Change of

Control Payment Date, or by the Change of Control Payment Date as so delayed. A Change of Control Offer made in advance of the Change of Control Triggering Event may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of the indenture. The provisions under the indenture relating to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes then outstanding.

Some change of control events may constitute a default under the U.S. Credit Agreement or Australian Credit Agreement. Future indebtedness of the Issuers or Guarantors may contain prohibitions on the events that constitute a Change of Control or Change of Control Triggering Event. The U.S. Credit Agreement requires and the Australian Credit Agreement and future indebtedness may require, the indebtedness to be purchased or repaid if a Change of Control or Change of Control Triggering Event occurs. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control or Change of Control Triggering Event itself does not. Finally, the Issuers’ ability to pay cash to the holders of Notes, if required to do so, may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes and the Offering—We may not be able to satisfy our obligations to holders of the Notes upon a Change of Control Triggering Event.”

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuers and their Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Furthermore, this term has not been interpreted under New York law (which is the governing law of the indenture) to represent a specific quantitative test. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Issuers and their Subsidiaries taken as a whole to another Person or group may be uncertain.

Limitation on Activities of Finco

Finco may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Capital Stock to Opco or any wholly owned Restricted Subsidiary of Opco, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes, the U.S. Credit Agreement, the Australian Credit Agreement and any other Indebtedness that is permitted to be incurred under the covenant described under the heading “—Limitation on Incurrence of Indebtedness;” provided that the net proceeds of such Indebtedness are not retained by Finco, and (3) activities incidental thereto. Neither the Parent nor any Restricted Subsidiary shall engage in any transaction with Finco in violation of the immediately preceding sentence.

Events of Default

Events of Default under the indenture include the following:

(1) default in the payment of principal of, or premium, if any, on any Note when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(2) default in the payment of interest on any Note when it is due and payable, and such default continues for a period of 30 days;

(3) the Issuers or Restricted Subsidiaries do not comply with their obligations under “—Certain Covenants—Merger, Consolidation or Sale”;

(4) the Issuers fail to make or consummate a Change of Control Offer following a Change of Control when required as described under “—Certain Covenants—Repurchase of Notes Upon a Change of Control and Rating Decline”;

(5) the Issuers or Restricted Subsidiaries default in the performance of or breach any other covenant or agreement of the Issuers or the Restricted Subsidiaries in the indenture or under the Notes (other than a default specified in clause (1), (2), (3) or (4) above) and such default or breach continues for 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes;

(6) there occurs with respect to any issue or issues of Indebtedness of an Issuer or any Significant Subsidiary having an outstanding principal amount of $240.0 million, or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created;

(a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been Discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or

(b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(7) any final and non-appealable judgment or order for the payment of money in excess of the greater of (x) $240.0 million and (y) 2.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries in the aggregate for all such final judgments or orders against all such Persons:

(a) shall be rendered against an Issuer or any Significant Subsidiary and shall not be paid or discharged, and

(b) there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed the greater of (x) $240.0 million and (y) 2.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(8) a court of competent jurisdiction enters a decree or order for:

(a) relief in respect of an Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or any Significant Subsidiary, or

(b) the winding up or liquidation of the affairs of an Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(9) an Issuer or any Significant Subsidiary:

(a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

(b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of an Issuer or such Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or such Significant Subsidiary, or

(c) effects any general assignment for the benefit of its creditors.

In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (i) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged; (ii) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or (iii) the default that is the basis for such Event of Default has been cured.

If an Event of Default (other than an Event of Default specified in clause (8) or (9) above that occurs with respect to an Issuer) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuers and paying agent (and to the trustee and paying agent if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (6) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the relevant Issuer or Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (8) or (9) above occurs with respect to an Issuer, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

For the avoidance of doubt, the indenture will provide that if a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action, even though such delivery is not within the prescribed period specified in the indenture.

The holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuers and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. As to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the indenture or the Notes unless:

(1) the holder gives the trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain officers of the Issuers to deliver an officer’s certificate to the trustee, on or before a date not more than 120 days after the end of each fiscal year, stating that a review has been conducted of the activities of the Issuers and their Restricted Subsidiaries and of its performance under the indenture during the previous fiscal year and that the Issuers and their Restricted Subsidiaries have fulfilled all obligations thereunder during such period, or, if there has been a default in fulfillment of any such obligation during such period, specifying each such default and the nature and status thereof. The Issuers will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture within 30 days of becoming aware of any such default unless such default has been cured before the end of the 30 day period.

Defeasance

The Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”) and cure all then existing Events of Default. Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Guarantees, and the indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to:

(1) rights of holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below;

(2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trust, duties, and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to most of the covenants under the indenture, except as described otherwise in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default . In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. The Issuers may exercise their Legal Defeasance option regardless of whether they previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes subject to Legal Defeasance or Covenant Defeasance, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuers, to pay the principal of and interest (including premium, if any) on the Notes on the stated date for payment or on the redemption date of the Notes;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States confirming that:

(a) the Issuers have received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens on the deposited funds in connection therewith);

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the indenture) to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound (other than any such Default or default relating to any Indebtedness being defeased from any borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens on the deposited funds in connection therewith);

(6) the Issuers shall have delivered to the trustee an officer’s certificate stating that the deposit was not made by them with the intent of preferring the holders over any other of their creditors or with the intent of defeating, hindering, delaying or defrauding any other of their creditors or others; and

(7) the Issuers shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officer’s certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/ or (3) and (5) of this paragraph have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the trustee for cancellation; or

(b) all Notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuers directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuers have paid all other sums payable under the indenture by the Parent or the Issuers; and

(3) the Issuers have delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture as to all outstanding Notes have been complied with.

Modification and Waiver

Subject to certain limited exceptions, modifications and amendments of the indenture may be made by the Issuers and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Note or make the Notes payable in money other than that stated in the Note;

(3) change the place of payment of principal of, or premium, if any, or interest on, any Note;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;

(5) reduce the above-stated percentages of outstanding Notes the consent of whose holders is necessary to modify or amend the indenture;

(6) waive a default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of the declaration of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration, so long as all other existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived);

(7) voluntarily release a Guarantor of the Notes, except as permitted by the indenture;

(8) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

(9) modify or change any provisions of the indenture affecting the ranking of the Notes as to right of payment or the Guarantees thereof in any manner adverse to the holders of the Notes.

Notwithstanding the preceding, without the consent of any holder, the Parent, the Issuers, the Subsidiary Guarantors and trustee may amend the indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Parent, the Issuers or any Subsidiary Guarantor under the indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) to add Guarantees with respect to the Notes or to secure the Notes;

(5) to add to the covenants of the Parent, the Issuers or a Restricted Subsidiary for the benefit of the holders or to surrender any right or power conferred upon the Parent, the Issuers or a Restricted Subsidiary;

(6) to make any change that does not adversely affect the rights of any holder, as evidenced by an officer’s certificate delivered to the trustee (upon which it may fully rely);

(7) to comply with any requirement of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8) to make any amendment to the provisions of the indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes;

(9) to conform the text of the indenture or the Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a substantially verbatim recitation of a provision of the indenture or the Guarantees or the Notes, as evidenced by an officer’s certificate delivered to the trustee (upon which it may fully rely);

(10) evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture;

(11) provide for a reduction in the minimum denominations of the Notes;

(12) comply with the rules of any applicable securities depositary; or

(13) to provide for the issuance of additional notes and related guarantees in accordance with the limitations set forth in the indenture.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuers are required to mail to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or the Guarantors in the indenture, or in any of the Notes or Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuers or the Guarantors or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Book-Entry, Delivery and Form

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream”) and Euroclear Bank S.A/N.V., as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

Global Notes

The Notes will initially be represented by one or more fully registered global notes (the “global notes”). Each such global note will be deposited with, or on behalf of, DTC or any successor thereto, as depositary, and registered in the name of Cede & Co. (as nominee of DTC). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole owner and holder of the Notes for all purposes of the Notes and the indenture. Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.

The Depository Trust Company

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law; a “banking organization” under the New York Banking Law; a member of the Federal Reserve System; a “clearing corporation” under the New York Uniform Commercial Code; and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of the Notes under DTC’s system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Notes, except as provided below in “—Certificated Notes.”

To facilitate subsequent transfers, all global notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the global notes with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global notes. DTC’s records reflect only the identity of the direct participants to whose accounts such global notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the Notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Note if one or more of the direct participants to whom the Note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the Notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge Notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the global notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the global notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we, the trustee nor any agent of us or the trustee will have any responsibility for the performance by DTC, or its direct or indirect participants (including Clearstream and Euroclear), of their respective obligations under the rules and procedures governing their operations.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the Notes received in Clearstream or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such Notes settled during that processing will be reported to the relevant Clearstream customer or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for Notes in definitive form in accordance with the terms of the Notes, the Notes may not be transferred except as a whole (1) by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue Notes to you or your nominees in fully certificated registered form, rather than to DTC or its nominees, only if:

•

we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture and a request for such exchange has been made; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that Notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the Notes along with instructions for re-registration. The Notes will be re-issued and authorized in fully certificated registered form and the trustee will recognize the registered holders of the certificated Notes as holders under the indenture.

Concerning the Trustee

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of an Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Certain Definitions

Set forth below are definitions of certain terms contained in the indenture that are used in this description. Please refer to the indenture for the definition of other capitalized terms used in this description that are not defined below.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or that is assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary; provided, however, that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Total Assets” means, for any Person, the sum of:

(1) Total Assets for such Person as of the end of the fiscal quarter preceding the Transaction Date; and

(2) any increase in Total Assets following the end of such quarter determined on a pro forma basis, including any pro forma increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control”

(including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Notes at August 1, 2024 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the Notes through August 1, 2024 (excluding interest paid prior to the redemption date and accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note on such redemption date.

The trustee shall not be responsible for the calculation of, or otherwise required to verify, the Applicable Premium.

“Asset Acquisition” means:

(1) an investment by an Issuer or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged, amalgamated or consolidated with and into an Issuer or any of its Restricted Subsidiaries; provided, however, that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such investment; or

(2) an acquisition by an Issuer or any of its Restricted Subsidiaries from any other Person of assets or one or more properties of such Person; provided, however, that the assets and properties acquired are related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by an Issuer or any of the Restricted Subsidiaries, other than to an Issuer or another Restricted Subsidiary, of:

(1) all or substantially all of the Capital Stock of any Restricted Subsidiary, whether in a single transaction or a series of transactions; or

(2) all or substantially all of the assets that constitute a division or line of business, or one or more properties, of an Issuer or any of the Restricted Subsidiaries, whether in a single transaction or a series of transactions.

“Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or Sale and Leaseback Transaction, in one transaction or a series of related transactions by an Issuer or any of the Restricted Subsidiaries to any Person other than an Issuer or any of the Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares and shares issued to foreign nationals as required by law);

(2) all or substantially all of the assets that constitute a division or line of business of an Issuer or any of its Restricted Subsidiaries;

(3) any property and assets of an Issuer or any of its Restricted Subsidiaries outside the ordinary course of business of such Issuer or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of such Issuer; provided, however, that “Asset Sale” shall not include:

(a) the lease or sublease of any Real Estate Asset;

(b) sales, leases, assignments, licenses, sublicenses, subleases or other dispositions of inventory, receivables and other current assets;

(c) the sale, conveyance, transfer, lease, disposition or other transfer of all or substantially all of the assets of the Issuers as permitted under “—Certain Covenants—Consolidation, Merger and Sale of Assets;”

(d) (i) the license or sublicense of intellectual property or other general intangibles or (ii) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuers are not material to the conduct of the business of the Issuers and the Restricted Subsidiaries, taken as a whole;

(e) the issuance of Capital Stock by a Restricted Subsidiary in which the percentage interest (direct and indirect) in the Capital Stock of such Restricted Subsidiary owned by one or both of the Issuers after giving effect to such issuance, is at least equal to the percentage interest prior to such issuance;

(f) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(g) any Restricted Payment not prohibited by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment;

(h) sales, transfers or other dispositions of assets or the issuance of Capital Stock of a Restricted Subsidiary with a fair market value not in excess of $70.0 million, in any transaction or series of related transactions;

(i) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (2) of the third paragraph of the “Limitation on Asset Sales” covenant;

(j) sales or other dispositions of cash, Temporary Cash Investments (or were Temporary Cash Investments when the relevant original Investment was made) or marketable securities;

(k) the creation, granting, perfection or realization of any Lien permitted under the indenture;

(l) the lease, assignment or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of the Issuers and their Restricted Subsidiaries, taken as a whole;

(m) (i) sales, exchanges, transfers or other dispositions of damaged, worn-out or obsolete or otherwise unsuitable or unnecessary equipment or assets that, in the Parent’s reasonable judgment, are no longer used or useful in the business of the Issuers or their Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates or (ii) a transfer or other disposition of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(n) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business between an Issuer or any Restricted Subsidiary and another Person;

(o) the voluntary unwinding of any hedging agreements or other derivative instruments (including any Interest Rate Agreements and Currency Agreements) other than those entered into for speculative purposes;

(p) the sale of the Equity Interests of a Person that does not constitute a Subsidiary of the Issuers or any Restricted Subsidiary to the extent that such sale is (i) for fair market value or (ii) otherwise fair to the Issuers and its Restricted Subsidiaries, taken as a whole, from a financial point of view, in each case, as determined by the Issuers in good faith;

(q) the sale of Equity Interests of an Unrestricted Subsidiary;

(r) sales of assets hereafter acquired pursuant to an acquisition or Investment permitted under the indenture which assets are not used or useful to the principal business of the Issuers or their Restricted Subsidiaries or are otherwise non-core assets;

(s) a transfer or other disposition of Investments in joint ventures made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(t) solely for purposes of clauses (1) and (2) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Asset Sales,” any foreclosures, expropriations, condemnations or similar actions with respect to assets.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by lessee in good faith on a basis consistent with comparable determinations of Capitalized Lease Obligations under GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Australian Credit Agreement” means that certain syndicated facility agreement, dated as of May 23, 2019, by and among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., MPT Australia Realty Trust, a subsidiary trust of the Operating Partnership organized and existing under the laws of Australia with Evolution Trustees Limited (ABN 29 611 839 519), an Australian public company, as trustee, Bank of America, N.A., as Administrative Agent, and the several lenders from time to time parties thereto.

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1) the sum of the products of:

(i) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security; and

(ii) the amount of such principal payment, by

(2) the sum of all such principal payments.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City, The City of London, England, Luxembourg or the location of the corporate trust office of the trustee are authorized or required by law, regulation or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such Person, whether outstanding on the Issue Date or issued thereafter, including all Common Stock and Preferred Stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Opco and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture); provided, however, that for the avoidance of doubt, the lease of all or substantially all of the assets of Opco and its Subsidiaries taken as a whole shall not constitute a Change of Control;

(2) a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of Opco or any of its direct or indirect parent companies on a fully diluted basis; or

(3) the approval by the holders of Capital Stock of an Issuer of any plan or proposal for the liquidation or dissolution of an Issuer, in each case, other than in a transaction which complies with the provisions described under “—Certain Covenants—Merger, Consolidation or Sale of Assets.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of OpCo becoming a direct or indirect wholly owned subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of OpCo’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but other than a holding company satisfying the requirements of this sentence) is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the Voting Stock of such holding company. For purposes of this definition, (1) no Change of Control shall be deemed to have occurred solely as a result of a transfer of assets among the Issuers and its Restricted Subsidiaries, (2) “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreements and (3) the term “Change of Control” shall not include a merger or consolidation of the Company with or the sale, assignment, conveyance, transfer or other disposition of all or substantially all of the Company’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure.

“Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Rating Decline.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Issue Date or issued thereafter, including all series and classes of common stock.

“Common Units” means the common units of Opco, as defined in Opco’s limited partnership agreement.

“Consolidated EBITDA” means, for any period, the aggregate net income (or loss) (before giving effect to cash dividends on preferred units of Opco (or distributions to Parent to pay dividends on preferred stock of Parent) or charges resulting from the redemption of preferred units of Opco (or preferred stock of Parent) attributable to Opco and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP:

I. excluding (without duplication):

(1) the net income of any Person, other than an Issuer or a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in cash (or to the extent converted into cash) or Temporary Cash Investments to an Issuer or any of its Restricted Subsidiaries by such Person during such period and the net losses for any such Person shall only be included to the extent funded with cash from an Issuer or a Restricted Subsidiary;

(2) the cumulative effect of a change in accounting principles;

(3) all extraordinary gains and extraordinary losses together with any related provision for taxes on such gains and losses;

(4) (i) any fees and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument or instrument governing equity securities (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction and (ii) without duplication of any of the foregoing, non-operating or non-recurring professional fees , costs and expenses;

(5) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments;

(6) any after-tax gains or losses attributable to asset dispositions (including any Asset Sales) or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by the Issuers; and

(7) all non-cash items increasing net income;

II. increased by proceeds actually received from business interruption insurance and, to the extent such amount was deducted in calculating such net income (without duplication):

(a) Consolidated Interest Expense;

(b) provision for taxes based on income or profits or capital gains, including federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes;

(c) depreciation and amortization (including without limitation amortization of deferred financing fees or costs, amortization or impairment write-offs of goodwill and other intangibles, long lived assets and Investments in debt and equity securities, but excluding amortization of prepaid cash expenses that were paid in a prior period);

(d) non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs, rent expense on operating leases to the extent that a liability for such rent has been established in purchase accounting or through a restructuring provision (and accretion of the discount on any such liability), costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) excluding, in all cases under this clause (d), cash restructuring charges, accruals and reserves;

(e) all Non-Cash Charges; and

(f) increased (by losses) or decreased (by gains) by (without duplication) any net noncash gain or loss resulting in such period from hedging or other derivative instruments (including any Interest Rate Agreements or Currency Agreements) and the application of Accounting Standards Codification 815.

Notwithstanding the preceding, the income taxes of, and the depreciation and amortization and other non-cash items of, a Subsidiary shall be added (or subtracted) to net income to compute Consolidated EBITDA only to the extent (and in the same proportion) that net income of such Subsidiary was included after giving effect to the impact of clause (1) above.

“Consolidated Funded Indebtedness” means the sum (without duplication) of (i) all Indebtedness of the Issuer and its Restricted Subsidiaries of the type described in clauses (1) and (2) of the definition of “Indebtedness,” (ii) to the extent constituting Indebtedness, the face amount of letters of credit issued for the account of any Issuer or Restricted Subsidiary and, without duplication, all drafts drawn thereunder, in each case, described in clause (3) of the definition of “Indebtedness” (but only to the extent that any such letter of credit has been drawn and not been reimbursed within two Business Days or cash collateralized) and (iii) all Indebtedness of the Issuer and the Restricted Subsidiaries of the type described in clause (5) of the definition of “Indebtedness,” in each case, after giving effect to the paragraphs immediately succeeding the numbered clauses of the definition of “Indebtedness,” all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense, less the aggregate amount of interest income for such period, in respect of Indebtedness of the Issuers and the Restricted Subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP including (without duplication):

(1) the interest portion of any deferred payment obligations;

(2) all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

(3) the net cash costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of an Issuer or any Restricted Subsidiary; and

(4) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by an Issuer and the Restricted Subsidiaries;

excluding, to the extent included in interest expense above, (i) accretion of accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment or other financing fees and (v) non-cash costs associated with Interest Rate Agreements and Currency Agreements or attributable to mark-to-market valuation, settlement or termination of derivative instruments pursuant to GAAP.

“Consolidated Net Leverage Ratio” means, on any Transaction Date, the ratio of (a) Consolidated Funded Indebtedness as of such date minus cash and Temporary Cash Investments of the Issuers and the Restricted Subsidiaries to (b) Consolidated EBITDA for the then applicable Four Quarter Period. The Consolidated Net Leverage Ratio shall be calculated consistent with the pro forma adjustments contemplated by the numbered paragraphs included in the definition of Interest Coverage Ratio.

“Credit Facility” means one or more credit or debt facilities (including any credit or debt facilities provided under the U.S. Credit Agreement or Australian Credit Agreement), financings, commercial paper facilities, note purchase agreements or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, swing line loans, notes, securities, letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders or investors).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by an Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, executed by the principal financial officer of the Issuers, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1) required to be redeemed on or prior to the date that is 91 days after the Stated Maturity of the Notes (other than in exchange for shares of Capital Stock that does not constitute Disqualified Stock and cash in lieu of any fractional shares thereof);

(2) redeemable at the option of the holder of such class or series of Capital Stock, at any time on or prior to the date that is 91 days after the Stated Maturity of the Notes (other than in exchange for shares of Capital Stock that is not Disqualified Stock and cash in lieu of any fractional shares thereof); or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the Notes;

provided, however, that any Capital Stock that would not constitute Disqualified Stock but for (A) provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale,” “change of control” or “fundamental change” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale,” “change of control” or “fundamental change” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than as is customary (as determined by the Issuers in good faith) for such instruments or the provisions of the indenture described above under the captions “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control and Rating Decline” covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” and (B) customary put and call arrangements between joint venture partners with respect to their common equity investments in joint ventures will not, in any such case, be treated as Disqualified Stock solely as a result of the items referred to in this proviso. Disqualified Stock shall not include (i) Capital Stock which is issued to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (ii) Capital Stock issued to any future, present or former employee, director, officer or consultant of the Parent, an Issuer (or any of their respective direct or indirect parents or Subsidiaries) which is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time. Disqualified Stock shall not include Common Units.

“Dollar” or “$” means the lawful currency of the United States of America.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of Opco or the Parent to the extent the net proceeds thereof are contributed to Opco as Capital Stock (other than Disqualified Stock).

“Euro” or “€” means the lawful currency of the European Monetary Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. For purposes of determining compliance with the provisions of the indenture described under the caption “—Certain Covenants,” any determination of the fair market value of assets other than cash or Temporary Cash Investments will be as determined by the principal financial officer of the Parent acting in good faith, whose determination will be conclusive.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of either Issuer that is not a U.S. Domestic Restricted Subsidiary.

“Four Quarter Period” means, for purposes of calculating the Interest Coverage Ratio and the Consolidated Net Leverage Ratio with respect to any Transaction Date, the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “—Certain Covenants—SEC Reports and Reports to Holders” covenant.

“Funds From Operations” for any period means the consolidated net income attributable to the Issuers and the Restricted Subsidiaries for such period determined in conformity with GAAP after adjustments for unconsolidated partnerships and joint ventures, plus depreciation and amortization of real property (including furniture and equipment) and other real estate assets and excluding (to the extent such amount was deducted in calculating such consolidated net income):

(1) gains or losses from (a) the restructuring or refinancing of Indebtedness, (b) sales of properties or (c) changes in reserves for earnouts associated with any Asset Acquisition or other acquisition in connection with any fair value adjustments of such earnouts;

(2) non-cash asset impairment charges (including write-offs of former tenant receivables);

(3) non-cash, non-recurring charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Funds From Operations to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(4) write-offs or reserves of straight-line rent;

(5) fees and expenses incurred in connection with any acquisition or debt refinancing;

(6) executive severance in an amount not to exceed $10 million in the aggregate;

(7) amortization of debt costs; and

(8) any non-cash expenses and costs of the Issuers and their Restricted Subsidiaries that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date (without giving effect to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 825), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the FASB or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as otherwise specifically provided in the indenture, all ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP (to the extent applicable) applied on a consistent basis.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Parent and each Subsidiary Guarantor.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided, however, that neither the accrual of interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

In addition, the Issuers may, at their option, elect to treat all or any portion of the commitment under any Indebtedness (including with respect to any revolving loan commitment) as being Incurred at the time of such commitment, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed to be an Incurrence at such subsequent time.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

(4) all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations and Attributable Debt;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

(8) to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Currency Agreements and Interest Rate Agreements,

in each case if and to the extent that any of the foregoing (other than letters of credit) in clauses (1) through (7) would appear as a liability on a balance sheet (excluding the footnotes) of such Person in accordance with GAAP.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that:

(i) the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP;

(ii) Indebtedness shall not include any liability for foreign, federal, state, local or other taxes;

(iii) Indebtedness shall not include any obligations in respect of indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds, in each case securing any such obligations of the Issuers or any of the Restricted Subsidiaries, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition) in a principal amount not in excess of the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries on a consolidated basis in connection with such disposition;

(iv) Indebtedness shall not include any indebtedness or obligations to the extent secured by cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee or other agent with respect to third party indebtedness) or which has been repaid, discharged, defeased (whether by covenant or legal defeasance), retired, repurchased or redeemed or otherwise satisfied on or prior to the date such calculation is being made or for which the Parent or any of its Subsidiaries has irrevocably made a deposit to repay, defease (whether by covenant or legal defeasance), discharge, repurchase, retire or redeem or otherwise satisfy or called for redemption, defeasance (whether by covenant or legal defeasance), discharge, repurchase or retirement, or for which the Parent or any of its Subsidiaries has sent an irrevocable notice of redemption to a trustee, holders, lenders or other agent with respect to such indebtedness being redeemed, on or prior to the date such calculation is being made (all such events described in this clause (iv) are collectively defined as “Discharged”), and

(v) Indebtedness shall not include contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations incurred in the ordinary course of business and consistent with past practices.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:

(1) the aggregate amount of Consolidated EBITDA for the then applicable Four Quarter Period to

(2) the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation (and without duplication),

(1) pro forma effect shall be given to any Indebtedness Incurred or repaid or Discharged during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement), in each case as if such Indebtedness had been Incurred or repaid or Discharged on the first day of such Reference Period;

(2) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3) pro forma effect shall be given to Asset Dispositions, Asset Acquisitions and Permitted Mortgage Investments (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period or subsequent to the end of the related Four Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period and after giving effect to Pro Forma Cost Savings;

(4) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to (i) the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid or Discharged in connection with any such asset acquisitions or asset dispositions, (ii) expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act and (iii) Pro Forma Cost Savings) that have been made by any Person that is or has become a Restricted Subsidiary or has been merged with or into an Issuer or any of its Restricted Subsidiaries during such Reference Period or subsequent to the end of the related Four Quarter Period and that would have constituted asset dispositions or asset acquisitions during such Reference Period or subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period;

(5) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date; and

(6) Interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if not, then based upon such operational rate chosen as the Issuers may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in clause (1) of this definition. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement, but excluding advances to customers and distributors and trade credit made in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of an Issuer and its Restricted Subsidiaries and commission, travel and similar advances to employees, directors, officers, managers and consultants in each case made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2) the fair market value of the Capital Stock (or any other Investment), held by an Issuer or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;

provided, however, that the fair market value of the Investment remaining in any Person that is not a Restricted Subsidiary shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described above:

(i) “Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to an Issuer or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(ii) the fair market value of the assets (net of liabilities (other than liabilities to an Issuer or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of any dividend, distribution, interest payment, return of capital, repayment or other payment or disposition thereof (valued at its fair market value at the time of such payment or disposition).

“Investment Grade Status” means, with respect to the Issuers, when the Notes have (1) a rating of “Baa3” (or the equivalent) or higher from Moody’s and (2) a rating of “BBB-” (or the equivalent) or higher from S&P, in each case published by the applicable agency.

“Issue Date” means July 26, 2019.

“Lien” means mortgage, trust deed, deeds to secure Indebtedness, pledge, security interest, encumbrance, lien, or charge of any kind, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Limited Condition Acquisition” means any Investment or acquisition, including by means of a merger or consolidation, by the Company or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing; provided that for purposes of determining compliance with “Limitation on Restricted Payments” covenant, the Funds From Operations shall not include any Funds From Operations of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to an Issuer or any of its Restricted Subsidiaries) and proceeds from the conversion or sale of other property, including Designated Non-cash Consideration, received when converted to or sold for cash or Temporary Cash Investments, net of:

(a) brokerage and sales commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale;

(b) payments made to obtain a necessary consent or required by applicable law;

(c) any relocation expenses incurred as a result of such Asset Sale;

(d) taxes actually paid or payable as a result of such Asset Sale by an Issuer and its Restricted Subsidiaries;

(e) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale (other than pursuant to an Asset Sale Offer);

(f) so long as after giving pro forma effect to any such distribution (i) the aggregate principal amount of all outstanding Indebtedness of the Issuers and Restricted Subsidiaries on a consolidated basis at such time is less than 60% of Adjusted Total Assets; and (ii) no Default or Event of Default shall have occurred and be continuing, the amount required to be distributed to the holders of Parent’s Capital Stock as a result of such Asset Sale in order for Parent to maintain its status as a REIT and any related pro rata distributions to holders of Opco’s Capital Stock;

(g) payments of retained liabilities (not constituting Indebtedness) directly associated with the assets being sold in such Asset Sale; and

(h) amounts reserved by the Issuers and the Restricted Subsidiaries against any liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and

(2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to an Issuer or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof.

“Non-Cash Charges” means (a) all losses from Investments recorded using the equity method, (b) any non-cash expenses and costs of the Issuers and their Restricted Subsidiaries that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements, (c) the non-cash impact of acquisition method accounting, and (d) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Funds From Operations to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Pari Passu Indebtedness” means any Indebtedness of an Issuer or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Subsidiary Guarantee thereof by such Subsidiary Guarantor, as applicable.

“Permitted Business” means any business activity (including Permitted Mortgage Investments) in which the Parent, the Issuers and Restricted Subsidiaries are engaged or propose to be engaged in (as described in this prospectus) on the Issue Date, any business activity related to properties customarily constituting assets of a healthcare REIT, or any business reasonably related, ancillary, incidental or complementary thereto, or reasonable expansions or extensions thereof.

“Permitted Investment” means:

(1) (a) an Investment in an Issuer or any of the Restricted Subsidiaries or (b) a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, an Issuer or any of its Restricted Subsidiaries and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(2) investments in cash and Temporary Cash Investments;

(3) Investments made by an Issuer or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant or from any other disposition or transfer of assets not constituting an Asset Sale;

(4) Investments represented by Guarantees that are otherwise permitted under the indenture;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(6) Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(7) any Investment acquired solely in exchange for Capital Stock (other than Disqualified Stock) of the Parent or Opco, which the Parent and Opco did not receive in exchange for a cash payment, Indebtedness or Disqualified Stock, but excluding any new cash Investments made thereafter;

(8) Investments in tenants in an aggregate amount not to exceed the greater of (x) $2,430.0 million and (y) 20% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any one time outstanding;

(9) obligations under Currency Agreements and Interest Rate Agreements otherwise permitted under the indenture;

(10) Permitted Mortgage Investments;

(11) any transaction which constitutes an Investment to the extent permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” (except transactions described under clauses (1), (5), (8) and (9) of such paragraph);

(12) any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(13) pledges or deposits by a Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(14) any Investment acquired by an Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or rents receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or rents receivable or (b) as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(15) any Investment consisting of a loan or advance to officers, directors or employees of the Parent, an Issuer or any of its Restricted Subsidiaries (a) in connection with the purchase by such Persons of Capital Stock of the Parent or (b) for additional purposes made in the ordinary course of business, in the aggregate under this clause (15) not to exceed $4.0 million at any one time outstanding;

(16) any Investment made in connection with the funding of contributions under any nonqualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expenses recognized by the Parent, an Issuer and any of its Restricted Subsidiaries in connection with such plans;

(17) any Investment existing on the Issue Date or made pursuant to a binding commitment in effect on the Issue Date or an Investment consisting of any extension, modification, replacement or renewal of any such Investment or binding commitment existing on the Issue Date;

(18) additional Investments not to exceed the greater of (x) $600.0 million and (y) 5.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any time outstanding; and

(19) Investments in Unrestricted Subsidiaries in an aggregate amount, taken together with all other Investments made in reliance on this clause not to exceed the greater of (x) $600.0 million and (y) 5.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution, or other cash realization (not including in Consolidated EBITDA), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause); and

(20) Investments in joint ventures (which, for the avoidance of doubt, may include Investments through a Person who does not constitute a Subsidiary of the Issuers or any Restricted Subsidiary), so long as such Investment does not cause an Event of Default.

“Permitted Mortgage Investment” means any Investment in secured notes, mortgage, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such investment relates directly or indirectly to real property that constitutes or is used as a skilled nursing home center, hospital, assisted living facility, medical office or other property customarily constituting an asset of a real estate investment trust specializing in healthcare or senior housing property.

“Permitted Payments to Parent” means, without duplication as to amounts:

(A) payments to Parent to pay reasonable accounting, legal and administrative expenses of Parent when due, in an aggregate amount not to exceed $500,000 per annum; and

(B) payments to Parent in respect of its state, franchise and local tax liabilities.

“Permitted Refinancing Indebtedness” means:

(A) any Indebtedness of an Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to, or which serves to, extend, refinance, renew, replace, defease, discharge or refund other Indebtedness of an Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus all accrued interest thereon and the amount of any fees and expenses, including premiums, incurred in connection therewith, and any committed amounts associated therewith (if the Issuers elected to have such commitment deemed to be Incurred at the time of the commitment in accordance with the last paragraph of the definition of “Incur”));

(2) such Permitted Refinancing Indebtedness has:

(a) a final maturity date no earlier than (x) the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded or (y) the date that is 91 days after the maturity of the Notes, and

(b) an Average Life equal to or greater than the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded or 91 days more than the Average Life of the Notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded is contractually subordinated in right of payment to the Notes or the Guarantee, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded; and

(4) such Indebtedness is incurred either (a) by an Issuer or any Subsidiary Guarantor or (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded.

For the avoidance of doubt, Permitted Refinancing Indebtedness in respect of any Indebtedness may be incurred within 180 days after the exchange, extension, refinancing, renewal, replacement, defeasance or refunding of any such Indebtedness

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, including all series and classes of such preferred or preference stock.

“Pro Forma Cost Savings” means, with respect to any period, the synergies, cost savings, operating expense reductions (including such reductions resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes), other operating improvements, initiatives and other pro forma adjustments to actual historical Consolidated EBITDA in connection with (x) any asset acquisition, Investment, Asset Sale or sales of assets or (y) any cost savings initiative or other restructuring initiative to the extent they are (a) consistent with Regulation S-X under the Exchange Act, or (b) projected by a financial officer of the Parent or an Issuer in good faith to be reasonably anticipated to be realizable within eighteen (18) months after the date of such transaction or event, as the case may be, and calculated on a pro forma basis as though such synergies, cost savings, operating expense reductions, other operating improvements, initiatives and other pro forma adjustments had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such synergies, cost savings, operating expense reductions, other operating improvements, initiatives and other pro forma adjustments were realized during the entirety of such period; provided that such synergies, cost savings, reductions, improvements, initiatives and other pro forma adjustments shall be directly attributable, factually supportable and reasonably quantifiable in the good faith judgment of a financial officer of the Parent or an Issuer.

“Prospect Medical Real Estate Acquisition” has the meaning specified in “Prospectus Supplement Summary—Recent Developments—Pending Transactions—Acquisition of Prospect Hospital Portfolio,” as such transactions may be modified or amended after the date of this prospectus supplement. The form and terms of the Prospect Medical Real Estate Acquisition may be modified or amended without the consent of the holders of the Notes and any such modification or amendment would not constitute a Special Mandatory Redemption Trigger.

“Rating Agency” means (a) Moody’s or S&P or (b) if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers (as certified by a resolution of the Issuers’ Board of Directors) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Category” means (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody’s used by another Rating Agency selected by the Issuers. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and—for S&P; (ii) 1, 2 and 3 for Moody’s; and (iii) the equivalent gradations for another Rating Agency selected by the Issuers) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 60 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by the Issuers to effect a Change of Control.

“Rating Decline” with respect to the Notes shall be deemed to occur if, within 60 days after public notice of the occurrence of a Change of Control (which period shall be extended in respect of a Rating Agency so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any such Rating Agency with respect to a Rating Category), the rating of the Notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the Notes on the Rating Date.

“Replacement Assets” means (1) tangible non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, municipal, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any governmental authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to a Person, any Subsidiary of such Person other than an Unrestricted Subsidiary. Unless the context otherwise requires, Restricted Subsidiaries refer to Restricted Subsidiaries of the Issuers.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Parent or any Restricted Subsidiary of any property, whether owned by the Parent or any such Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Parent or any such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of the Issuers or any Restricted Subsidiaries.

“Significant Subsidiary,” with respect to any Person, means any restricted subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act, as such regulation is in effect on the Issue Date.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Special Mandatory Redemption” has the meaning ascribed to such term under “—Special Mandatory Redemption.”

“Stated Maturity” means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable,

provided, that Stated Maturity shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness which by the terms of such Indebtedness is subordinated in right of payment to the principal of and interest and premium, if any, on the Notes or any Guarantee thereof.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantors” means each Person that becomes a Guarantor by the terms of the indenture after the Issue Date, in each case, until such Person is released from its Guarantee of the Notes.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investment” means any of the following:

(1) Dollars, Euros, pounds sterling, any national currency of any participating member state of the European Union or any foreign currency received in exchange for the sale of assets in the ordinary course of business or pursuant to any sale permitted by the indenture;

(2) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union (provided that such member state has a long-term government debt rating of “A3” or higher by Moody’s or “A” or higher by S&P or the equivalent rating category of another internationally recognized rating agency) having maturities of not more than 24 months from the date of acquisition thereof; provided further that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(3) time deposits accounts, term deposit accounts, time deposits, bankers’ acceptances, overnight bank deposits, certificates of deposit, Eurodollar time deposits and money market deposits maturing within twelve months or less of the date of acquisition thereof, in each case with (A) any commercial bank organized under the laws of the United States of America, any state thereof or any member state of the European Union having capital and surplus of not less than $250,000,000 (or the Dollar equivalent as of the date of determination in case of non-U.S. banks) or (B) any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(4) repurchase and reverse purchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above;

(5) commercial paper, maturing not more than six months after the date of acquisition with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized rating agency) (or if such commercial paper is not itself rated, is issued by an issuer having a long-term unsecured debt rating of at least “A” from S&P or “A2” from Moody’s (or carrying the equivalent rating category of another internationally recognized rating agency));

(6) securities with maturities of twelve months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision, public instrumentality or taxing authority thereof or any member nation of the European Union, and rated at least “A” by S&P or Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized rating agency);

(7) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (3)(A) of this definition;

(8) any fund investing at least 90% of its assets in investments that constitute Temporary Cash Investments of the kinds described in clauses (1) through (7) of this definition;

(9) money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA by S&P and Aaa by Moody’s (or carrying an equivalent rating or the equivalent rating category of another internationally recognized rating agency) and (iii) have portfolio assets of at least $5,000,000,000;

(10) marketable short term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(11) in the case of any foreign Subsidiary, instruments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (10) customarily utilized in countries in which such foreign Subsidiary operates for cash management purposes.

“Total Assets” means, for any Person as of any date, the sum of (a) Undepreciated Real Estate Assets plus (b) the book value of all other assets (excluding non-real estate intangibles) of such Person and its Restricted Subsidiaries as of such date of determination on a consolidated basis determined in accordance with GAAP.

“Total Unencumbered Assets” means, for any Person as of any date, the Total Assets of such Person and its Restricted Subsidiaries as of such date, that do not secure any portion of Secured Indebtedness, on a consolidated basis determined in accordance with GAAP.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by an Issuer or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) (“Statistical Release”) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 1, 2024; provided, however, that if the period from the redemption date to August 1, 2024, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to an Issuer or the Restricted Subsidiaries plus capital improvements) of real estate assets and related intangibles of the Issuers and the Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Issuers that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

Except during a Suspension Period, the Board of Directors of the Parent may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuers) to be an Unrestricted

Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Parent or any of its Restricted Subsidiaries; provided, however, that:

(i) any Guarantee by the Parent or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Parent or such Restricted Subsidiary (or all, if applicable) at the time of such designation;

(ii) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described above; and

(iii) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (a) above would be permitted under the “Limitation on Restricted Payments” covenants described above.

The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that:

(i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(ii) all Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture.

Any such designation by the Board of Directors of the Parent shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries that is not Secured Indebtedness.

“U.S. Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of February 1, 2017, among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., the several lenders from time to time party thereto, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent, together with the related documents thereto (including any guarantee agreements and security documents), as amended through the Issue Date.

“U.S. Government Obligations” means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.

“U.S. Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

See “U.S. Federal Income Tax Considerations” in the accompanying prospectus for a summary of the current material federal income tax consequences to Medical Properties and the Operating Partnership generally resulting from the treatment of Medical Properties as a REIT.

Taxation of Noteholders

The following is a summary of certain U.S. federal income tax considerations relating to the ownership and disposition of the Notes for “U.S. Holders” or “Non-U.S. Holders” (each, as defined below and collectively, “Holders”). Except where noted, this summary deals only with Notes held as capital assets (within the meaning of Section 1221 of the Code), by a Holder who purchases the Notes for cash at their original “issue price” within the meaning of Section 1273 of the Code (generally, the first price at which a substantial amount of the Notes are sold to the public). This discussion does not address the tax consequences to subsequent purchasers of Notes.

This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to a Holder in light of its particular circumstances or the considerations applicable to Holders that are subject to special rules, including, without limitation, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, former citizens or residents of the United States, pass-through entities (e.g., S corporations, partnerships or other entities taxable as partnerships for U.S. federal income tax purposes), “controlled foreign corporations,” “passive foreign investment companies,” “U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar and persons that hold the Notes in connection with a straddle, hedging, conversion or other risk reduction transaction. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws, state, local, or foreign income tax laws, or any U.S. federal alternative minimum tax considerations.

The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service (“IRS”) all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and to differing interpretations, so as to result in U.S. federal income tax considerations different from those summarized below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is a non-resident alien individual or a foreign corporation for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the Notes and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes.

Investors considering the purchase of the Notes are urged to consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to a U.S. Holder.

Effect of additional interest

We may be required to pay additional interest on a Note in certain circumstances described above, e.g., under the headings “Description of Notes—Optional Redemption” and “—Repurchase of Notes upon a Change of Control and Ratings Decline.” Because we believe the likelihood that we will be obligated to make any such additional payment on the Notes is remote, we are taking the position (and this discussion assumes) that the Notes will not be treated as contingent payment debt instruments. Our determination that the Notes are not contingent payment debt instruments is binding on Holders unless they disclose their contrary positions to the IRS in the manner required by applicable Treasury regulations. However, our determination that the Notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to successfully challenge this position, a U.S. Holder generally would be required to accrue ordinary income on its Notes in excess of stated interest, and to treat any gain realized on the taxable disposition of a Note as ordinary income rather than capital gain. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Stated interest

Except as set forth below, stated interest on a Note generally will be taxable to a U.S. Holder as ordinary income from domestic sources at the time such interest is paid or accrued in accordance with the U.S. Holder’s method of accounting for tax purposes. We expect, and the remainder of this discussion assumes, that the Notes will not be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes.

Sale, redemption, exchange or other taxable disposition of Notes

Upon the sale, exchange, redemption, repurchase, retirement or other disposition of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the disposition (except to the extent such amount is attributable to accrued but unpaid stated interest, which is taxable as ordinary income if not previously included in such Holder’s income) and (ii) such U.S. Holder’s adjusted tax basis in the Note.

A U.S. Holder’s adjusted tax basis in a Note will generally equal the amount the U.S. Holder paid for the Note, increased by the amount of OID (if any) previously included in income by such Holder and decreased by the amount of any prior payments on the Note other than qualified stated interest payments.

Any gain or loss recognized on a disposition of a Note by a U.S. Holder will be U.S. source capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other disposition the U.S. Holder has held the Note for more than one year. Long-term capital gain realized by a non-corporate U.S. Holder will generally be subject to taxation at a reduced rate. A U.S. Holder’s ability to deduct capital losses may be limited.

Information reporting and backup withholding

We will report to our U.S. Holders and to the IRS the amount of interest payments, and payments of the proceeds from the sale, exchange, redemption, repurchase, retirement or other disposition of a Note made to a

U.S. Holder, and the amount we withhold, if any. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding at a current rate of up to 24% with respect to such amounts unless the Holder:

•	comes within certain exempt categories and, when required, demonstrates that fact, or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. Holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Holder’s income tax liability if the required information is furnished to the IRS in a timely manner.

Medicare Tax

U.S. Holders that are individuals are currently subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified gross income for the taxable year over a certain threshold (which currently is between $125,000 and $250,000, depending on the individual’s circumstances). Estates and trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the same 3.8% tax on the lesser of their undistributed net investment income and the excess of their adjusted gross income over a certain threshold. Net investment income generally includes interest on our Notes and gain from the sale of our Notes. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of this tax to their income and gains in respect of their investment in the Notes.

Non-U.S. Holders

The rules governing the U.S. federal income taxation of a Non-U.S. Holder are complex and no attempt will be made herein to provide more than a general summary of such rules. Non-U.S. Holders should consult their tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as tax treaties, with regard to an investment in the Notes.

Interest

A Non-U.S. Holder holding the Notes on its own behalf generally will be exempt from U.S. federal income and withholding taxes on payments of interest on a Note (which for purposes of this discussion of Non-U.S. Holders includes any OID on a Note) that is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder unless (i) such Non-U.S. Holder is a direct or indirect 10% or greater partner (as defined in section 871(h)(3) of the Code) in the Operating Partnership, (ii) such Non-U.S. Holder is a controlled foreign corporation related to the Operating Partnership, directly or indirectly, (iii) such Non-U.S. Holder is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business, or (iv) withholding is required under FATCA (discussed below).

In order for a Non-U.S. Holder to qualify for this exemption from taxation and withholding on interest, the “withholding agent” (generally, the last U.S. payor or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) must have received a statement (generally made on the relevant IRS Form W-8BEN or IRS Form W-8BEN-E) from the Non-U.S. Holder that: (i) is signed under penalties of perjury by the beneficial owner of the Note, (ii) certifies that such owner is a Non-U.S. Holder and (iii) provides the beneficial owner’s name and address.

To the extent that interest income with respect to a Note is not exempt from U.S. federal withholding tax as described above, a Non-U.S. Holder will be subject to U.S. federal income tax currently imposed at a 30% rate unless (1) such tax is eliminated or reduced under an applicable income tax treaty and the Non-U.S. Holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form

W-8BEN or IRS Form W-8BEN-E) or (2) such interest income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base within the United States) and the Non-U.S. Holder establishes that such interest is not subject to withholding (generally, by providing an IRS Form W-8ECI).

Sale, redemption, exchange or other taxable disposition of Notes

Any gain realized on the sale, redemption, exchange, retirement, repurchase or other taxable disposition of a Note by a Non-U.S. Holder (except to the extent such amount is attributable to accrued interest, which would be taxable as described above) will generally be exempt from U.S. federal income and withholding taxes so long as: (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, if an applicable income tax treaty so provides, is not attributable to a U.S. permanent establishment or fixed base within the United States) and (ii) in the case of a foreign individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other requirements are met.

Effectively connected income

A Non-U.S. Holder whose gain or interest income with respect to a Note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is attributable to a U.S. permanent establishment or fixed base within the United States) will generally be subject to U.S. federal income tax on the gain or interest income at regular U.S. federal income tax rates on a net basis, as if the Holder were a U.S. person. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its “dividend equivalent amount” within the meaning of the Code for the taxable year, subject to adjustment, unless it qualifies for a lower rate or an exemption under an applicable tax treaty. The withholding tax discussed above will not apply to effectively connected income, provided the Holder furnishes an IRS Form W-8ECI or the relevant IRS Form W-8BEN or W-8BEN-E, as applicable.

Information reporting and backup withholding

Information reporting requirements and backup withholding generally will not apply to interest payments on a Note to a Non-U.S. Holder if the statement described in “Non-U.S. Holders—Interest” is duly provided by such Holder, provided that the withholding agent does not have actual knowledge that the Holder is a United States person. Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale or other disposition (including a redemption) of a Note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation within the meaning of the Code, (iv) is a U.S. branch of a foreign bank or a foreign insurance company, or (v) is a partnership with a U.S. trade or business or a specified percentage of U.S. partners. Payment of the proceeds of any such disposition effected outside the United States by a foreign office of any broker that is described in (ii) through (v) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such disposition or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the debt security provides the statement described in “Non-U.S. Holders—Interest” or otherwise establishes an exemption. Any amount withheld from a payment to a Holder of a Note under the backup withholding rules is allowable as a credit against such Holder’s U.S. federal income tax liability (which might entitle such Holder to a refund), provided that such Holder timely furnishes the required information to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the applicable Treasury Regulations thereunder (which are commonly referred to as “FATCA”) generally impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless additional certification, information reporting and other specified requirements are satisfied. Failure to comply with the FATCA reporting requirements could result in withholding tax being imposed on payments of interest and sales proceeds to foreign intermediaries and certain Non-U.S. Holders. Currently proposed regulations provide that FATCA withholding does not apply to gross proceeds from the disposition of property of a type that can produce US source interest or dividends, such as interest on the Notes; however, prior versions of the rules would have made such gross proceeds subject to FATCA withholding. Taxpayers (including withholding agents) can currently rely on the proposed regulations until final regulations are issued. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the Notes.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER OTHER FEDERAL TAX LAWS, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

UNDERWRITING

Barclays Capital Inc., BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	180,000,000
BofA Securities, Inc.	99,000,000
J.P. Morgan Securities LLC	99,000,000
BBVA Securities Inc.	54,000,000
Credit Agricole Securities (USA) Inc.	54,000,000
Goldman Sachs & Co. LLC	54,000,000
KeyBanc Capital Markets Inc.	54,000,000
MUFG Securities Americas Inc.	54,000,000
RBC Capital Markets, LLC	54,000,000
Stifel, Nicolaus & Company, Incorporated	54,000,000
SunTrust Robinson Humphrey, Inc.	54,000,000
Wells Fargo Securities, LLC	54,000,000
Credit Suisse Securities (USA) LLC	18,000,000
Scotia Capital (USA) Inc.	18,000,000

Total	$900,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, that the representations and warranties made by us to the underwriters are true, that there is no material change in our business and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters will purchase the Notes at discount from the offering price indicated on the cover of this prospectus supplement. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at approximately $1.5 million and are payable by us.

We will pay the underwriting discount to the underwriters promptly after the closing, if any, of the Prospect Medical Real Estate Acquisition, if such closing occurs before the Special Mandatory Redemption.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the Notes will be made to investors on or about July 26, 2019, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the Notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period beginning on the date of the underwriting agreement and ending on the date that this offering closes, without the prior consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the Notes sold to the underwriters pursuant to the underwriting agreement.

Stabilization and Short Positions

In connection with this offering, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above what it would be in the absence of such activities. The underwriters are not required to engage in any of these activities, and they may end any of them at any time. We and the underwriters make no representation as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, we and the underwriters make no representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. The underwriters in this offering are also the underwriters of the 2019 Common Stock Offering. The aggregate commitments under the commitment letter for the bridge facility will be permanently reduced dollar-for-dollar by the net proceeds from the 2019 Common Stock Offering and this offering. We anticipate that upon closing of the 2019 Common Stock Offering and this offering, there will be no commitments under the Bridge Loan Facility and it will terminate in accordance with its terms. See “Prospectus Supplement Summary – Recent Developments – Recent Financing Transactions – Bridge Loan Facility” and “Use of Proceeds.” In addition, affiliates of certain of the underwriters are lenders under Prospect’s credit facilities. To the extent that Prospect uses a portion of the proceeds from the acquisition to repay borrowings outstanding under its credit facilities, such affiliates will receive their proportionate share of the amounts repaid. Additionally, Stifel, Nicolaus & Company, Incorporated may pay an unaffiliated entity or its affiliate, who is also a lender under our credit facility, a fee in connection with this offering.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”) . Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of such Act does not apply to us, and that it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Notes without disclosure to investors under Chapter 6D of the Corporations Act.

The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Notes must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (b) where no consideration is given for the transfer or (c) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Notes offered hereby and the general summary of material U.S. federal income tax considerations contained under the heading “Material U.S. Federal Income Tax Considerations—Taxation of Noteholders” has been passed upon for us by Goodwin Procter LLP, New York, New York. The general summary of U.S. federal income tax considerations contained in the accompanying prospectus under the heading “U.S. Federal Income Tax Considerations” (other than “Taxation of Noteholders”) has been passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus supplement the documents listed below and any future filings Medical Properties or the Operating Partnership makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus supplement (other than information furnished pursuant to Item 2.02, Item 7.01 or exhibits furnished pursuant to Item 9.01 of Form 8-K), until this offering is terminated. The information incorporated by reference herein is an important part of this prospectus supplement. Any statement in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus supplement, or (2) any other subsequently filed document that is incorporated by reference in this prospectus supplement, modifies or supersedes such statement:

•	the combined Annual Report on Form 10-K for the year ended December 31, 2018;

•	the combined Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

•

the combined Current Reports of Medical Properties and the Operating Partnership on Form 8-K filed on February  6 (Item 8.01 only), May 29, June 12 (Item 8.01 only), July 15, 2019 (Items 1.01 and 8.01 only); and

•

Medical Properties’ Definitive Proxy Statement on Schedule 14A, relating to the annual meeting of stockholders held on May 23, 2019, filed on April  26, 2019 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018).

We will provide without charge to each person to whom this prospectus supplement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

PROSPECTUS

MEDICAL PROPERTIES TRUST, INC.

Common Stock

Preferred Stock

Guarantees

MPT OPERATING PARTNERSHIP, L.P.

MPT FINANCE CORPORATION

Debt Securities

MPT Operating Partnership, L.P. (the “Operating Partnership”) and MPT Finance Corporation (“MPT Finance Corp.”) may from time to time offer to sell debt securities, which may be fully and unconditionally guaranteed by Medical Properties Trust, Inc. (“Medical Properties” or the “Company”, and together with the Operating Partnership and MPT Finance Corp., “MPT”), the sole member of the sole general partner of the Operating Partnership. The Company and any selling stockholders who may be named from time to time in a supplement to this prospectus may offer and sell common stock and preferred stock, in each case, from time to time in one or more offerings. This prospectus provides you with a general description of these securities. The Company will not receive any proceeds from the sale of its common stock or preferred stock by any selling stockholders.

Each time MPT or any selling stockholders offer and sell securities, MPT and such selling stockholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, any such selling stockholders, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of MPT’s securities.

The specific terms of each series or class of the securities will be set forth in the applicable prospectus supplement and may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve the status of Medical Properties Trust, Inc. as a real estate investment trust (“REIT”) for U.S. federal income purposes. The applicable prospectus supplement will also contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

MPT may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, any selling stockholders may offer and sell shares of the Company’s common stock or preferred stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

The Company’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “MPW”. On December 28, 2018, the last reported sale price of the Company’s common stock on the NYSE was $16.01 per share.

Investing in our securities involves risks. See “Risk Factors” in the applicable prospectus supplement and in the most recent combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership, along with the disclosure related to the risk factors contained in subsequent quarterly reports on Form 10-Q, as updated by our subsequent filings with the Securities and Exchange Commission, to the extent incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we are registering an unspecified amount of any combination of the securities described in this prospectus and we and/or any selling stockholders may sell such securities, at any time and from time to time, in one or more offerings. This prospectus provides you with a general description of the securities we and/or any selling stockholders may offer. Each time we and/or any selling stockholders sell securities, we and/or any selling stockholders will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Unless the context requires or otherwise indicates, references in this prospectus to “we”, “our”, “us” or “our company” refer to MPT Operating Partnership, L.P., a Delaware limited partnership, and its consolidated subsidiaries (including MPT Finance Corporation), together with Medical Properties Trust, LLC, a Delaware limited liability company and the sole general partner of MPT Operating Partnership, L.P., and Medical Properties Trust, Inc., a Maryland corporation and the sole member of Medical Properties Trust, LLC. Unless the context requires or otherwise indicates, references to the “Operating Partnership” refer to MPT Operating Partnership, L.P., references to “MPT Finance Corp.” refer to MPT Finance Corporation, a Delaware corporation and a wholly-owned subsidiary of the Operating Partnership, and references to “Medical Properties” or the “Company” refer to Medical Properties Trust, Inc. The term “selling stockholder” includes the successors-in-interest, donees, transferees or others who may later hold any selling stockholder’s interests. The term “you” refers to a prospective investor.

ABOUT MEDICAL PROPERTIES TRUST, INC. AND MPT OPERATING PARTNERSHIP, L.P.

Medical Properties is a self-advised, NYSE-listed REIT focused on investing in and owning net-leased healthcare facilities across the United States and selectively in foreign jurisdictions. Medical Properties has operated as a REIT since April 6, 2004. We conduct substantially all of our business through the Operating Partnership. We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases, which require the tenant to bear most of the costs associated with the property. We also make mortgage loans to healthcare operators collateralized by their real estate assets. In addition, we selectively make loans to certain of our operators through our taxable REIT subsidiaries, the proceeds of which are typically used for acquisition and working capital. From time to time, we may also acquire a profit or other equity interest in certain of our tenants that gives us a right to share in such tenants’ profits and losses.

Medical Properties was incorporated under Maryland law on August 27, 2003, and the Operating Partnership was formed under Delaware law on September 10, 2003. Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

ABOUT MPT FINANCE CORPORATION

MPT Finance Corp. is a wholly-owned subsidiary of the Operating Partnership. MPT Finance Corp. has no assets and does not and will not conduct any operations or have any employees. It was formed for the sole purpose of acting as an issuer or co-issuer of debt securities that the Operating Partnership may issue from time to time solely to allow certain institutional investors that might otherwise not be able to invest in our securities, either because the Operating Partnership is a limited partnership, or by reason of the legal investment laws of their states of organization or their charters, to invest in such debt securities.

RISK FACTORS

Before investing in any securities offered pursuant to this prospectus, you should consider carefully all of the information set forth herein, in any accompanying prospectus supplement and the documents incorporated by reference herein and therein, and any free writing prospectus we authorize to be delivered to you unless expressly provided otherwise, and, in particular, the risk factors described in the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2017, and all other information contained or incorporated by reference into this prospectus, as updated by any subsequent filings under the Securities Exchange Act, as amended (the “Exchange Act”), that are incorporated by reference herein, as well as the risk factors and other information contained or incorporated by reference in the applicable prospectus supplement. The risks described in any accompanying prospectus supplement and the documents incorporated by reference herein are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations. These risks could materially adversely affect, among other things, our business financial condition and results of operations, and could cause the trading price of our securities to decline, resulting in the loss of all or part of your investment.

USE OF PROCEEDS

We will describe the use of proceeds with respect to a particular offering in the applicable prospectus supplement or other offering material, which may include, among other things, general business purposes, including repayment of debt, acquisitions, capital expenditures and working capital. We will not receive any proceeds from the sale of common stock or preferred stock by any selling stockholders.

CAUTIONARY LANGUAGE REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained in this prospectus, any accompanying prospectus supplement, the documents we incorporate by reference herein and/or therein and in any free writing prospectus we authorize to be delivered to you constitute forward-looking statements within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act), and Section 21E of the Exchange Act. We make forward-looking statements in this prospectus, including the documents incorporated by reference herein, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to acquire or develop additional facilities in the United States or Europe;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases and loans;

•	our ability to raise additional funds through offerings of debt and equity securities, joint venture arrangements, and/or property disposals;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to service our debt and comply with all of our debt covenants;

•	our ability to compete in the marketplace;

•	lease rates and interest rates;

•	market trends;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our securities, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•

factors referenced herein under the section captioned “Risk Factors”, including those set forth in the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2017 and in any future filings with the SEC that are incorporated by reference in this prospectus;

•	U.S. (both national and local) and European (in particular, Germany, the United Kingdom, Spain and Italy) political, economic, business, real estate and other market conditions;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks, such as our ability to repay, refinance, restructure, or extend our indebtedness as it becomes due;

•	the risk that a condition to closing under the agreements governing any or all of our outstanding transactions that have not closed as of the date hereof may not be satisfied;

•	the possibility that the anticipated benefits from any or all of the transactions we enter into will take longer to realize than expected or will not be realized at all;

•	acquisition and development risks;

•	potential environmental contingencies and other liabilities;

•	adverse developments affecting the financial health of one or more of our tenants, including insolvency;

•	other factors affecting the real estate industry generally or the healthcare real estate industry in particular;

•	Medical Properties’ ability to maintain its status as a REIT for U.S. federal and state income tax purposes;

•	our ability to attract and retain qualified personnel;

•	changes in foreign currency exchange rates;

•	U.S. (both federal and state) and European (in particular, Germany, the United Kingdom, Spain and Italy) healthcare and other regulatory requirements; and

•

U.S. national and local economic conditions, as well as conditions in Europe and any other foreign jurisdictions where we own or will own healthcare facilities, which may have a negative effect on the following, among other things:

•	the financial condition of our tenants, our lenders, or institutions that hold our cash balances, which may expose us to increased risks of default by these parties;

•

our ability to obtain equity or debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities, our ability to refinance existing debt and our future interest expense; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis.

When we use the words “believe”, “expect”, “may”, “potential”, “anticipate”, “estimate”, “plan”, “will”, “could”, “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements.

Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus, any accompanying prospectus supplement, any documents we incorporate by reference herein and/or therein or any free writing prospectus we authorize to be delivered to you to reflect future events or developments.

DESCRIPTION OF DEBT SECURITIES AND RELATED GUARANTEES

This prospectus contains a summary of the securities that we may sell pursuant to this prospectus. This summary is not meant to be a complete description of each security. However, this prospectus, together with any applicable accompanying prospectus supplement, will contain the material terms of the securities being offered. When used in this section, the terms “we”, “us”, “our” and “Issuers” refer jointly to the Operating Partnership and MPT Finance Corp., and the term “Parent” refers only to Medical Properties Trust, Inc. and not to any of its subsidiaries.

General

The Operating Partnership may issue senior debt securities in one or more series, and MPT Finance Corp. is expected to be a co-issuer of any such series. MPT Finance Corp. is a wholly-owned subsidiary of the Operating Partnership. MPT Finance Corp. has no assets and does not and will not conduct any operations or have any employees. It was formed for the sole purpose of acting as an issuer or co-obligor of debt securities that the Operating Partnership may issue from time to time.

If we offer debt securities covered by this registration statement, we will issue them under a base indenture, dated as of October 10, 2013, by and among the Issuers, the Parent, as guarantor, certain subsidiaries of the Operating Partnership party thereto and Wilmington Trust, National Association, as trustee, which will be amended and supplemented by a supplemental indenture to create the form and terms of each series of debt securities that may be issued, offered and sold hereunder. The base indenture is filed as an exhibit to the registration statement of which this prospectus is a part, and any supplemental indenture will be filed as an exhibit to a document incorporated by reference herein, in connection with the issuance of any new series of debt securities offered and sold hereunder. We refer to the base indenture, as amended and supplemented by each supplemental indenture applicable to a series of debt securities issued thereunder and offered hereby, as an “indenture”. We urge you to read the base indenture and relevant supplemental indenture because these documents, and not the summary below, will define your rights as a holder of debt securities. Capitalized terms used in the summary have the meanings specified in the indenture.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether MPT Finance Corp. will be a co-issuer;

•	the guarantors of the debt securities, if any;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•

whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

To the extent specified in the prospectus supplement relating to a series of debt securities, Parent may guarantee to each holder and the Trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series may be guaranteed by Parent and, to the extent specified in the prospectus supplement relating to a series of debt securities and if one or more specified contingencies occurs after issuance of such debt securities, by some or all of Parent’s subsidiaries. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released. The guarantees will be general obligations of the Parent and any such subsidiaries.

Consolidation, Merger or Asset Sale

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, each indenture will, in general, allow us to consolidate or merge with or into another entity. It will also allow each Issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another entity. If this happens, the remaining or acquiring entity must assume all of such Issuer’s responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of such Issuer’s covenants in the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, the following description will apply to modifications of indentures.

We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any debt security;

•

reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

•	reduce the rate of or change the time for payment of interest on any debt security;

•

waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•	except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

•	make any debt security payable in currency other than that stated in the debt securities;

•

make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

•	waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

•

except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

•	make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to establish the form of terms of any series of debt securities;

•	to cure any ambiguity, defect or inconsistency;

•

to provide for the assumption of an Issuer’s or guarantor’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such Issuer’s or guarantor’s assets;

•	to add or release guarantors pursuant to the terms of the indenture;

•

to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, adversely affect the rights under the indenture of any holder of debt securities;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor Trustee;

•	to add any additional Events of Default; or

•	to secure the debt securities and/or the guarantees.

Events of Default and Remedies

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, the following description will apply to Events of Default and remedies under an indenture.

An “Event of Default”, when used in an indenture, will mean any of the following with respect to the debt securities of any series:

•	failure to pay when due the principal of or any premium on any debt security of that series;

•	failure to pay, within 60 days of the due date, interest on any debt security of that series;

•	failure to pay when due any sinking fund payment with respect to any debt securities of that series;

•	failure on the part of the Issuers to comply with the covenant described under “—Consolidation, Merger or Asset Sale”;

•	failure to perform any other covenant in the indenture that continues for 30 days after written notice is given to the Issuers;

•	certain events of bankruptcy, insolvency or reorganization of an Issuer; or

•	any other Event of Default provided under the terms of the debt securities of that series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

The indenture will not limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement.

Registration of Debt Securities

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the debt securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or the guarantors in the indenture, or in any of the debt securities or guarantees or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuers or the guarantors or of any successor person thereof. Each holder, by accepting the debt securities, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities.

Payment and Transfer

The Trustee will initially act as paying agent and registrar under the indenture. The Issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the Issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the Issuers, the Issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the Trustee, unless the Issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

We will not be required:

•

to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

•	to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Satisfaction and Discharge; Defeasance

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, the following description will apply to the satisfaction and discharge and defeasance of the debt securities.

The indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a)	either

(1)

all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(2)

all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

(b)	we have paid or caused to be paid all other sums payable by us under the indenture; and

(c)	we have delivered an officer’s certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Concerning the Trustee

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of an Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Governing Law

The indenture and all of the debt securities and guarantees will be governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material provisions of the Company’s capital stock is subject to and qualified in its entirety by reference to the Maryland General Corporation Law (“MGCL”), and the Company’s charter and bylaws. Copies of the Company’s charter and bylaws are on file with the SEC. We recommend that you review these documents. See “Where You Can Find More Information”.

Authorized Stock

The Company’s charter authorizes the Company to issue up to 500,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of December 28, 2018, the Company has 370,552,961 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The Company’s charter authorizes the Company’s board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval.

Common Stock

The Company may issue common stock from time to time. The Company’s board of directors must approve the amount of stock the Company sells and the price for which it is sold. All shares of the Company’s common stock, when issued, will be duly authorized, fully paid and nonassessable. This means that the full price for the Company’s outstanding common stock will have been paid at the time of issuance and that any holder of the Company’s common stock will not later be required to pay the Company any additional money for the common stock.

Subject to the preferential rights of any other class or series of stock and to the provisions of the Company’s charter regarding the restrictions on transfer of stock discussed below under the caption “—Restrictions on Ownership and Transfer”, holders of shares of the Company’s common stock are entitled to receive dividends on such stock when, as and if authorized by the Company’s board of directors out of funds legally available therefore and declared by the Company and to share ratably in the assets of the Company legally available for distribution to the Company’s stockholders in the event of the Company’s liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company, including the preferential rights on dissolution of any class or classes of preferred stock.

Subject to the provisions of the Company’s charter regarding the restrictions on transfer of stock, each outstanding share of the Company’s common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of the Company’s board of directors. In uncontested elections, directors are elected by the affirmative vote of a majority of all votes cast “for” and “against” each director nominee. In contested elections, directors are elected by a plurality of the votes cast. See “Certain Provisions of Maryland Law and Our Charter and Bylaws—Our Board of Directors”.

Holders of shares of the Company’s common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Company’s charter regarding the restrictions on transfer of stock, shares of the Company’s common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside of the ordinary course of business unless approved by the corporation’s board of directors and by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. The Company’s charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in the Company’s situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

The Company’s charter authorizes the Company’s board of directors to reclassify any unissued shares of the Company’s common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

The Company’s charter authorizes the Company’s board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. The preferred stock, when issued, will be duly authorized, fully paid and nonassessable and will have no preemptive rights. Prior to issuance of shares of each series, the Company’s board of directors is required by the MGCL and the Company’s charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such series. Thus, the Company’s board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change of control transaction that might involve a premium price for holders of the Company’s common stock or which holders might believe to otherwise be in their best interest. As of December 31, 2017, no shares of preferred stock were outstanding.

Power to Increase Authorized Stock and Issue Additional Shares of the Company’s Common Stock and Preferred Stock

The Company believes that the power of the Company’s board of directors, without stockholder approval, to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of the Company’s common stock or preferred stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by the Company’s stockholders, unless stockholder consent is required by applicable law or the rules of any national securities exchange or automated quotation system on which the Company’s securities may be listed or traded.

Restrictions on Ownership and Transfer

In order for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, not more than 50% of the value of the outstanding shares of the Company’s stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by the Company). In addition, if the Company, or one or more owners (actually or constructively) of 10% or more of the Company’s stock, actually or constructively owns 10% or more of a tenant of the Company’s (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. The Company’s stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by the Company).

The Company’s charter contains restrictions on the ownership and transfer of the Company’s capital stock that are intended to assist the Company in complying with these requirements and continuing to qualify as a REIT. The relevant sections of its charter provide that, effective upon completion of the Company’s initial public offering and subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (1) 9.8% of the number or value, whichever is more restrictive, of the outstanding shares of the Company’s common stock or (2) 9.8% of the number or value, whichever is more restrictive, of the issued and outstanding preferred or other shares of any class or series of the Company’s stock. We refer to this restriction as the “ownership limit”. The ownership limit in the Company’s charter is more restrictive than the restrictions on ownership of the Company’s common stock imposed by the Code.

The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the Company’s common stock (or the acquisition of an interest in an entity that owns, actually or constructively, the Company’s common stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the Company’s outstanding common stock and thereby subject the common stock to the ownership limit.

The Company’s board of directors may, in its sole discretion, prospectively or retroactively waive the ownership limit with respect to one or more stockholders if it determines that such ownership in excess of the ownership limit would not result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise jeopardize the Company’s status as a REIT (for example, by causing any tenant of the Company to be considered a “related party tenant” for purposes of the REIT qualification rules).

As a condition of the Company’s waiver, the Company’s board of directors may require an opinion of counsel or Internal Revenue Service, or IRS, ruling satisfactory to the Company’s board of directors and representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with the waiver of the ownership limit or at any other time, the Company’s board of directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in the Company’s capital stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of the Company’s capital stock equals or falls below the decreased ownership limit, but any further acquisition of the Company’s capital stock in excess of such percentage ownership of the Company’s capital stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.5% of the value of the Company’s outstanding capital stock.

The Company’s charter generally prohibits:

•	any person from actually or constructively owning shares of the Company’s capital stock that would result in the Company being “closely held” under Section 856(h) of the Code; and

•

any person from transferring shares of the Company’s capital stock if such transfer would result in shares of the Company’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of the Company’s common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company’s status as a REIT. The foregoing provisions on transferability and ownership will not apply if the Company’s board of directors determines that it is no longer in the Company’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to the Company’s charter, if any purported transfer of the Company’s capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in the Company’s charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner, or the purported owner, as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). The number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by the Company. The trustee of the trust will be designated by the Company and must be unaffiliated with the Company and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to the Company’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust and all dividends and other distributions paid by the Company with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit, then the Company’s charter provides that the transfer of the excess shares will be void. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (1) to rescind as void any vote cast by a purported owner prior to the Company’s discovery that such shares have been transferred to the trust and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if the Company has already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.

Shares of the Company’s capital stock transferred to the trustee are deemed offered for sale to the Company, or the Company’s designee, at a price per share equal to the lesser of (1) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of the Company’s capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of the Company’s capital stock to the trust) and (2) the market price on the date the Company, or the Company’s designee, accepts such offer. The Company has the right to accept such offer until the trustee has sold the shares of the Company’s capital stock held in the trust pursuant to the provisions discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.

If the Company does not buy the shares, the trustee must, within 20 days of receiving notice from the Company of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (1) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (2) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of the lesser of the number or value of the shares of the Company’s outstanding capital stock must give written notice to the Company within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of the Company’s stock as the Company’s board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

All certificates representing shares of the Company’s capital stock will bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of the Company’s outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is American Stock Transfer and Trust Company, LLC.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY’S

CHARTER AND BYLAWS

The following summary of certain provisions of the MGCL and of the Company’s charter and bylaws does not purport to be complete and is subject to, and qualified in its entirety by, reference to the MGCL and the Company’s charter and bylaws. Copies of the Company’s charter and bylaws are on file with the SEC. We recommend that you review these documents. See “Where You Can Find More Information”.

The Company’s Board of Directors

The Company’s charter and bylaws provide that the number of the Company’s directors is to be established by the Company’s board of directors but may not be fewer than one nor, under the MGCL, more than 15. Currently, the Company’s board is comprised of seven directors. Any vacancy, other than one resulting from an increase in the number of directors, may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, though less than a quorum. Any vacancy resulting from an increase in the number of the Company’s directors must be filled by a majority of the entire board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors and until his successor shall be elected and qualified.

Pursuant to the Company’s charter, each member of the Company’s board of directors is elected until the next annual meeting of stockholders and until his successor is elected, with the current members’ terms expiring at the annual meeting of stockholders to be held in 2019. Holders of shares of the Company’s common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, all of the members of the Company’s board of directors will stand for election and the Company’s directors will be elected by a majority of votes cast in uncontested elections and by a plurality of votes cast in contested elections. Directors may be removed with or without cause by the affirmative vote of two-thirds of the votes entitled to be cast in the election of directors.

Business Combinations

Maryland law prohibits “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and reclassifications. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock; and

•

two-thirds of the votes entitled to be cast by holders of the voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

As permitted by Maryland law, the Company’s charter includes a provision excluding the Company from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between the Company and any interested stockholder of the Company’s unless the Company later amends its charter, with stockholder approval, to modify or eliminate this exclusion provision. We believe that the Company’s ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute. There can be no assurance, however, that the Company will not opt into the business combination provisions of the MGCL at a future date, subject to stockholder approval as required under the MGCL and the Company’s charter.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares, except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are the Company’s employees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel a corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, then all other stockholders are entitled to demand and receive fair value for their stock, or provided for in the “dissenters” rights provisions of the MGCL may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Company’s charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company’s stock. There can be no assurance that the Company will not opt into the control share acquisition provisions of the MGCL in the future, subject to stockholder approval as required under the MGCL and the Company’s charter.

Maryland Unsolicited Takeover Act

The Maryland Unsolicited Takeover Act (“MUTA”) also permits Maryland corporations that are subject to the Exchange Act and have at least three outside directors to elect, by resolution of the board of directors or by provision in its charter or bylaws and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of the following corporate governance provisions:

•	the board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation;

•	a special meeting of the stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	the board of directors may reserve for itself the right to fix the number of directors and to fill vacancies created by the death, removal or resignation of a director;

•	a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote; and

•

provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum for the remainder of the full term of the class of directors in which the vacancy occurred.

A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. If implemented, these provisions could discourage offers to acquire a company’s stock and could increase the difficulty of completing an offer. The Company has opted out of MUTA in its charter and may not opt back in without stockholder approval.

Amendment to the Company’s Charter

Pursuant to the MGCL, the Company’s charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter, except that the Company’s board of directors is able, without stockholder approval, to amend the Company’s charter to change the Company’s corporate name or the name or designation or par value of any class or series of stock.

Dissolution of the Company

A voluntary dissolution of the Company must be declared advisable by a majority of the entire board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

The Company’s bylaws provide that with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:

•	pursuant to the Company’s notice of the meeting;

•	by, or at the direction of, a majority of the Company’s board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Company’s bylaws.

With respect to special meetings of stockholders, only the business specified in the Company’s notice of meeting may be brought before the meeting of stockholders unless otherwise provided by law.

Nominations of persons for election to the Company’s board of directors at any annual or special meeting of stockholders may be made only:

•	by, or at the direction of, the Company’s board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Company’s bylaws.

Generally, under the Company’s bylaws, a stockholder seeking to nominate a director or bring other business before the Company’s annual meeting of stockholders must deliver a notice to the Company’s secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice to stockholders for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for the Company’s board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares of common stock held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Indemnification and Limitation of Directors and Officers Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s charter limits the personal liability of the Company’s directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and the Company’s charter and bylaws provide that a director or officer shall be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of the Company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in connection with any proceeding to which they may be made a party by reason of their service on those or other capacities, unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful on the merits or otherwise, in the defense of any claim to which he or she is made a party by reason of his or her service in that capacity.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

The Company’s charter authorizes the Company to obligate itself to indemnify and the Company’s bylaws do obligate the Company, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of the Company and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company’s in any of the capacities described above.

The Company’s stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and the Company’s stockholders against the indemnified individuals.

This provision for indemnification of the Company’s directors and officers does not limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to the Company or to the Company’s stockholders, although these equitable remedies may not be effective in some circumstances.

In addition to any indemnification to which the Company’s directors and officers are entitled pursuant to the Company’s charter and bylaws and the MGCL, the Company’s charter and bylaws provide that, with the approval of the Company’s board of directors, the Company may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving the Company or, at the Company’s request, any other entity. The Company has entered into indemnification agreements with each of the Company’s directors and executive officers, and the Company maintains a directors and officers liability insurance policy. Although the form of the indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Company’s charter and bylaws, it provides greater assurance to the directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or by stockholders to eliminate the rights it provides.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, the Company has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF THE OPERATING PARTNERSHIP

We have summarized the material terms and provisions of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “partnership agreement”). This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which has previously been filed with the SEC and which is incorporated by reference in this prospectus and any accompanying prospectus supplements. See “Where You Can Find More Information”.

Management of the Operating Partnership

The Operating Partnership was organized as a Delaware limited partnership on September 10, 2003. The initial partnership agreement was entered into on that date and was last amended and restated on July 31, 2007. Pursuant to the partnership agreement, as the sole equity owner of the sole general partner of the Operating Partnership, Medical Properties Trust, LLC, the Company has, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership. The Company has the power to cause the Operating Partnership to enter into certain major transactions, including acquisitions, dispositions, refinancings and selection of tenants, and to cause changes in the Operating Partnership’s line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than the Company, holding more than 50% of the units of the Company’s operating partnership held by such partners.

Transferability of Interests

The Company may not voluntarily withdraw from the Operating Partnership or transfer or assign the Company’s interest in the Operating Partnership or engage in any merger, consolidation or other combination, or sale of substantially all of the Company’s assets, in a transaction which results in a change of control of the Company unless:

•	the Company receives the consent of limited partners holding more than 50% of the partnership interests of the limited partners, other than those held by the Company or its subsidiaries;

•

as a result of such transaction, all limited partners will have the right to receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of the Company’s common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described below) and (2) sold, tendered or exchanged pursuant to the offer shares of the Company’s common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•

the Company is the surviving entity in the transaction and either (1) the Company’s stockholders do not receive cash, securities or other property in the transaction or (2) all limited partners receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by the Company’s stockholders.

The Company also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than partnership units held by the Company, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of the Company’s obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

The Company also may (1) transfer all or any portion of the Company’s general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange or automated quotation system on which the Company’s securities may be listed or traded.

Capital Contribution

The Company contributed the net proceeds of the Company’s April 2004 private placement and subsequent public offerings as capital contributions in exchange for units of the Operating Partnership. The partnership agreement provides that if the Operating Partnership requires additional funds at any time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company’s borrowing of such funds. Under the partnership agreement, the Company is obligated to contribute the proceeds of any offering of shares of the Company’s stock as additional capital to the Operating Partnership. The Company is authorized to cause the Operating Partnership to issue partnership interests for less than fair market value if the Company has concluded in good faith that such issuance is in both the Operating Partnership’s and the Company’s best interests. If the Company contributes additional capital to the Operating Partnership, the Company will receive additional partnership units and the Company’s percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company. In addition, if the Company contributes additional capital to the Operating Partnership, the Company will revalue the property of the Operating Partnership to its fair market value, as determined by the Company, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property, that has not been reflected in the capital accounts previously, would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value, as determined by us, on the date of the revaluation. The Operating Partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the Operating Partnership, including the partnership interests that the Company’s wholly-owned subsidiary owns as general partner.

Redemption Rights

Pursuant to Section 8.04 of the partnership agreement, the limited partners, other than the Company, will receive redemption rights, which will enable them to cause the Operating Partnership to redeem their limited partnership units in exchange for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis, subject to adjustment for stock splits, dividends, recapitalization and similar events. Under Section 8.04 of the partnership agreement, holders of limited partnership units will be prohibited from exercising their redemption rights for 12 months after they are issued, unless this waiting period is waived or shortened by the Company’s board of directors. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the stock ownership limit in the Company’s charter;

•	result in the Company’s shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•

cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company’s or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code; or

•

cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

The Company may, in its sole and absolute discretion, waive any of these restrictions.

With respect to the partnership units issuable in connection with the acquisition or development of our facilities, the redemption rights may be exercised by the limited partners at any time after the first anniversary of our acquisition of these facilities; provided, however, unless the Company otherwise agrees:

•

a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

•

a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in the Company’s charter; and

•	a limited partner may not exercise the redemption right more than two times annually.

The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.

The partnership agreement requires that the Operating Partnership be operated in a manner that enables the Company to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership generally will pay all of the Company’s administrative costs and expenses, including:

•	all expenses relating to the Company’s continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of the Company’s periodic reports under federal, state or local laws or regulations;

•	all expenses associated with the Company’s compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of the Company’s other operating or administrative costs incurred in the ordinary course of business on behalf of the Operating Partnership.

Distributions

The partnership agreement provides that the Operating Partnership will distribute cash from operations, including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership’s property in connection with the liquidation of the Operating Partnership, at such time and in such amounts as determined by the Company in its sole discretion, to the Company and the limited partners in accordance with their respective percentage interests in the Operating Partnership.

Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to the Company and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to the Company and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. The Operating Partnership expects to use the “traditional method” under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with the offering for which the fair market value differs from the adjusted tax basis at the time of contribution.

Term

The Operating Partnership will have perpetual existence, or until sooner dissolved upon:

•	the Company’s bankruptcy, dissolution, removal or withdrawal, unless the limited partners elect to continue the partnership;

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership; or

•	an election by the Company in its capacity as the owner of the sole general partner of the Operating Partnership.

Tax Matters

Through the Company’s ownership of the general partner of the Operating Partnership, the Company has authority to make tax elections under the Code on behalf of the Operating Partnership.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material federal income tax consequences to Medical Properties and the Operating Partnership generally resulting from the treatment of Medical Properties as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., or Baker Donelson, has acted as our counsel, has reviewed this summary (except with respect to the general summary of material U.S. federal income tax considerations contained under the heading “U.S. Federal Income Tax Considerations—Taxation of Noteholders”), and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular securityholders in light of their personal investment or tax circumstances, or to certain types of securityholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-United States individuals and foreign corporations.

The statements in this section of the opinion of Baker Donelson, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”), and no assurance can be given that the IRS will not challenge the conclusions set forth in those opinions.

This section is not a substitute for careful tax planning, nor does it constitute tax advice. We urge you to consult your own tax advisors regarding the specific federal, state, local, foreign and other tax consequences to you, in the light of your own particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

We were previously taxed as a subchapter S corporation. We revoked our subchapter S election on April 6, 2004 and we have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. In connection with this prospectus, our REIT counsel, Baker Donelson, has opined that, for federal income tax purposes, we are and have been organized in conformity with the requirements for qualification to be taxed as a REIT under the Code commencing with our initial short taxable year ended December 31, 2004, and that our current and proposed method of operations as described in this prospectus and as represented to our counsel by us satisfies currently, and will enable us to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based on factual assumptions and representations made by us to Baker Donelson concerning our organization, our proposed ownership and operations, and other matters relating to our ability to qualify as a REIT, and is expressly conditioned upon the accuracy of such assumptions and representations.

We believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, as such qualification and taxation as a REIT depends upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker Donelson will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “—Requirements for Qualification—Failure to Qualify”.

The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

We generally will not be subject to federal income tax on the taxable income that we currently distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation”, or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•

For tax years beginning prior to January 1, 2018, we are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders. The corporate alternative minimum tax has been repealed effective for tax years beginning on or after January 1, 2018.

•	We are subject to tax, at the highest corporate rate, on:

•	net gain from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

We fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Requirements for Qualification—Gross Income Tests”, but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test multiplied by

•	a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•

If we fail to satisfy one or more requirements for REIT qualification during a taxable year, other than a gross income test or an asset test and such failure is due to reasonable cause, we may retain our REIT qualification if we pay a penalty of $50,000 for each such failure.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid, with an adjustment made to increase the stockholder’s basis in our stock by the difference between (i) the amount of capital gain included in income and (ii) the amount of tax deemed paid by the stockholder.

•	We may be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted at arm’s-length.

•

If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 5 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest corporate rate.

Requirements for Qualification

To continue to qualify as a REIT, we must meet various (1) organizational requirements, (2) gross income tests, (3) asset tests, and (4) annual distribution requirements.

Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

(1)	it is managed by one or more trustees or directors;

(2)	its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest;

(3)	it would be taxable as a domestic corporation, but for its election to be taxed as a REIT under Sections 856 through 860 of the Code;

(4)	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	at least 100 persons are beneficial owners of its stock or ownership certificates (determined without reference to any rules of attribution);

(6)

not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7)

it elects to be a REIT, or has made such election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for that taxable year. We did not have to satisfy requirements five and six for our taxable year ending December 31, 2004. After the issuance of common stock pursuant to our April 2004 private placement, we had issued common stock with enough diversity of ownership to satisfy requirements five and six as set forth above. Our charter provides for restrictions regarding the ownership and transfer of our shares of common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our shares of common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer”.

For purposes of determining stock ownership under requirement six, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual”, however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement six.

A corporation that is a “qualified REIT subsidiary”, or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation other than a “taxable REIT subsidiary” as described below, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

An unincorporated domestic entity with two or more owners that is eligible to elect its tax classification under Treasury Regulation Section 301.7701-3 but does not make such an election is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. We treat our operating partnership as a partnership for U.S. federal income tax purposes. Accordingly, our proportionate share of the assets, liabilities and items of income of the operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries” or TRSs. We have formed and made taxable REIT subsidiary elections with respect to MPT Development Services, Inc., a Delaware corporation formed in January 2004 (“MPT TRS”) and MPT Finance Corporation, Inc., a Delaware corporation formed in April 2011. We also made a taxable REIT subsidiary election for MPT Covington TRS, Inc. (“MPT Covington TRS”) which was formed in 2010 and has since been dissolved. We have also formed limited liability companies wholly-owned by MPT TRS which are disregarded entities for federal income tax purposes. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. Generally, the subsidiary and the REIT must jointly file an election with the IRS to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also engage in otherwise prohibited transactions through a taxable REIT subsidiary. See description below under “—Requirements for Qualification—Prohibited Transactions”. A taxable REIT subsidiary may not operate or manage a health care facility, though a health care facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. For purposes of this definition a “health care facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. MPT Covington TRS, Inc. was formed specifically for the purpose of leasing a health care facility from us, subleasing that facility to an entity in which it owned an equity interest, and having that facility operated by an eligible independent contractor. We obtained a private letter ruling (the “Covington Letter Ruling”), from the IRS holding that ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties would not adversely affect the taxable REIT subsidiary status of MPT Covington TRS. We have structured other transactions in which an MPT TRS owns an indirect equity interest in a tenant entity in a similar manner, including with the operating subsidiaries of Ernest Health, Inc. (“Ernest”), and may structure other such transactions similarly in the future. We disposed of our equity interest in Ernest Health Holdings, LLC during 2018, and as a result, with respect to Ernest, we no longer own a 10% equity interest in any entity to which MPT TRS subleases a health care facility which is operated by an independent eligible contractor. Therefore, we plan to terminate the leases with MPT TRS with respect to Ernest facilities effective January 1, 2019. Thereafter subsidiaries of our operating partnership will lease the underlying real property directly to subsidiaries of Ernest.

Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

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income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital; and

•	gross income from foreclosure property.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends or gain from the sale or disposition of stock or securities. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such also will be excluded from both the numerator and the denominator for purposes of the 95% gross income test and the 75% gross income test. Passive foreign exchange gain is excluded from the 95% gross income test and real estate foreign exchange gain is excluded from both the 95% and the 75% gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

The Secretary of the Treasury is given broad authority to determine whether particular items of gain or income qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property”, which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Baker Donelson that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. Failure to adhere to this limitation would cause the rental income from the related party tenant to not be treated as qualifying income for purposes of the REIT gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. In addition, our charter prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant. We do not own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any facility to a related-party tenant. We have structured other transactions in a manner consistent with the Covington Letter Ruling and may structure future transactions in a similar manner. In particular, our leases with subsidiaries of Ernest are currently structured in a similar manner with the exception that, prior to October 4, 2018, Guiding Health Management Group, LLC (“GHMG”), formed by the prior management of Ernest and its subsidiaries, was the manager of the Ernest facilities. We disposed of our equity interest in Ernest Health Holdings, LLC during 2018, and as a result, with respect to Ernest, we no longer own a 10% equity interest in an entity to which MPT TRS subleases a health care facility which is operated by an eligible independent contractor. Therefore, we plan to terminate the leases with MPT TRS with respect to Ernest facilities effective January 1, 2019. Thereafter subsidiaries of our operating partnership will lease the underlying real property directly to subsidiaries of Ernest. Prior to our disposition of our investment in the operations of Capella Healthcare, Inc. (“Capella”), our leases with subsidiaries of Capella were structured in a similar manner with a management company, Sunergeo Health Partners, LLC (“Sunergeo”), formed by the prior management of Capella and its subsidiaries, as the manager of the Capella facilities. GHMG and Sunergeo previously operated Ernest and its subsidiaries and Capella and its subsidiaries, respectively, as officers and employees. Although certain management personnel remained as officers of Ernest and Capella, they became employees of and were compensated by GHMG or Sunergeo. We believe that during the time in which we held an investment in the operations of Ernest GHMG met, GHMG meets, and during the time in which we held an investment in the operations of Capella Sunergeo met, the definition of an “eligible independent contractor” which is any independent contractor if, at the time such contractor enters into an agreement with a taxable REIT subsidiary to operate a qualified health care facility, such contractor is actively engaged in the trade or business of operating such facilities for any person who is not a related person to the REIT or the taxable REIT subsidiary. There is no assurance that the IRS will not take a contrary position with respect to the structuring of these and other such transactions. In addition, MPT TRS has and will make, and prior to its dissolution in 2016, MPT Covington TRS made, loans to tenants to acquire operations and for other purposes. We have structured and will structure these loans as debt and believe that they will be characterized as such, and that our rental income from our tenant borrowers will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat a loan to a particular tenant as an equity interest, the tenant would be a related party tenant with respect to us, the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests, and we could lose our REIT status.

However, as stated above, we believe that these loans will be treated as debt rather than equity interests. Finally, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date.

We currently own 100% of the stock of MPT TRS and MPT Finance Corporation, Inc., both of which are taxable REIT subsidiaries, and may in the future own up to 100% of the stock of one or more additional taxable REIT subsidiaries. In addition, prior to our disposition of our investments in the operations of Ernest and Capella, Ernest, Capella and their respective corporate subsidiaries were taxable REIT subsidiaries because of MPT TRS’s indirect ownership of more than a 35% interest in Ernest and Capella. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not operate or manage a health care facility), (2) at least 90% of the leased space in the facility is leased to persons other than taxable REIT subsidiaries and related party tenants, and

(3) the amount paid by the taxable REIT subsidiary to rent space at the facility is substantially comparable to rents paid by other tenants of the facility for comparable space. In addition, rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property” (as defined below under “—Requirements for Qualification—Foreclosure Property”), operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor” (as defined above), are qualifying rental income for purposes of the 75% and 95% gross income tests. We have structured leases with taxable REIT subsidiaries in a manner consistent with the Covington Letter Ruling.

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our facilities, or manage or operate our facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor”, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a facility, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related facility (though any income attributable to such services would not qualify as rent for either the 75% or the 95% gross income tests). Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related facilities. We do not intend to perform any services other than customary services for our tenants, and services provided through independent contractors or taxable REIT subsidiaries. We have represented to Baker Donelson that we will not perform noncustomary services which would jeopardize our REIT status.

Finally, in order for the rent payable under the leases of our properties to constitute “rents from real property”, the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, financing arrangements, or another type of arrangement. We generally treat our leases with respect to our properties as true leases for federal income tax purposes; however, there can be no assurance that the IRS would not consider a particular lease a financing arrangement instead of a true lease for federal income tax purposes. In that case, and in any case in which we intentionally structure a lease as a financing arrangement, our income from that lease would be interest income rather than rent and would be qualifying income for purposes of the 75% gross income test to the extent that our “loan” does not exceed the fair market value of the real estate assets associated with the facility. All of the interest income from our loan would be qualifying income for purposes of the 95% gross income test. We believe that the characterization of a lease as a financing arrangement would not adversely affect our ability to qualify as a REIT.

If a portion of the rent we receive from a facility does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a facility would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the tenant is a related party tenant and fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; (3) we furnish more than a de minimis amount of noncustomary services to the tenants of the facility, other than through a qualifying independent contractor or a taxable REIT subsidiary; or (4) for health care facilities or lodging facilities, we manage or operate the facility, other than through an independent contractor. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a facility’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property”.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision”, income attributable to such participation feature will be treated as gain from the sale of the secured property.

Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. We anticipate that MPT TRS, one of our taxable REIT subsidiaries, will receive most of the management fees, inspection fees and construction fees in connection with our operations. Any fees earned by MPT TRS will not be included as income for purposes of the gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business”. We may use a taxable REIT subsidiary to engage in transactions that may not fall within the safe-harbor provisions.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incidental to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after actual or imminent default on a lease of the property or on indebtedness secured by the property, or a “Repossession Action”. Property acquired by a Repossession Action will not be considered “foreclosure property” if (1) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (2) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

Foreclosure property includes any qualified health care property acquired by a REIT as a result of a termination of a lease of such property (regardless of whether such termination relates to a default, or the imminence of a default, on the lease). A “qualified health care property” means any real property, including interests in real property, and any personal property incident to such real property which is a “health care facility” (as defined above under “—Requirements for Qualification—Organizational Requirements”) or is necessary or incidental to the use of a health care facility.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified health care property which becomes foreclosure property because it is acquired by a REIT as a result of the termination of a lease of such property, at the end of the second taxable year following the taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified health care property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the qualified health care property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” is excluded from gross income for purposes of the 95% gross income test and the 75% gross income test. For this purpose, a “hedging transaction” will mean any transaction (i) entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets; (ii) entered into primarily to manage risks of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain) ; or (iii) for taxable years beginning after December 31, 2015, that hedges against transactions described in clause (i) or (ii) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (i) or (ii). We are required to clearly identify any such hedging transaction before the close of the day on which it is acquired, originated, or entered into, subject, for taxable years beginning after December 31, 2015, to certain curative provisions. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying or excluded income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Foreign Currency Gain. Passive foreign exchange gain is excluded from the 95% income test and real estate foreign exchange gain is excluded from the 75% income test. Real estate foreign exchange gain is foreign currency gain (as defined in Code Section 988(b)(1)) which is attributable to (i) any qualifying item of income or gain for purposes of the 75% income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes Code Section 987 gain attributable to a qualified business unit (“QBU”) of the REIT if the QBU itself meets the 75% income test for the taxable year, and meets the 75% asset test at the close of each quarter of the REIT that has directly or indirectly held the QBU. The QBU is not required to meet the 95% income test in order for this 987 gain exclusion to apply. Real estate foreign exchange gain also includes any other foreign currency gain as determined by the Secretary of the Treasury.

Passive foreign exchange gain includes all real estate foreign exchange gain, and in addition includes foreign currency gain which is attributable to (i) any qualifying item of income or gain for purposes of the 95% income test, (ii) the acquisition or ownership of obligations, (iii) becoming or being the obligor under obligations, and (iv) any other foreign currency gain as determined by the Secretary of the Treasury.

Any gain derived from dealing, or engaging in substantial and regular trading, in securities denominated in, or determined by reference to, one or more nonfunctional currencies will be treated as non-qualifying income for both the 75% and 95% gross income tests. We do not currently, and do not expect to, engage in such trading.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “—Taxation of Our Company”, even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

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real estate assets, which includes interest in real property, leaseholds, options to acquire real property or leaseholds, interests in mortgages on real property, shares (or transferable certificates of beneficial interest) in other REITs, and, for taxable years beginning after December 31, 2015, debt instruments issued by publicly offered REITs and interests in mortgages on interests in real property; and

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investments in stock or debt instruments attributable to the temporary investment (i.e., for a period not exceeding 12 months) of new capital that we raise through any equity offering or public offering of debt with at least a five year term.

Effective for tax years beginning after July 30, 2008, if a REIT or its QBU uses any foreign currency as its functional currency (as defined in section 985(b) of the Code), the term “cash” includes such currency to the extent held for use in the normal course of the activities of the REIT or QBU which give rise to items of income or gain qualifying under the 95% and 75% income tests or are directly related to acquiring or holding assets qualifying under the 75% assets test, provided that the currency cannot be held in connection with dealing, or engaging in substantial and regular trading, in securities.

With respect to investments not included in the 75% asset class, we may not hold securities of any one issuer (other than a taxable REIT subsidiary) that exceed 5% of the value of our total assets; nor may we hold securities of any one issuer (other than a taxable REIT subsidiary) that represent more than 10% of the voting power of all outstanding voting securities of such issuer or more than 10% of the value of all outstanding securities of such issuer.

In addition, for taxable years beginning before January 1, 2018, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 25% of the value of our total assets and, for taxable years beginning on or after January 1, 2018, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of our total assets, in all cases irrespective of whether such securities may also be included in the 75% asset class (e.g., a mortgage loan issued to a taxable REIT subsidiary). For taxable years beginning after December 31, 2015, we may not hold debt instruments (other than debt secured by interests in real property) issued by publicly offered REITs that represent in the aggregate more than 25% of the value of our total assets. Furthermore, no more than 25% of our total assets may be represented by securities that are not included in the 75% asset class, including, among other things, certain securities of a taxable REIT subsidiary such as stock or non-mortgage debt.

For purposes of the 5% and 10% asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership to the extent that the partnership holds real estate assets. The term “securities”, however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

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“Straight debt”, defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non- “straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield to maturity of the debt obligation, other than a change to the annual yield to maturity that does not exceed the greater of 0.25% or 5% of the annual yield to maturity, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid;

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a contingency relating to the time or amount of payment upon a default or exercise of a prepayment right by the issuer of the debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “Section 467 rental agreement”, other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

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Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

•	Any security issued by a REIT;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership; and

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Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Requirements for Qualification—Gross Income Tests”.

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, excluding all securities described above except those securities described in the last two bullet points above.

MPT TRS has made and will make, and prior to its dissolution in 2016, MPT Covington TRS made, loans to tenants to acquire operations and for other purposes. If the IRS were to successfully treat a particular loan to a tenant as an equity interest in the tenant, the tenant would be a “related party tenant” with respect to our company and the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat a particular loan as an interest held by our operating partnership rather than by one of our taxable REIT subsidiaries we could fail the 5% asset test, and if the IRS further successfully treated the loan as other than straight debt, we could fail the 10% asset test with respect to such interest. As a result of the failure of either test, we could lose our REIT status.

We have structured transactions in which MPT TRS owns an indirect equity interest in a tenant entity in a manner consistent with the Covington Letter Ruling, including leases with the subsidiaries of Ernest. If the IRS successfully challenged the taxable REIT subsidiary status of MPT TRS, and we were unable to cure as described below, we could fail the 10% asset test with respect to our ownership of MPT TRS and as a result lose our REIT status.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that, at the end of any calendar quarter, we violate the 5% or 10% test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and

(2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test. In the event of a more than de minimis failure of the 5% or 10% tests, or a failure of the other assets test, at the end of any calendar quarter, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) file with the IRS a schedule describing the assets that caused the failure, (2) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test and (3) pay a tax equal to the greater of $50,000 and tax at the highest corporate rate on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

•	the sum of:

•	90% of our “REIT taxable income”, computed without regard to the dividends-paid deduction or our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property;

•	Minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain income for the year; and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Requirements for Qualification—Taxation of Taxable United States Stockholders”. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income”. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Under the recently enacted Tax Cuts and Jobs Act (the “Act”), we generally will be required to take certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule may require the accrual of income with respect to certain debt instruments or mortgage-backed securities, such as original issue discount or market discount, earlier than would be the case under the general tax rules, although the precise application of this rule is unclear at this time. This rule generally will be effective for tax years beginning after December 31, 2017 or, for debt instruments or mortgage-backed securities issued with original issue discount, for tax years beginning after December 31, 2018. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our shares of outstanding capital stock. We intend to comply with these requirements.

Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and, for tax year beginning prior to January 1, 2018, any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable to them as dividend income to the extent of our current and accumulated earnings and profits. Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Gross Income Tests” and “—Asset Tests”.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a “Partnership” and collectively, as “Partnerships”. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if each Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, the “private placement exclusion”, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We expect that each Partnership would qualify for the private placement exclusion.

An unincorporated entity with only one separate beneficial owner generally may elect to be classified either as an association taxable as a corporation or as a disregarded entity. If such an entity is domestic and does not make an election, it generally will be treated as a disregarded entity. A disregarded entity’s activities are treated as those of a branch or division of its beneficial owner.

The operating partnership has not elected to be treated as an association taxable as a corporation. Therefore, our operating partnership is treated as a partnership for federal income tax purposes. We intend that our operating partnership will continue to be treated as partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that the operating partnership or any other subsidiary entity will be classified as either a partnership or disregarded entity for federal income tax purposes. If for any reason any Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Requirements for Qualification—Gross Income Tests” and “—Requirements for Qualification—Asset Tests”. In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements”. Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. If each Partnership is classified as a partnership, we will therefore take into account our allocable share of each such Partnership’s income, gains, losses, deductions, and credits for each taxable year of each Partnership ending with or within our taxable year, even if we receive no distribution from any Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership. If any Partnership is classified as a disregarded entity, each Partnership’s activities will be treated as if carried on directly by us.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Similar rules apply with respect to property revalued on the books of a partnership. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The United States Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership generally intends to use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•

reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Partnership Audits. For tax years beginning after December 31, 2017, in the event of a federal income tax audit the Partnership, rather than the Partnership’s partners, could be liable for the payment of certain taxes, including interest and penalties, or the partners could be liable for the tax but be required to pay interest at a higher rate than would otherwise apply to underpayments. Furthermore, the “partnership representative” of the Partnership will have exclusive authority to bind all partners to any federal income tax proceeding.

Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, each Partnership generally will depreciate furnishings over a seven year recovery period and equipment over a five year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. Each Partnership’s initial basis in properties acquired solely in exchange for units of each Partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, each Partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Each Partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that any Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with the Partnership’s allocation provisions (subject to the restrictions described above).

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of each Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “—Requirements for Qualification—Gross Income Tests”. We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or any Partnership’s, trade or business.

Taxable REIT Subsidiaries. As described above, we have formed and have made a timely election to treat MPT TRS and MPT Finance Corporation as taxable REIT subsidiaries and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

We and any corporate subsidiary in which we own stock, other than a qualified REIT subsidiary, must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Prior to our disposition of our investment in the operations of Ernest and Capella, Ernest, Capella, and their respective corporate subsidiaries were automatically treated as taxable REIT subsidiaries under this rule. For tax years beginning before January 1, 2018, no more than 25% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries and for taxable years beginning on or after January 1, 2018, no more than 20% of the value of our assets may consist of securities of taxable REIT subsidiaries, irrespective of whether such securities may also qualify under the 75% assets test, and no more than 25% of the value of our assets may consist of the securities that are not qualifying assets under the 75% test, including, among other things, certain securities of a taxable REIT subsidiary, such as stock or non-mortgage debt.

Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. Rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property”, (as defined above under “—Requirements for Qualification—Foreclosure Property”) operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor”, (as defined above under “—Requirements for Qualification—Organizational Requirements”) are qualifying rental income for purposes of the 75% and 95% gross income tests. The taxable REIT subsidiary rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

A taxable REIT subsidiary may not directly or indirectly operate or manage a “health care facility”, (as defined above under “—Requirements for Qualification—Organizational Requirements”) though a health care facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. We have structured transactions in which MPT TRS owns an indirect equity interest in a manner consistent with the Covington Letter Ruling, and may structure other such transactions in the future.

State and Local Taxes. We and our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

Taxation of Our Stockholders

Taxation of Taxable United States Stockholders. As long as we qualify as a REIT, a taxable “United States stockholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A United States stockholder will not qualify for the dividends-received deduction generally available to corporations. The term “United States stockholder” means a holder of shares of common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

For individuals with taxable income in excess of certain thresholds, the maximum federal income tax rate on ordinary income is 37% and the maximum rate on long-term capital gains and qualified dividend income is 20%. Estates and trusts have separate tax rate schedules.

Distributions. Distributions paid to a United States stockholder will generally not qualify for the maximum 20% tax rate in effect for “qualified dividend income.” Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most United States noncorporate stockholders. As long as we qualify as a REIT, our dividends generally will not be eligible for the current preferred rates on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 37%. However, non-corporate stockholders, including individuals, generally may deduct 20% of dividends from a REIT, other than capital gains dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026, subject to certain limitations. Furthermore, the 20% maximum tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

Distributions to a United States stockholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the United States stockholder has held its common stock. With certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations, may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, certain net capital gains attributable to depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate to the extent of previously claimed real property depreciation.

The amount of dividends we designate as qualified dividends and capital gain dividends with respect to any taxable year may not exceed the dividends we pay with respect to such year.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The United States stockholder would receive a credit or refund for its proportionate share of the tax we paid. The United States stockholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the United States stockholder’s shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the United States stockholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a United States stockholder of record on a specified date in any of those months will be treated as paid by us and received by the United States stockholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of common stock will not be treated as passive activity income; stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of United States Stockholders on the Disposition of Shares of Common Stock. In general, a United States stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the United States stockholder has held the stock for more than one year, and otherwise as short-term capital gain or loss. However, a United States stockholder must treat any loss upon a sale or exchange of common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the United States stockholder treats as long-term capital gain. All or a portion of any loss that a United States stockholder realizes upon a taxable disposition of common stock may be disallowed if the United States stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 37%. The maximum tax rate on long-term capital gain applicable to individuals is generally 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent of certain “unrecaptured section 1250 gain”. We generally may designate whether a distribution we designate as a capital gain dividend (and any retained capital gain that we are deemed to distribute) is long-term capital gain or “unrecaptured section 1250 gain”.

The characterization of income as capital gain or ordinary income may affect the deductibility of losses. A non-corporate taxpayer may deduct from its ordinary income capital losses not offset by capital gains only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains and unused losses may be carried back three years and carried forward five years.

Certain United States individuals, estates, and trusts with taxable incomes in excess of certain thresholds will be subject to an additional 3.8% tax on their net investment income.

Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A United States stockholder may be subject to backup withholding at a rate of up to 24% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•

provides a taxpayer identification number, certifies, under penalty of perjury, as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A United States stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholder who fails to certify its non-foreign status to us. United States stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Taxation of Tax-exempt Stockholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our outstanding stock must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our outstanding stock only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% in value of our outstanding stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:

•	one pension trust owns more than 25% of the value of our outstanding stock; or

•	a group of pension trusts individually holding more than 10% of the value of our outstanding stock collectively owns more than 50% of the value of our outstanding stock.

Taxation of Non-United States Stockholders. This section is a summary of the rules governing the U.S. federal income taxation of non-U.S. stockholders. The term “non-U.S. stockholder” means a holder of shares of our common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt stockholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of U.S. federal, state, and local income tax laws on the purchase, ownership and disposition of shares of our common stock, including any reporting requirements.

Distributions to Non-United States Stockholders.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding rates on dividends do not apply, or do not apply as favorably, to dividends from REITs.

However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to a 30% branch profits tax with respect to that distribution. The branch profits tax may be reduced by an applicable tax treaty. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder provides us with an IRS Form W-8BEN or W-8BEN-E, as applicable, evidencing eligibility for that reduced rate;

•	the non-U.S. stockholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected with the conduct of a U.S. trade or business; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of the non-U.S. stockholder in its shares of our common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of the non-U.S. stockholder in such shares. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the non-U.S. stockholder in its shares of our common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its shares of our common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Under FIRPTA (discussed below), we may be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% (or such lower rate as may be provided under an applicable tax treaty) on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under FIRPTA. A USRPI includes interests in real property located in the United States or the Virgin Islands and shares in corporations at least 50% by value of whose real property interests and assets used or held for use in a trade or business consist of USRPI. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless you are a stockholder that owns not more than 10% of our capital stock, or are a “qualified shareholder” or a “qualified foreign pension fund” (both as defined below), we must withhold 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

In addition, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified stockholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Although not free from doubt, amounts we designate as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis. We currently do not intend to retain any capital gains.

Dispositions by Non-United States Stockholders.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of common stock as long as, at all times during a specified testing period, non-United States persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that this test will be met. Even if we meet this test, pursuant to “wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of our common stock within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires our common stock within certain prescribed periods. In addition, even if we do not meet the “domestically controlled” test, a non-U.S. stockholder that owned, actually or constructively, 10% or less of the outstanding common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is “regularly traded” on an established securities market. An actual or deemed disposition of our capital stock by such stockholders may also be treated as a dividend. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

A non-U.S. stockholder generally will incur tax on gain from the sale of common stock not subject to FIRPTA if:

•

the gain is effectively connected with the conduct of the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to the gain; or

•

the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the non-U.S. stockholder will incur a 30% tax on capital gains.

Foreign Account Tax Compliance Act for Stockholders.

Under Sections 1471 through 1474 of the Code and the applicable Treasury Regulations thereunder (which are commonly referred to as “FATCA”), withholding is required at a rate of 30 percent on dividends in respect of our common stock held by certain foreign financial institutions (including investment funds) and certain other non-U.S. entities, unless (i) in the case of such financial institutions, such financial institutions enter into an agreement with the Secretary of Treasury to withhold on certain payments and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institutions (which includes certain equity and debt holders of such institutions, as well as certain account holders that are foreign entities with U.S. owners) and (ii) in the case of such other non-U.S. entities, such entities provide the withholding agent with a certification either certifying that such entity does not have “substantial United States owners” or identifying any direct or indirect “substantial United States owners” of such entity. Non-United States stockholders are encouraged to consult with their tax advisors regarding the possible implication of FATCA on their investment in our common stock.

Taxation of Noteholders

If the Operating Partnership or MPT Finance Corp. offers debt securities, then there may be tax consequences for the holders of such securities not discussed herein. For a discussion of any such additional consequences, see the applicable prospectus supplement.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER OTHER FEDERAL TAX LAWS AND STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

SELLING STOCKHOLDERS

Selling stockholders include certain persons or entities that, directly or indirectly, have acquired or may from time to time acquire from us, shares of our common stock or preferred stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as selling stockholders, may from time to time offer and sell the common stock or preferred stock pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of our common stock or preferred stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with us, has been employed by us or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We and/or any selling stockholders may sell the securities in any one or more of the following ways:

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to one or more underwriters acting alone for resale to investors or to the public;

•	from time to time at prevailing market prices by the issuer or through a designated agent; or

•	through a combination of any such methods of sale.

The Company’s common stock and preferred stock may be sold domestically or abroad. Selling stockholders to be named in a prospectus supplement may offer and sell, from time to time, common stock and preferred stock up to such amounts as set forth in a prospectus supplement. The Company’s common stock or preferred stock may be issued upon the exchange of the debt securities of the Operating Partnership or in exchange for other securities. We reserve the right to sell securities directly to investors on their own behalf in those jurisdictions where they are authorized to do so.

If we or any selling stockholders sell securities to a dealer acting as principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us or any selling stockholders and such resale prices may not be disclosed in the applicable prospectus supplement.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also offer securities through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the then prevailing market prices.

In the sale of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

The applicable prospectus supplement will, where applicable:

•	identify any such underwriter, dealer or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate by all underwriters and agents;

•	describe any discounts, concessions or commissions allowed by underwriters to participating dealers;

•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s or underwriters’ obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of the Company’s common stock, which are listed on the NYSE. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

We and/or any selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If disclosed in the applicable prospectus supplement, in connection with those derivative transactions third parties may sell securities covered by this prospectus and such prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us and/or the selling stockholders, or borrowed from us, the selling stockholders or from others to settle those short sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. If the third party is or may be deemed to be an underwriter under the Securities Act, it will be identified in the applicable prospectus supplements.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we or any selling stockholders may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us or the selling stockholders against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.

Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our tenants in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, Medical Properties Trust, Inc., the Operating Partnership or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

Certain legal matters in connection with the securities registered hereby will be passed upon for us by Goodwin Procter LLP, New York, New York. The general summary of U.S. federal income tax considerations contained under the heading “U.S. Federal Income Tax Considerations” (other than “Taxation of Noteholders”) has been passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Additional legal matters may be passed upon for us, any selling stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the combined Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the combined Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Medical Properties and the Operating Partnership are currently subject to the periodic reporting and other informational requirements of the Exchange Act, and file annual, quarterly and current reports and other information with the SEC. The registration statement of which this prospectus forms a part, such reports and other information will be available on the SEC’s website at www.sec.gov. The SEC filings of Medical Properties and the Operating Partnership are also available free of charge at http://www.medicalpropertiestrust.com. The foregoing website address is an inactive textual reference only, meaning that the information contained on the website is not a part of this prospectus and is not incorporated in this prospectus by reference. Information may also be obtained from us at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, Attention: Chief Financial Officer. Medical Properties Trust, Inc.’s telephone number is (205) 969-3755.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus or any accompanying prospectus supplement or free writing prospectus we authorize to be delivered to you. If you are given any information or representations about these matters that is not discussed in this prospectus or any accompanying prospectus supplement or free writing prospectus we authorize to be delivered to you, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below (other than information furnished pursuant to Item 2.01, Item 7.01 or exhibits furnished pursuant to Item 9.01 of Form 8-K) and any future filings Medical Properties and the Operating Partnership make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus (other than information furnished pursuant to Item 2.01, Item 7.01 or exhibits furnished pursuant to Item 9.01 of Form 8-K), until the offering of debt securities is terminated:

•	the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2017;

•

the Definitive Proxy Statement on Schedule 14A of Medical Properties filed on April 30, 2018 and additional definitive materials on Schedule 14A filed on April  30, 2018 (solely to the extent specifically incorporated by reference into the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2017);

•	the combined Quarterly Reports on Form 10-Q of Medical Properties and the Operating Partnership for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•	the combined Current Reports of Medical Properties and the Operating Partnership on Form 8-K filed on June 11, 2018 and September 7, 2018; and

•	the Current Reports of Medical Properties on Form 8-K filed on February 21, 2018 and May 25, 2018.

The information incorporated by reference herein is an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus, or (2) any other subsequently filed document that is incorporated by reference in this prospectus, modifies or supersedes such statement. We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Telephone: (205) 969-3755.

$900,000,000

MPT OPERATING PARTNERSHIP, L.P.

MPT FINANCE CORPORATION

4.625% Senior Notes due 2029

Unconditionally Guaranteed by

Medical Properties Trust, Inc.

Prospectus Supplement

July 17, 2019

Joint Book-Running Managers

Barclays

BofA Merrill Lynch

J.P. Morgan

BBVA

Credit Agricole CIB

Goldman Sachs & Co. LLC

KeyBanc Capital Markets

MUFG

RBC Capital Markets

Stifel

SunTrust Robinson Humphrey

Wells Fargo Securities

Co-Managers

Credit Suisse

Scotiabank